      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997



                                                      REGISTRATION NO. 333-25249

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                WATERLINK, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      3589
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   34-1788678
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                           4100 HOLIDAY STREET, N.W.
                                   SUITE 201
                            CANTON, OHIO 44718-2532
                                 (330) 649-4000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  CHET S. ROSS
                                WATERLINK, INC.
                           4100 HOLIDAY STREET, N.W.
                                   SUITE 201
                            CANTON, OHIO 44718-2532
                                 (330) 649-4000
                           FACSIMILE: (330) 649-4008
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE AND FACSIMILE NUMBERS,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

                                 IRA C. KAPLAN
                   BENESCH, FRIEDLANDER, COPLAN & ARONOFF LLP
                            2300 BP AMERICA BUILDING
                               200 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-2378
                                 (216) 363-4500
                           FACSIMILE: (216) 363-4588

                               STEPHEN P. FARRELL
                          MORGAN, LEWIS & BOCKIUS LLP
                                101 PARK AVENUE
                            NEW YORK, NY 10178-0060
                                 (212) 309-6000
                           FACSIMILE: (212) 309-6273

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

================================================================================


                 TITLE OF EACH CLASS                        AMOUNT TO BE            AMOUNT OF
           OF SECURITIES TO BE REGISTERED                REGISTERED(1)(2)(3)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------
Common Stock, $.001 par value (including associated
  preferred stock purchase rights)...................        $57,500,000            $17,425(4)


================================================================================


(1) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the number of shares being registered and the proposed maximum offering price per share are not included in this table.


(2) Estimated solely for the purpose of calculating the registration fee.


(3) Includes $7,500,000 of Common Stock which the Underwriters have the option to purchase to cover over-allotments, if any.


(4) The Registrant paid this fee at the time this Registration Statement was originally filed.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 23, 1997


PROSPECTUS


                                4,500,000 SHARES


                                WATERLINK, INC.

                                  COMMON STOCK
                               ------------------


     All of the 4,500,000 shares of common stock, par value $.001 per share (the "Common Stock"), offered hereby (the "Offering") are being sold by the Company. Prior to the Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on The New York Stock Exchange under the symbol "WLK" subject to official notice of issuance.


     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


====================================================================================================
                                                                   UNDERWRITING
                                                   PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                                    PUBLIC       COMMISSIONS (1)     COMPANY (2)
----------------------------------------------------------------------------------------------------
 Per Share                                            $                 $                 $
----------------------------------------------------------------------------------------------------
 Total (3)                                            $                 $                 $
====================================================================================================


--------------------------------------------------------------------------------

(1) For information regarding indemnification of the several Underwriters, see "Underwriting."


(2) Before deducting expenses of the Offering payable by the Company estimated
    at $        .



(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 675,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $        , $        and $        , respectively.


                               ------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1997 at the office of Smith Barney Inc., 333 West 34th Street, New York, NY 10001.

SMITH BARNEY INC.
                            OPPENHEIMER & CO., INC.
                                                            SANDERS MORRIS MUNDY

            , 1997

                          ---------------------------
                                [WATERLINK LOGO]
                          ---------------------------

                              WATER AND WASTEWATER
                        TREATMENT SOLUTIONS, WORLDWIDE.

---------------------    Acquired March, 1995. USA. Designs and
   [WATERLINK LOGO]      builds industrial separation systems,
       SANBORN           specializing in cutting fluid recovery
     TECHNOLOGIES        and waste minimization via certrifuges
---------------------    and membranes.

---------------------    Acquired August, 1995. USA. Designs
   [WATERLINK LOGO]      and builds industrial wastewater
     GREAT LAKES         pretreatment systems and custom, high
    ENVIRONMENTAL        quality oil/water separation products.
---------------------

---------------------    Acquired January, 1996. USA. Designs
   [WATERLINK LOGO]      customized jet aeration and jet mixing
MASS TRANSFER SYSTEMS    systems used in biological wastewater
---------------------    treatment.

---------------------    Acquired April, 1996. USA. Designs
   [WATERLINK LOGO]      biological wastewater treatment
       AERO-MOD          plants; provides clarifiers,
---------------------    diffusers, filters, and dewatering
                         equipment; provides contract
                         operations for municipal water
                         treatment plants.

---------------------    Acquired September, 1996. USA.
   [WATERLINK LOGO]      Formerly Water Equipment Technologies,
     TECHNOLOGIES        Inc. (WET). Designs and builds
---------------------    continuous sand filters and membrane
                         separation systems, including reverse
                         osmosis (RO), for the drinking water,
                         industrial process water, and
                         wastewater markets.

     NORDIC GROUP        Acquired March, 1997. Sweden. the
                         Nordic Group includes Nordic Water
                         Products AB, NOXON AB, and Zickert
                         Products AB located in Sweden, and
                         Axel Johnson Engineering located in
                         Germany. Manufactures internationally
                         recognized and accepted technologies
                         and equipment used in the municipal
                         and industrial water markets.

---------------------    Developed and markets a continuous
   [WATERLINK LOGO]      sand filter with over 8000
     NORDIC WATER        installations worldwide; inclined
       PRODUCTS          plate settler with over 5000
---------------------    installations worldwide; and
                         flocculators.

---------------------    Manufacturer of decanting centrifuges
   [WATERLINK LOGO]      for municipal and industrial sludge
        NOXON            dewatering and thickening.
---------------------

---------------------    Manufactures hydraulic stainless steel
   [WATERLINK LOGO]      surface and bottom sludge scrapers for
   ZICKERT PRODUCTS      rectangular clarifiers. Advancing
---------------------    capability in oil/water separators.

---------------------    Designs and builds water purification
   [WATERLINK LOGO]      and wastewater treatment plants,
     AXEL JOHNSON        specializing in the German and Eastern
     ENGINEERING         European markets.
---------------------

                               ------------------

    [BIOCLEAR            Pending Acquisition. Winnipeg,
    TECHNOLOGY           Manitoba based company specializes in
    INC.(R) LOGO]        Sequential Batch Reactor (SBR)
                         technology for the biological
                         treatment of municipal and industrial
                         wastewater; designs and builds
                         wastewater treatment plants.
   [LE LANCO LOGO]       Pending Acquisition. Fabricates a
                         variety of plate and frame filter
                         presses for dewatering wastewater
                         sludge, inclined plate clarifiers for
                         heavy metal removal, and dryers for
                         metal finishing wastes. Complements
                         the offerings of Great Lakes
                         Environmental.

                               ------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

Picture of plant

The Nordic Group has supplied more than 5000 plate separator plants worldwide, including this custom European application which produces process and drinking water from muddy river water.

Picture of equipment

Waterlink Technologies' RO systems produce both drinking water and the high purity process water required for semi-conductor manufacturing and other stringent applications.

Picture of plant

The Nordic Group restores a heavily contaminated inland lake in Europe for drinking and process use.

Picture of equipment

With a broad range of systems, equipment, and services, integrated Waterlink applications like this combined continuous sand filter/inclined plate settler system serve all three global water markets: drinking water, process water, and wastewater.

Picture of equipment installation

Bioclear engineers, fabricates, constructs, installs, remotely monitors, and services SBR facilities.

Picture of plant

Aero-Mod engineers biological wastewater treatment plants like this sanitary wastewater plant located at the Arturo Marino Benitez Aeropuerto, Santiago, Chile.

Picture of equipment

Mass Transfer's aeration and mixing systems are engineered for biological waste treatment processes, wastewater disinfection and many industrial mixing applications.

Picture of plant

Picture of equipment

Waterlink's continuous sand filter, used here for purifying process water, has over 8000 installations worldwide.

Picture of equipment

Picture of equipment installation

For larger industrial process applications, or water/wastewater treatment plants serving populations of more than 100,000, continuous sand filter installations can be housed in concrete.

Picture of equipment

This automatic sludge filter press is one of several innovative wastewater treatment products that Lanco manufactures and distributes worldwide.

Picture of equipment

Great Lakes Environmental's industrial wastewater pretreatment systems remove contaminants from industrial wastewater before sewer disposal or reuse by industry.

Picture of equipment

Manufactured in Sweden, Noxon's decanter centrifuges are used for dewatering industrial and municipal sludge and have been supplied to numerous industries in Scandinavia, Europe, Asia and North America.

                               PROSPECTUS SUMMARY


     Unless otherwise indicated by the context, reference herein to (i) "Waterlink" means Waterlink, Inc., (ii) the "Company" means Waterlink and its subsidiaries, including Bioclear Technology, Inc. ("Bioclear") and Lanco Environmental Products, Inc. ("Lanco"), the acquisitions which the Company will consummate simultaneously with the completion of the Offering (the "Pending Acquisitions") and (iii) "fiscal 1995," "fiscal 1996" and "fiscal 1997" mean, respectively, the period from December 7, 1994 (date of incorporation) to September 30, 1995, the year ended September 30, 1996, and the year ending September 30, 1997, with respect to Waterlink and certain of its subsidiaries.


     The following summary is qualified in its entirety by the detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information and share and per share data in this Prospectus (i) give effect to the Pending Acquisitions, (ii) assume the Underwriters' over-allotment option is not exercised, and (iii) give effect to the conversion of all outstanding shares of the Company's preferred stock into shares of the Common Stock.

                                  THE COMPANY

     The Company is an international provider of integrated water purification and wastewater treatment solutions, principally to industrial and municipal customers. The Company believes its expertise is in the analysis of a customer's water purification and wastewater treatment requirements and the customized application of the Company's systems, equipment and services to provide cost effective solutions. Since its formation in December 1994, the Company has grown significantly by completing six acquisitions consisting of thirteen operating companies. In addition, the Company will complete the Pending Acquisitions concurrently with the closing of the Offering. As a result of its acquisition program and internal development, the Company has increased its ability to provide integrated water purification and wastewater treatment solutions and has expanded its geographic presence.

     The Company has developed a strategic plan to:

        - Provide a full range of systems, equipment and services, whether independently or as part of a fully engineered water purification or wastewater treatment solution

        -  Pursue growth through acquisitions that:

          --  increase its geographic diversity

          -- add complementary technologies, products and services

          --  broaden its customer base and industries served

          -- provide strategic, synergistic and corporate cultural fit

        - Integrate its operations and marketing strategies in order to maximize internal growth and increase profitability

        - Strengthen market share for its design/build operations outside the United States


     As a result of the implementation of its strategic plan, the Company's pro forma net sales for fiscal 1996 totaled $72.7 million, primarily due to its acquisition program. In addition, the Company has begun to realize significant improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. Pro forma net sales of the businesses acquired by the Company prior to fiscal 1997 grew 26.3% for the six months ended March 31, 1997 compared to the comparable period in the prior year. The Company's backlog on a pro forma basis, consisting of written purchase orders received by the Company, was $30.0 million at May 15, 1997.


     Through its acquisition program and internal development, the Company has established a broad distribution system both geographically and within various markets. In fiscal 1996, 47% of the Company's pro forma net sales were derived from customers located in the United States and Canada, 40% in Europe, 5% in Latin America and 8% in other regions, including Asia-Pacific. Industrial customers accounted for 60% of the

Company's pro forma net sales for fiscal 1996 while municipal customers accounted for 40%. The Company's industrial customers include a broad range of major corporations which require both purified water for their manufacturing processes and treatment of their wastewater outflow. Industries served include the pharmaceutical, electronic and microelectronic, pulp and paper, chemical, petrochemical, food, beverage, automotive and other heavy manufacturing industries. The Company serves hundreds of large and small municipal customers worldwide which provide purified water to, and wastewater treatment for, their communities.

     The global water purification and wastewater treatment industry was estimated at $300 billion in 1995. The industry is highly fragmented and consists of companies that design, develop and manufacture equipment, provide engineering services, run treatment facilities and provide a combination of such services and capabilities. The industry is composed of two primary end-markets, municipal and industrial. In the United States, Canada and western Europe, municipalities have responded not only to environmental regulation but also to their constituents' awareness of the potential dangers of contaminated sources of water and the effects of untreated wastewater on the environment. In other areas of the world where municipalities have historically provided fewer water and wastewater services, factors such as economic expansion, infrastructure development, population growth and public awareness have increasingly offered incentives for municipalities to provide such services. Within the industrial market, corporations increasingly require sources of pure water as their production processes become more complex and product quality standards increase. In addition, corporations have begun treating wastewater not only in response to government regulation but also due to the economic benefits of water reuse and wastewater minimization in their industrial processes. Additionally, industrial companies have increasingly outsourced their water purification and wastewater treatment functions, eliminating much of their internal engineering capability and expertise in an effort to reduce costs. The factors influencing both the municipal and industrial markets are expected to propel the growth of the global water purification and wastewater treatment industry to $500 billion by the year 2000.

                                  THE OFFERING


Common Stock offered by the Company.........  4,500,000 shares
Common Stock to be outstanding upon
  completion of the Offering (1)............  10,932,554 shares
Use of Proceeds.............................  To pay the cash portion of the purchase prices of the Pending Acquisitions, repay indebtedness
                                              of the Company and for general working capital
                                              purposes. See "Use of Proceeds".
Proposed NYSE Symbol........................  WLK


                               ------------------

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                               ------------------

------------------


(1) The number of shares to be outstanding upon completion of the Offering does not include (i) 1,437,800 shares subject to outstanding options granted under the Company's 1995 Stock Option Plan, (ii) 35,000 shares subject to other outstanding options to purchase Common Stock, (iii) 225,000 shares issuable upon exercise of a warrant issued to the Company's principal senior bank lender and (iv) 125,000 shares (subject to adjustment) issuable upon exercise of warrants issued in connection with commitments to purchase subordinated indebtedness of the Company. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources," "Management -- Benefit Plans," "Certain
    Transactions -- 1997 Notes, 1997 Warrants and Stockholder Guarantee" and "Description of Capital Stock."

                 SUMMARY SELECTED AND PRO FORMA FINANCIAL DATA


     The following table sets forth summary selected historical and unaudited pro forma consolidated financial data of the Company since its incorporation on December 7, 1994. The historical financial data presented for fiscal 1995 and fiscal 1996 are derived from the audited consolidated financial statements of the Company. The historical data presented for each of the six months ended March 31, 1996 and 1997 are derived from unaudited financial statements which, in the opinion of management, include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. The historical financial data includes the operating results of each acquired business from the date of acquisition in accordance with the purchase method of accounting. The historical results of operations for the six months ended March 31, 1997 are not necessarily indicative of future results. The historical results of operations should be read in conjunction with the financial information appearing elsewhere in this Prospectus. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     The unaudited pro forma financial data have been adjusted for the acquisitions completed in fiscal 1996, the acquisition of the Nordic Group (as defined herein) in March 1997, the Pending Acquisitions, the conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock and the closing of the Offering and the application of the net proceeds therefrom. The pro forma Statements of Operations Data assume that the acquisitions completed in fiscal 1996, the acquisition of the Nordic Group and the Pending Acquisitions were closed on October 1, 1995. The pro forma Balance Sheet Data assume that the Pending Acquisitions were closed on March 31, 1997. The pro forma financial information is not necessarily indicative of results the Company would have obtained had these events actually then occurred or of the Company's future results and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Selected and Pro Forma Consolidated Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Data."



                                               HISTORICAL                         PRO FORMA
                                  -------------------------------------   ---------------------------
                                                      SIX MONTHS ENDED              SIX MONTHS ENDED
                                                          MARCH 31,                     MARCH 31,
                                  FISCAL    FISCAL    -----------------   FISCAL    -----------------
                                   1995      1996      1996      1997      1996      1996      1997
                                  -------   -------   -------   -------   -------   -------   -------
                                                 (In thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)...................  $ 2,684   $19,801   $ 8,243   $24,727   $72,687   $35,827   $41,556
Gross profit (1)(2).............      827     8,568     3,422     9,927    28,002    13,810    15,628
Selling, general and
  administrative expenses
  (2)(3)........................    1,178     7,029     2,897     7,478    21,217    11,062    11,839
Amortization expense (4)........       15       307       117       280     1,060       531       565
Operating income (loss).........     (366)    1,232       408     2,169     5,725     2,217     3,224
Net income (loss) (5)...........     (512)      306        19       985     3,196     1,202     1,917
Pro forma net income per share
  (6)...........................            $  0.05   $    --   $  0.15   $  0.28   $  0.11   $  0.17
Number of shares used to compute
  pro forma per share data
  (6)...........................              6,428     6,424     6,665    11,256    11,252    11,493



                                                                           MARCH 31, 1997
                                                                    ----------------------------
                                                                                    AS ADJUSTED
                                                                     PRO FORMA         (7)(8)
                                                                    -------------   ------------
                                                                           (In thousands)
BALANCE SHEET DATA:
Working capital...................................................     $14,561           $17,140
Total assets......................................................      86,534            86,205
Total debt........................................................      45,905(9)          2,413
Redeemable preferred stock........................................       8,500                --
Shareholders' equity (3)..........................................      10,558(10)        62,488

 (1) Pro forma net sales and gross profit have been adjusted to recognize revenue on the percentage of completion method of accounting at an acquired company which previously recognized revenue on the completed contract method. This adjustment decreased net sales and gross profit by $2,715,000 and $646,000, respectively, for fiscal 1996, decreased net sales and gross profit by $4,653,000 and $1,097,000, respectively, for the six months ended March 31, 1996 and increased net sales and gross profit by $2,462,000 and $536,000, respectively, for the six months ended March 31, 1997.



 (2) The pro forma Statements of Operations Data include the effect of certain adjustments in salaries and benefits to the former owners of the companies acquired in fiscal 1996 and the Pending Acquisitions to levels specified in current employment agreements as follows: a decrease of $3,518,000 for fiscal 1996, and a decrease of $112,000 and $25,000 for the six months ended March 31, 1996 and 1997, respectively. The pro forma Statements of Operations Data also include the effect of certain adjustments in corporate office expenses to current levels as follows: an increase of $605,000 for fiscal 1996 and $349,000 for the six months ended March 31, 1996. In addition, the pro forma Statements of Operations Data include the effect of certain reclassifications which increased gross profit and selling, general and administrative expenses.



 (3) The pro forma financial data exclude a special charge to operations of approximately $2.6 million ($0.13 per share, after tax), assuming an initial public offering price of $11.00 per share, which will be incurred in the quarter in which the Offering is completed. Such charge results primarily from the issuance by the Company of certain compensatory stock options to an officer of the Company pursuant to the terms of his employment agreement. Of this amount, approximately $1.1 million is non-cash, and approximately $1.5 million represents cash payments relating principally to the reimbursement of income taxes resulting from this stock option issuance.


 (4) The pro forma Statements of Operations Data have been adjusted to reflect amortization of the goodwill to be recorded as a result of the acquisitions completed in fiscal 1996, the acquisition of the Nordic Group and the Pending Acquisitions over a 40 year period.

 (5) The pro forma Statements of Operations Data have been adjusted to reflect reduction of interest expense resulting from the application of estimated net proceeds of the Offering to repay outstanding indebtedness, as described in "Use of Proceeds."


 (6) Pro forma net income per share is computed by dividing net income by the number of shares used to compute pro forma per share data. For historical purposes, share data for the Company includes shares of Common Stock outstanding, shares of Common Stock to be issued upon the conversion of all outstanding Preferred Stock and the assumed exercise of outstanding stock options and warrants using the treasury stock method. For pro forma purposes, share data also includes shares of Common Stock to be issued in connection with the Offering and the Pending Acquisitions. Shares associated with options, warrants, the Offering and the Pending Acquisitions were computed using an assumed initial public offering price of $11.00 per share.


 (7) Reflects the closing of the Offering and the Company's application of the estimated net proceeds therefrom as described in "Use of Proceeds," and the conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock.


 (8) The pro forma as adjusted Balance Sheet Data have been adjusted to reflect an extraordinary non-cash charge of $355,000, net of tax benefit of $267,000 ($0.02 per share) which will be incurred by the Company in the quarter in which the Offering is completed. Such charge relates to the write-off of unamortized debt issuance costs and discounts associated with certain indebtedness to be retired with net proceeds of the Offering.



 (9) Includes $16,644,000 of pro forma cash consideration payable in connection with the Pending Acquisitions to be paid from a portion of the net proceeds of the Offering.



(10) Includes $3,611,000 of pro forma consideration payable in connection with the Pending Acquisitions to be paid through the issuance of 328,270 shares of Common Stock (using an assumed initial public offering price of $11.00 per share).

                                  RISK FACTORS

     Prior to making an investment decision, prospective purchasers of the Common Stock offered hereby should consider carefully all of the information set forth in this Prospectus and, particularly, should evaluate the following risk factors.

LIMITED COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     Waterlink, incorporated in Delaware on December 7, 1994, has grown by completing six acquisitions consisting of thirteen operating companies. See "The Company." The success of the Company will depend, in part, on the Company's ability to integrate the operations of these businesses and other companies it acquires, including centralizing certain functions to achieve cost savings and developing programs and processes that will promote cooperation and the sharing of opportunities and resources among its businesses. A number of the businesses offer different services, utilize different capabilities and technologies, target different markets and customer segments and utilize different methods of distribution and sales representatives. While the Company believes that there are substantial opportunities in integrating the businesses, these differences increase the difficulty in successfully completing such integration. In addition, there can be no assurance that the operating results of the Company will match or exceed the combined individual operating results achieved by the businesses prior to their respective acquisition.

     Waterlink's management group has been assembled only relatively recently. There can be no assurance that the management group will be able to oversee the combined entity and implement the Company's operating or growth strategies effectively. Further, to the extent that the Company is able to implement its acquisition strategy, the resulting growth of the Company will place significant demands on management and on the Company's internal controls. There can be no assurance that the management group will effectively be able to direct the Company through a period of significant growth.

     Further, there can be no assurance that the Company's strategy to become a leading international provider of integrated water purification and wastewater treatment solutions will be successful, or that the Company's targeted client segments will accept the Company as a provider of such solutions. See "Business" and "Management."

DEPENDENCE ON ACQUISITIONS FOR GROWTH

     The Company intends to grow primarily by acquiring existing businesses. This acquisition strategy involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including adverse short-term effects on the Company's reported operating results, diversion of management's attention, dependence on retaining, hiring and training key personnel, and risks associated with unanticipated problems or latent liabilities. Although the Company generally has been successful in acquiring companies it has pursued, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired by the Company will be integrated successfully into the Company's operations and prove profitable. In addition, to the extent that consolidation becomes more prevalent in the industry, the prices for attractive acquisition candidates may be bid up to higher levels and there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. See "The Company" and "Business."

NEED FOR ADDITIONAL ACQUISITION FINANCING

     The Company currently intends to use a combination of shares of its Common Stock, cash, and debt obligations in making future acquisitions. The extent to which the Company will be able or willing to use the Common Stock for this purpose will depend on its market value from time to time and the willingness of potential sellers of acquisition targets to accept it as full or partial payment. To the extent the Company is unable to use the Common Stock to make future acquisitions, its ability to grow may be limited by the extent to which it is able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financing. The Company has $25 million in the aggregate available to it, subject to certain borrowing base requirements, under bank credit facilities (the "Credit Facility") underwritten by certain financial institutions, with Bank of America Illinois (the "Bank") as Agent and two of the Bank's foreign affiliates, to be used for acquisitions, working capital and other corporate purposes. No assurance can be given the Company will be able to obtain the capital it would need to finance a successful acquisition program and its other cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     The Company has in the past experienced quarterly fluctuations in operating results due to the contractual nature of its business and, to a lesser extent, weather conditions. As part of its strategic plan and due to the Pending Acquisitions, the Company expects that in the future it may receive contracts that are significantly larger than those received by the Company historically. In addition, certain of such contracts will be subject to the customer's ability to finance, or fund from government sources, the actual costs of completing the project as well as receiving any necessary permits. Therefore, the Company expects that its future operating results could fluctuate significantly, especially on a quarterly basis, due to the timing of the awarding of such contracts, the ability to fund project costs, and the recognition by the Company of revenues and profits therefrom. In addition, the Company has historically operated with a moderate backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. Any significant deferral or cancellation of a contract could have a material adverse effect on the Company's operating results in any particular period. Accordingly, the Company believes that period-to-period comparisons of its operating results may not be necessarily indicative of future performance. As a result, the Company's operating results and stock price could prove to be volatile, particularly on a quarterly basis.

OPERATIONS OUTSIDE THE UNITED STATES

     A substantial proportion of the Company's systems, equipment and services are sold in western Europe, Latin America and other regions outside the United States and a number of the Company's subsidiaries operate outside of the United States. On an annualized pro forma basis (assuming the Pending Acquisitions are completed), the Company's net sales outside the United States were approximately 61% of its pro forma fiscal 1996 net sales. Such sales pose certain risks associated with doing business in foreign countries, resulting from certain political, economic and other uncertainties, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, and the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted. Additionally, various jurisdictions have laws limiting the right and ability of subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions are satisfied.

     Certain aspects of the Company's operations are subject to governmental regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, taxation of its earnings and earnings of its personnel, and its use of local employees and suppliers. The Company's operations are also subject to the risk of changes in laws and policies in the various jurisdictions in which the Company operates which may impose restrictions on the Company, including trade restrictions, that could have a material adverse effect on the Company's business, financial condition and results of operations. Other types of government regulation which could, if enacted or implemented, materially and adversely affect the Company's operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes and import restrictions or other trade barriers. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new laws, new regulations, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States.

FOREIGN CURRENCY RISKS

     Because the Company's functional currency is the United States dollar, its operations outside the United States sometime face the additional risks of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. The Company has operations outside the United States and is hedged, to some extent, from foreign exchange risks because of its ability to purchase, manufacture and sell in the local currency of those jurisdictions. In addition, the Company does enter into foreign currency contracts under certain circumstances to reduce the Company's exposure to foreign exchange risks. There can be no assurance, however, that the attempted matching of foreign currency receipts with disbursements or hedging activity will adequately moderate the risk of currency or exchange rate fluctuations which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent the Company has operations outside the United States, the Company is subject to the impact of foreign currency fluctuations and exchange rate charges on the Company's reporting in its financial statements of the results from such operations outside the United States. Since such financial statements are prepared utilizing United States dollars as the basis for presentation, results from any operations outside the United States reported in the financial statements must be restated into dollars utilizing the appropriate foreign currency exchange rate, and thereby subjecting such results to the impact of currency and exchange rate fluctuations. See "Business."

DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend on the continuing efforts of its executive officers and its senior management, in particular Theodore F. Savastano, Waterlink's Chairman; Chet S. Ross, Waterlink's President and Chief Executive Officer; and the presidents of each of the operating subsidiaries. Should the Company be unable to retain any of its executive officers or senior management, the Company's prospects could be adversely affected. In addition, the Company intends to grow through acquisitions and internal expansion. The Company likely will depend on the senior management of any significant businesses it acquires in the future and on its ability to attract qualified management to support its internal expansion. The business or prospects of the Company could be affected adversely if any of these senior management of acquired businesses does not continue in his or her management role after joining the Company and if the Company is unable to attract and retain qualified replacements and additional members of management. See "Management."

COMPETITION

     The water purification and wastewater treatment industry is fragmented and highly competitive due to the large number of businesses within certain product areas. The Company competes with many companies, several of which have greater market penetration, depth of product line, resources and access to capital, which could be competitive advantages in securing certain projects. While the Company believes it is well positioned to deliver technology and services at a fair price, some competitors have developed product and service integration capabilities beyond the current scope of the Company. In addition, some competitors may have greater financial resources than the Company to finance acquisition and internal growth opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its objectives. See "Business -- Competition."

CYCLICALITY OF DEMAND FOR WATER PURIFICATION AND WASTEWATER EQUIPMENT

     Much of the water purification and wastewater equipment sold by the Company requires significant capital expenditures by its customers. As such, the timing of customer purchases may be affected by various economic factors, including interest rate and business cycle fluctuations, which are beyond the control of the Company. While the Company sells equipment across a broad cross section of industry segments and customers, the cyclical nature of capital equipment sales could have an adverse effect on the its revenues and profitability in general, and on the its revenues and profitability in any individual financial reporting period.

POTENTIAL ENVIRONMENTAL LIABILITIES

     In the United States, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), and comparable state laws, impose joint and several liability without fault for the releases of hazardous substances into the environment. Potentially responsible parties include (i) owners and operators of the site, (ii) parties which create the hazardous substances released at the site, and (iii) parties which arrange for the transportation or disposal of such hazardous substances. The Company is also subject to applicable environmental laws in countries outside the United States where it operates or in which its customers are located. These requirements and their enforcement may vary by country but in general prescribe standards for the protection of human health, safety and the environment. The Company could face claims by governmental authorities, private individuals and other persons alleging that hazardous substances were released during the treatment process or from the use or disposal of end products and by-products in violation of applicable law.

RELIANCE ON ENVIRONMENTAL REGULATION

     Federal, state, local and foreign environmental laws and regulations impose substantial standards for properly purifying water and treating wastewater, and impose liabilities for noncompliance. Environmental laws and regulations are, and will continue to be, a significant factor affecting the marketability of the Company's solutions, systems and equipment. To the extent that demand for the Company's solutions, systems and equipment is created by the need to comply with such environmental laws and regulations, any modification of the standards imposed by such laws and regulations may reduce demand, thereby adversely affecting the Company's business and prospects. The relaxation or repeal of any such laws or regulations or the strict enforcement thereof could adversely affect the Company's business and prospects. See "Business -- Government Regulation."

PROCESS AND PRODUCT WARRANTY AND PERFORMANCE GUARANTEES

     In connection with providing certain services and products to its customers, the Company sometimes is required to guarantee that the services and products will attain specified levels of quality or performance. Should a product fail to perform according to a performance guarantee, or should a service fail to accomplish treatment levels which are guaranteed, and should the Company be unable to remedy such failure within any applicable cure period, the Company could incur financial penalties in the form of liquidated damages or could be required to remove and/or replace the equipment or repeat the service in order to meet the specifications. While the Company historically has fulfilled all of its guarantee obligations, there can be no assurance the Company will be able to fulfill its future guarantee obligations or that fulfilling such obligations may not involve material costs that could have a material adverse effect on the Company. See "Business -- Process and Product Warranty and Performance Guarantees."

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

     The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and, accordingly, does not anticipate paying cash dividends in the foreseeable future. The Company's Credit Facility prohibits the payment of dividends without the consent of the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK


     On closing of the Offering, 10,932,554 shares of Common Stock will be outstanding. The 4,500,000 shares sold in the Offering (other than shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an available exemption (such as provided by Rule 144 following a holding period for previously unregistered shares) from the registration requirements of the Securities Act. Substantially all of the holders of those remaining shares have certain rights to have their shares registered in the future under the Securities Act (see "Shares Eligible for Future Sale"). The Company, its officers and directors, and the holders of substantially all of the Common Stock have agreed that, until the later of December 31, 1997 or 180 days following the date of this Prospectus (the "Lockup Period"), they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant warrants pursuant to the Note Purchase Agreement and grant options under the Company's stock option and stock purchase plans, and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option and stock purchase plans, (iii) pursuant to the exercise of warrants outstanding as of the closing of the Offering or which the Company is obligated to issue as part of the 1997 Warrants, (iv) pursuant to the conversion of the Company's preferred stock and
(v) pursuant to or in connection with the Company's Rights Plan. Sales made pursuant to Rule 144 must comply with its applicable volume and manner of sale limitations and other requirements. Absent additional offerings that are registered under the Securities Act and any additional issuances of Common Stock not referred to below, it is anticipated that as many as 6,317,554 shares of Common Stock may be eligible to be sold pursuant to Rule 144 within approximately one year of the closing of the Offering, of which approximately 1,855,000 shares of Common Stock may be immediately eligible to be sold (subject to the Lockup Period).



     On closing of the Offering, the Company also will have outstanding options to purchase up to a total of 1,472,800 shares of Common Stock. The Company intends to register all the shares subject to these options under the Securities Act for public resale. See "Management -- Benefit Plans."



     In addition, the Company will have outstanding warrants to purchase 350,000 shares of Common Stock (subject to adjustment). Pursuant to the applicable warrant agreements, the holders of such warrants have certain rights to require the Company to register the shares of Common Stock to be issued upon exercise of the warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"; "Certain Transactions -- 1997 Notes, 1997 Warrants and Stockholder Guarantee" and "Description of Capital Stock -- 1997 Warrants."



     The Company intends to register 5,000,000 additional shares of Common Stock under the Securities Act during the fourth quarter of fiscal 1997 for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company, unless the Company is able to contractually restrict their resale. Sales of these shares during the Lockup Period would require the prior written consent of Smith Barney Inc.



     Assuming no additional options or warrants to purchase shares of Common Stock, and no additional shares of Common Stock (other than upon the exercise of currently outstanding options or warrants) are issued, approximately 6,317,554 shares of Common Stock (in addition to the shares offered in the Offering) could be traded within one year of the closing of the Offering, of which approximately 1,855,000 shares of Common Stock may be immediately eligible to be sold (subject to the Lockup Period referred to above). The effect, if any, that the availability for sale, or sale, of the shares of Common Stock eligible for future sale will have on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.



NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE



     Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which has been determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting" for the factors considered in determining the initial public offering price. The Common Stock has been approved for listing on The New York Stock Exchange, subject to official notice of listing, but no assurance can be given that if so listed, an active trading market for the Common Stock will develop or, if developed, that it will continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported annual and quarterly financial results of the Company, changes in financial projections or failures by the Company to meet such projections and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance at that time.

POTENTIAL ANTI-TAKEOVER EFFECTS

     Upon the closing of the Offering, the Company will have adopted a stockholder rights plan. The plan and provisions of the Company's Certificate of Incorporation, as amended (the "Company Certificate"), the Company's Bylaws, as amended (the "Company Bylaws"), and the Delaware General Corporation Law (the "DGCL") may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the charter authorization of "blank check" preferred stock, classification of the Board of Directors, a restriction on the ability of stockholders to take actions by written consent, a "fair price" provision and a DGCL provision imposing restrictions on business combinations with certain interested parties. See "Description of Capital Stock."

OWNERSHIP AND CONTROL BY CERTAIN SHAREHOLDERS


     Upon the closing of the Offering, on a fully diluted basis and assuming the vesting and exercise of all outstanding options and the conversion of all issued and outstanding shares of preferred stock, the Company's directors and management will own or control approximately 33.5% of the Company's outstanding voting capital stock. Collectively, such shareholders may be able to effectively control decisions of the Company, as the Company Certificate, and the Company By-laws generally require a majority vote of holders of the outstanding shares of the Company to authorize actions of the Company. This concentration of ownership by directors and management may also have the effect of delaying or preventing a change in control of the Company. See "Security Ownership" and "Description of Capital Stock."


DILUTION


     Purchasers of Common Stock in the Offering (i) will experience immediate and substantial dilution in the net tangible book value of their stock of $8.93 per share (see "Dilution") and (ii) may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions. In addition, dilution may occur upon exercise of outstanding stock options or warrants, and/or the Company may reserve additional shares of Common Stock in the future for issuance under stock option or other incentive employee compensation plans. The Board of Directors of the Company has the legal power and authority to determine the terms of an offering of shares of the Company's capital stock (or securities convertible into or exchangeable for such shares), to the extent of the Company's shares of authorized and unissued capital stock. See "Dilution" and "Description of Capital Stock."


FORWARD-LOOKING STATEMENTS

     With the exception of historical information, the matters discussed in this Prospectus may include forward-looking statements that involve risks and uncertainties. While forward-looking statements are sometimes presented with numerical specificity, they are based on variety of assumptions made by management regarding future circumstances over which the Company has little or no control. A number of important factors, including those identified in this section as well as factors discussed elsewhere in this Prospectus, could cause the Company's actual results to differ materially from those in forward-looking statements or financial information. Actual results may differ from forward-looking results for a number of reasons, including the following: (i) changes in world economic conditions (including, but not limited to, the potential instability of governments and legal systems in countries in which the Company conducts business, and significant changes in currency valuations), (ii) changes in customer demand as they affect sales and product mix (including, but not limited to, the effect of strikes at customers' facilities, variations in backlog and the impact of changes in industrial business cycles), (iii) competitive factors (including, but not limited to, changes in market penetration and the introduction of new products by existing and new competitors), (iv) changes in operating costs (including, but not limited to, the effect of changes in the Company's manufacturing processes; changes in costs associated with varying levels of operations; changes resulting from different levels of customers demands; the effects of unplanned work stoppages; changes in cost of labor and benefits; and the cost and availability of raw materials and energy), (v) the success of the Company's operating plan (including, but not limited to, its ability to achieve the total planned benefits of its strategic plan, its ability to integrate acquisitions into Company operations, and the ability of recently acquired companies to meet satisfactory operating results), and (vi) unanticipated litigation, claims or assessments (including, but not limited to, claims or problems related to product warranty and environmental issues).

                                  THE COMPANY


GENERAL



     Waterlink was incorporated in Delaware on December 7, 1994 in order to participate in the consolidation of the highly fragmented water purification and wastewater treatment industry. The Company has begun executing this strategy through an acquisition program which targets businesses in four markets: industrial process water, industrial wastewater, municipal drinking water and municipal wastewater. The Company was initially capitalized by the purchase of shares of Common Stock and Series A Preferred Stock by Brantley Venture Partners III, L.P. (400,000 shares of Common Stock and 400,000 shares of Series A Preferred Stock) and by Theodore F. Savastano, the Company's Chairman (800,000 shares of Common Stock), for an aggregate investment of $501,200. From its incorporation in December 1994 until its first acquisition in March 1995, the Company focused on initial formation activities, attracting certain initial employees and pursuing its analysis of potential acquisition candidates. In March 1995, the Company acquired the assets of Sanborn Inc. (doing business as Sanborn Technologies ("Sanborn Technologies")). Sanborn Technologies is a designer and builder of industrial separation systems which are used by customers for environmental compliance, resource conservation and production processes. Later in fiscal 1995, the Company acquired Great Lakes Environmental, Inc. ("Great Lakes"), which enabled the Company to enter the industrial wastewater market. Great Lakes is a designer and builder of industrial wastewater pretreatment systems and custom high quality oil/water separation products.



     In fiscal 1996, Waterlink completed three acquisitions, comprised of the assets of Mass Transfer Systems, Inc. ("Mass Transfer"), the assets of Aero-Mod Incorporated and its affiliates ("Aero-Mod") and the capital stock of Water Equipment Technologies, Inc. (now known as Waterlink Technologies, Inc. ("Waterlink Technologies")). The acquisition of Mass Transfer provided access to additional technologies used primarily in the industrial wastewater market and, to a lesser extent, in the municipal wastewater market. Mass Transfer is a designer of customized jet aeration and jet mixing systems used to accelerate the biological digestion process through the introduction of oxygen in the treatment of wastewater. The acquisition of Aero-Mod expanded the Company's presence in the municipal wastewater market and presented cross-selling opportunities with Mass Transfer. Additionally, Aero-Mod expanded the Company's geographic presence and scope of operations through its customer base outside of the United States, especially in Latin America, and its contract operations business. Aero-Mod designs wastewater treatment plants, provides clarifiers, slide rail diffusers, filters and dewatering equipment for the biological treatment of wastewater and biosolids and provides contract operation services. The acquisition of Waterlink Technologies enabled the Company to enter the industrial process water and municipal drinking water markets and increased the Company's presence in markets outside the United States. Waterlink Technologies is a designer and builder of water treatment filters and membrane separation systems, including reverse osmosis systems, and related treatment equipment. Pro forma fiscal 1996 net sales relating to the companies acquired in fiscal 1995 and fiscal 1996 totaled $33.1 million.



     During fiscal 1997 to date, Waterlink acquired the capital stock of the Nordic Water Products Group subsidiaries (the "Nordic Group"). The Nordic Group provided the Company with numerous benefits including a distribution channel for its existing businesses into Europe; internationally recognized and accepted technologies and equipment used in both the municipal and industrial markets; and the Company's first substantial design/build operations, focused primarily in Europe. The Nordic Group manufactures continuous recirculating sand filters, inclined plate settlers and systems for nutrient removal, decanting centrifuges for dewatering biosolids and hydraulic surface and bottom scrapers. The Nordic Group also installs mechanical and electrical systems and designs and builds water purification and wastewater treatment plants in Europe. Pro forma fiscal 1996 net sales relating to the Nordic Group totaled $29.4 million.



     Simultaneously with the closing of the Offering, Waterlink will acquire the capital stock of Bioclear and Lanco. Bioclear provides the Company with access to sequential batch reactor technology, which expands its ability to treat industrial and municipal wastewater biologically. The Company believes that this technology presents various cross-selling opportunities, particularly with Aero-Mod, Mass Transfer, Waterlink Technologies and the Nordic Group. Additionally, Bioclear enhances the Company's design/build capabilities. Lanco expands the Company's product offerings in the industrial wastewater treatment market and is complementary with Great Lakes. Lanco fabricates small plate and frame filter presses for dewatering biosolids and inclined plate clarifiers for heavy metal removal. Pro forma fiscal 1996 net sales relating to the Pending Acquisitions totaled $10.2 million.



     Primarily due to its acquisition program, the Company's pro forma net sales for fiscal 1996 totaled $72.7 million. In addition, the Company has begun to realize significant improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. For example, subsidiaries selling wastewater treatment systems now have the ability to offer both aeration and mixing systems and subsidiaries selling water treatment systems can now offer wastewater treatment systems for the same projects. Additionally, the Company's design/build capabilities allow it to design systems that utilize a broad array of the Company's products and provide opportunities for its contract operation services. The Company also experiences cross-selling opportunities from a geographic and customer standpoint. For example, the Company believes that it should benefit from the recent acquisition of the Nordic Group both from the Nordic Group's ability to introduce the Company's existing systems, equipment and services into the European market and from the Company's ability to introduce the Nordic Group's systems, equipment and services into the Company's existing markets. Pro forma net sales of the businesses acquired by the Company prior to fiscal 1997 grew 26.3% for the six months ended March 31, 1997 compared to the comparable period in the prior year.


     Since December 7, 1994, the Company has developed the core competencies required to provide integrated water purification and wastewater treatment solutions to both industrial and municipal customers. The Company intends to continue its acquisition program in order to provide the Company with additional complementary systems, equipment and services, broaden its customer and geographic base and enhance the Company's design/build capabilities.


SUMMARY OF PRINCIPAL TERMS OF THE PENDING ACQUISITIONS



     Simultaneously with the closing of the Offering, the Company will purchase all of the outstanding shares of capital stock of Bioclear for an aggregate consideration consisting of (i) $20,000,000 (Canadian) in cash payable at or prior to the closing, (ii) $5,000,000 (Canadian) in shares of Common Stock valued at the initial public offering price payable at the closing, (iii) up to an additional $5,000,000 (Canadian) in cash payable with respect to periods ending in 1998, 1999 and 2000 pursuant to an earn-out provision and (iv) additional cash payable with respect to periods ending in 1999 and 2000 pursuant to certain additional purchase consideration provisions, all as set forth in the purchase agreement. Of the $20,000,000 (Canadian) in cash payable at or prior to the closing, $2,000,000 is to be paid into escrow to secure the sellers' indemnification obligations under the purchase agreement. The earn-out and additional purchase consideration provisions of the purchase agreement are based on Bioclear's earnings before interest and taxes, as adjusted in accordance with the purchase agreement, for the applicable periods. Under the earn out provision, the sellers would be entitled to a fixed percentage of such adjusted earnings in excess of an earnings target, with an aggregate maximum earn out payment of $5,000,000 (Canadian). Under the additional purchase consideration provisions, the sellers would be entitled to a smaller fixed percentage of such adjusted earnings in excess of a higher earnings target. Since such additional purchase consideration payments, if any, are based on a fixed percentage of such excess amount, there is no maximum amount for such payments. In addition, if the Bioclear acquisition is not completed before June 30, 1997, Bioclear is permitted to pay to its current stockholders a dividend up to the amount by which stockholders' equity of Bioclear exceeds $910,620 (Canadian) at the closing date of the acquisition.



     The Company will purchase all of the outstanding shares of stock of Lanco for an aggregate purchase price of $2,200,000 payable in cash at or prior to the closing. Of this amount, $100,000 is to be paid into escrow to secure the seller's indemnification obligations under the purchase agreement.



     The consideration being paid by the Company for each of Bioclear and Lanco was determined by arm's-length negotiations between the applicable parties. The closing of each of the Pending Acquisitions is subject to customary conditions. These conditions include, among other things, the accuracy on the closing dates of the representations and warranties made by the respective sellers, the performance by the respective parties of each of the applicable covenants included in the purchase agreements, and the nonexistence of a material adverse change in the business, assets, liabilities, results of operations or prospects of Bioclear or Lanco, as the case may be. Each purchase agreement may be terminated, under certain circumstances (i) by mutual consent of the parties, (ii) by the Company if a material misrepresentation or breach in representations and warranties by sellers occurs, or if a material portion of the assets of Bioclear or Lanco, as the case may be, are materially damaged or destroyed, or (iii) by either party if the conditions to such party's obligations to consummate the closing of the acquisition have not been satisfied.


     The Company's executive offices are located at 4100 Holiday Street, N.W., Suite 201, Canton, Ohio 44718-7532 and its telephone number is (330) 649-4000.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby (based upon an assumed public offering price of $11.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be approximately $43.8 million (approximately $50.7 million if the Underwriters exercise their over-allotment option in full). Of the net proceeds, approximately $16.6 million will be used to pay the cash portion of the purchase prices for the Pending Acquisitions, approximately $26.8 million will be used concurrently for the repayment of outstanding indebtedness of the Company and the remainder will be used for general working capital purposes. See "Certain Transactions."



     The indebtedness to be repaid from the proceeds of the Offering bears interest at rates ranging from 3.9% to 10.6% and was incurred to fund completed acquisitions and for working capital requirements. Such indebtedness would otherwise mature at various dates through April 2002.


                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on its Common Stock. It is the Company's current intention to retain earnings to finance the expansion of its business. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs and expansion plans, the income tax laws then in effect, the requirements of Delaware law, the restrictions imposed under the Credit Facility and the 1997 Notes (as defined below) and any restrictions that may be imposed by the Company's future credit facilities and other indebtedness. The Company's Credit Facility prohibits its payment of dividends without the consent of the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth (i) the historical capitalization of the Company at March 31, 1997, (ii) the pro forma capitalization, giving effect to the Pending Acquisitions (to be completed concurrently with the Offering), and
(iii) the pro forma capitalization, as adjusted to reflect the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds" and the conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock. This table should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Data" and the Consolidated Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.



                                                                            MARCH 31, 1997
                                                                 ------------------------------------
                                                                 HISTORICAL   PRO FORMA   AS ADJUSTED
                                                                 ----------   ---------   -----------
                                                                            (In thousands)
Current maturities of long-term debt...........................   $  2,019     $ 4,432      $ 2,413
Long-term debt, less current portion...........................     21,729      21,729           --
Notes payable-related parties..................................      3,100       3,100           --
Pro forma cash consideration payable in connection with the
  Pending Acquisitions.........................................         --      16,644           --
                                                                 ----------   ---------   -----------
     Total debt................................................     26,848      45,905        2,413

Redeemable preferred stock, $.001 par value, 5,463,000 shares authorized; 400,000 Series A, 1,700,000 Series B, 1,150,000
  Series C shares issued and outstanding, historical and pro
  forma; and none issued and outstanding, as adjusted..........      8,500       8,500           --
Shareholders' equity:
  Preferred stock, $.001 par value, 10,000,000 shares
     authorized, none issued and outstanding, as adjusted......         --          --           --
  Common stock, $.001 par value, 9,537,000 shares authorized,
     2,814,284 shares issued and outstanding, historical; and
     3,142,554 shares issued and outstanding, pro forma; and
     40,000,000 shares authorized, 10,892,554 shares issued and
     outstanding, as adjusted(1)...............................          3           3           11
  Additional paid-in-capital...................................      6,380       9,991(2)    62,268
  Foreign currency translation adjustment......................       (215)       (215)        (215)
  Retained earnings............................................        779         779          424(3)
                                                                 ----------   ---------   -----------
     Total shareholders' equity................................      6,947      10,558       62,488
                                                                 ----------   ---------   -----------
       Total capitalization....................................   $ 42,295     $64,963      $64,901
                                                                   =======    ========    =========


---------------


 (1) Excludes (i) 1,437,800 shares subject to outstanding options granted under the Company's 1995 Stock Option Plan, (ii) 75,000 shares subject to other outstanding options to purchase Common Stock, 40,000 of which were exercised in April 1997, (iii) 225,000 shares issuable upon exercise of a warrant issued to the Bank, and (iv) 125,000 shares (subject to adjustment) issuable upon exercise of warrants issued in connection with commitments to purchase subordinated indebtedness of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Management -- Benefit Plans", "Certain Transactions -- 1997 Notes, 1997 Warrants and Stockholder Guarantee" and "Description of Capital Stock."



 (2) Includes $3,611,000 of pro forma consideration payable in connection with the Pending Acquisitions to be paid through the issuance of 328,270 shares of the Company's Common Stock (using an assumed initial public offering price of $11.00 per share).



 (3) The pro forma as adjusted retained earnings (deficit) has been adjusted to reflect an extraordinary non-cash charge of $355,000, net of tax benefit of $267,000 ($0.02 per share) which will be incurred by the Company in the quarter in which the Offering is completed. Such charge relates to the write-off of unamortized debt issuance costs and discounts associated with certain indebtedness to be retired with net proceeds of the Offering.

                                    DILUTION


     The deficit in pro forma net tangible book value of the Company as of March 31, 1997 was approximately $20,855,000, or approximately $3.26 per share, after giving effect to the Pending Acquisitions. The deficit in pro forma net tangible book value per share represents the amount by which the Company's pro forma total liabilities exceed the Company's pro forma net tangible assets as of March 31, 1997, divided by the number of shares of Common Stock to be outstanding after giving effect to (i) the Pending Acquisitions and (ii) the conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock. After giving effect to the sale of the 4,500,000 shares offered hereby (at an assumed public offering price of $11.00 per share) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of March 31, 1997 would have been approximately $22,575,000, or approximately $2.07 per share. This represents an immediate increase in pro forma net tangible book value of approximately $5.33 per share to existing shareholders and an immediate dilution of approximately $8.93 per share to new investors purchasing shares in the Offering at the assumed public offering price per share. The following table illustrates this pro forma per share dilution:



            Assumed public offering price per share..........               $11.00
            Pro forma deficit in net tangible book value per
              share before the Offering......................    $(3.26)
            Increase in pro forma net tangible book value per
              share attributable to new investors............      5.33
                                                                 ------
            Pro forma net tangible book value per share after
              the Offering...................................                 2.07
                                                                            ------
                                                                            $ 8.93
            Dilution per share to new investors..............               ======



     The following table sets forth, as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid to the Company by existing shareholders and the new investors purchasing shares of Common Stock from the Company in the Offering at an assumed public offering price of $11.00 per share (before deducting underwriting discounts and commissions and estimated offering expenses):



                                    SHARES PURCHASED           TOTAL CONSIDERATION          AVERAGE
                                  ---------------------       ----------------------         PRICE
                                    NUMBER      PERCENT         AMOUNT       PERCENT       PER SHARE
                                  ----------    -------       -----------    -------       ---------
    Existing shareholders......    6,392,554      58.7%       $18,094,841      26.8%        $  2.83
    New investors..............    4,500,000      41.3         49,500,000      73.2         $ 11.00
                                  ----------    -------       -----------    -------
         Total.................   10,892,554     100.0%       $67,594,841     100.0%
                                   =========     =====         ==========     =====

               SELECTED AND PRO FORMA CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected historical and unaudited pro forma consolidated financial data of the Company since its incorporation on December 7, 1994. The historical financial data presented for and as of the end of fiscal 1995 and fiscal 1996 were derived from the audited consolidated financial statements of the Company. The historical financial data presented for and as of the end of each of the six months ended March 31, 1996 and 1997 were derived from unaudited financial statements which, in the opinion of management, include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. The historical financial data includes the operating results of each acquired business from the date of acquisition in accordance with the purchase method of accounting. The dates of each acquisition included in the historical operating results are shown below:



            - Sanborn Technologies.........................    March 31, 1995
            - Great Lakes..................................    August 31, 1995
            - Mass Transfer................................    January 31, 1996
            - Aero-Mod.....................................    April 26, 1996
            - Waterlink Technologies.......................    September 30, 1996
            - Nordic Group.................................    March 5, 1997



     The pro forma Statements of Operations Data for fiscal 1996 and for the six months ended March 31, 1996 and 1997 were adjusted for the acquisitions completed in 1996, the acquisition of the Nordic Group (completed in March 1997) and the Pending Acquisitions (to be completed concurrently with the closing of the Offering), as if these acquisitions had been completed as of October 1, 1995 and the application of the Offering proceeds. The pro forma Balance Sheet Data assume that the Pending Acquisitions were closed on March 31, 1997.



     The historical results of operations for the six months ended March 31, 1997 and the pro forma results of operations are not necessarily indicative of future results. The pro forma financial information is based on preliminary estimates, available information and certain assumptions that management deems appropriate and should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.


     The historical data presented below should be read in conjunction with the financial information appearing elsewhere in this Prospectus. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma data presented below should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Data" appearing elsewhere in this Prospectus.

                                                          HISTORICAL                         PRO FORMA
                                             ------------------------------------   ---------------------------
                                                                 SIX MONTHS ENDED             SIX MONTHS ENDED
                                                                    MARCH 31,                     MARCH 31,
                                             FISCAL    FISCAL    ----------------   FISCAL    -----------------
                                              1995      1996      1996     1997      1996      1996      1997
                                             -------   -------   ------   -------   -------   -------   -------
                                                           (In thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales(1)................................ $ 2,684   $19,801   $8,243   $24,727   $72,687   $35,827   $41,556
Cost of sales(1)(2).........................   1,857    11,233    4,821    14,800    44,685    22,017    25,928
                                             -------   -------   ------   -------   -------   -------   -------
Gross profit................................     827     8,568    3,422     9,927    28,002    13,810    15,628
Selling, general and administrative
  expenses(2)(3)............................   1,178     7,029    2,897     7,478    21,217    11,062    11,839
Amortization(4).............................      15       307      117       280     1,060       531       565
                                             -------   -------   ------   -------   -------   -------   -------
Operating income (loss).....................    (366)    1,232      408     2,169     5,725     2,217     3,224
Other income (expense):
  Interest expense(5).......................    (144)     (877)    (354)     (612)     (100)      (50)      (50)
  Other-net.................................      33       (44)     (33)       75       (17)      (58)      189
                                             -------   -------   ------   -------   -------   -------   -------
Income (loss) before income taxes...........    (477)      311       21     1,632     5,608     2,109     3,363
Income taxes................................      35         5        2       647     2,412       907     1,446
                                             -------   -------   ------   -------   -------   -------   -------
Net income (loss)........................... $  (512)  $   306   $   19   $   985   $ 3,196   $ 1,202   $ 1,917
                                             ========  ========  ======   ========  ========  ========  ========
Pro forma net income per share(6)...........           $  0.05   $   --   $  0.15   $  0.28   $  0.11   $  0.17
                                                       ========  ======   ========  ========  ========  ========
Number of shares used to compute pro forma
  per share data(6).........................             6,428    6,424     6,665    11,256    11,252    11,493
                                                       ========  ======   ========  ========  ========  ========



                                                                  HISTORICAL                 MARCH 31, 1997(3)
                                                     -------------------------------------   ------------------
                                                                             MARCH 31,                    AS
                                                     FISCAL    FISCAL    -----------------     PRO     ADJUSTED
                                                      1995      1996      1996      1997      FORMA     (7)(8)
                                                     -------   -------   -------   -------   -------   --------
                                                                           (In thousands)
BALANCE SHEET DATA:
Working capital..................................... $ 2,064   $ 3,438   $ 2,224   $15,963   $14,561    $ 17,140
Total assets........................................  10,819    28,991    19,364    62,687    86,534      86,205
Total debt..........................................   6,039    12,145    12,411    26,848    45,905(9)    2,413
Redeemable preferred stock..........................   3,900     8,500     3,900     8,500     8,500         --
Shareholders' equity (deficit)......................     (11)    2,407         9     6,947    10,558(10)  62,488


---------------

 (1) Pro forma net sales and gross profit have been adjusted to recognize revenue on the percentage of completion method of accounting at an acquired company which previously recognized revenue on the completed contract method. This adjustment decreased net sales and gross profit by $2,715,000 and $646,000, respectively, for fiscal 1996, decreased net sales and gross profit by $4,653,000 and $1,097,000, respectively, for the six months ended March 31, 1996, and increased net sales and gross profit by $2,462,000 and $536,000, respectively, for the six months ended March 31, 1997.



 (2) The pro forma Statements of Operations Data include the effect of certain adjustments in salaries and benefits to the former owners of the companies acquired in fiscal 1996 and the Pending Acquisitions to levels specified in current employment agreements as follows: a decrease of $3,518,000 for fiscal 1996, and a decrease of $112,000 and $25,000 for the six months ended March 31, 1996 and 1997, respectively. The pro forma Statements of Operations Data also include the effect of certain adjustments in corporate office expenses to current levels as follows: an increase of $605,000 for fiscal 1996 and $349,000 for the six months ended March 31, 1996. In addition, the pro forma Statements of Operations Data include the effect of certain reclassifications which decreased cost of sales and increased selling, general and administrative expenses.



 (3) The pro forma financial data exclude a special charge to operations of approximately $2.6 million ($0.13 per share, after tax), assuming an initial public offering price of $11.00 per share, which will be incurred in the quarter in which the Offering is completed. Such charge results primarily from the issuance by the Company of certain compensatory stock options to an officer of the Company pursuant to the terms of an employment agreement. Of this amount, approximately $1.1 million is non-cash, and approximately $1.5 million represents cash payments relating principally to the reimbursement of income taxes resulting from this stock option issuance.


 (4) The pro forma Statements of Operations Data have been adjusted to reflect amortization of the goodwill to be recorded as a result of the acquisitions completed in fiscal 1996, the acquisition of the Nordic Group and the Pending Acquisitions over a 40 year period.

 (5) The pro forma Statements of Operations Data have been adjusted to reflect reduction of interest expense resulting from the application of estimated net proceeds of the Offering to repay outstanding indebtedness, as described in "Use of Proceeds."



 (6) Pro forma net income per share is computed by dividing net income by the number of shares used to compute pro forma per share data. For historical purposes, share data for the Company includes shares of Common Stock outstanding, shares of Common Stock to be issued upon the conversion of all outstanding Preferred Stock and the assumed exercise of outstanding stock options and warrants using the treasury stock method. For pro forma purposes, share data also includes shares of Common Stock to be issued in connection with the Offering and the Pending Acquisitions. Shares associated with options, warrants, the Offering and the Pending Acquisitions were computed using an assumed initial public offering price of $11.00 per share.



 (7) Reflects the closing of the Offering and the Company's application of the estimated net proceeds therefrom as described in "Use of Proceeds," and the conversion of all outstanding shares of the Company's preferred stock into shares of Common Stock.



 (8) The pro forma as adjusted Balance Sheet Data have been adjusted to reflect an extraordinary non-cash charge of $355,000, net of tax benefit of $267,000 ($0.02 per share) which will be incurred by the Company in the quarter in which the Offering is completed. Such charge relates to the write-off of unamortized debt issuance costs and discounts associated with certain indebtedness to be retired with net proceeds of the Offering.



 (9) Includes $16,644,000 of pro forma cash consideration payable in connection with the Pending Acquisitions to be paid from a portion of the net proceeds of the Offering.



(10) Includes $3,611,000 of pro forma consideration payable in connection with the Pending Acquisitions to be paid through the issuance of 328,270 shares of Common Stock (using an assumed initial public offering price of $11.00 per share).

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company is an international provider of integrated water purification and wastewater treatment solutions, principally to industrial and municipal customers. Waterlink was incorporated in Delaware on December 7, 1994 and has grown through numerous acquisitions. The Company's acquisitions have enabled it to build its technical capabilities and geographical presence. Through March 31, 1997, the Company had completed the following six acquisitions at the following effective dates:



            - Sanborn Technologies.........................    March 31, 1995
            - Great Lakes..................................    August 31, 1995
            - Mass Transfer................................    January 31, 1996
            - Aero-Mod.....................................    April 26, 1996
            - Waterlink Technologies.......................    September 30, 1996
            - Nordic Group.................................    March 5, 1997



     The Company will complete the Pending Acquisitions simultaneously with the completion of the Offering.


     As part of its strategic plan, the Company intends to continue an aggressive acquisition program. The Company's acquisition program has targeted businesses which have provided the Company with complementary systems, equipment and services and broadened its customer and geographic base. The Company has sought companies which provide the potential for synergies with existing businesses. With respect to the acquisitions completed prior to fiscal 1997, the Company has begun to realize significant improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. The Company expects that it will continue to benefit from such synergies as it more fully integrates the acquired businesses into its operations.

     The acquisitions were accounted for under the purchase method of accounting and are included in the results of operations for the period subsequent to the effective date of acquisition. Due to the timing and magnitude of these acquisitions, results of operations for the periods presented below are not necessarily comparable or indicative of operating results for current or future periods.

     The majority of the Company's systems and equipment are custom designed and take a number of months to produce. Revenues from large contracts are recognized using the percentage of completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimated costs or potential contract losses, if any, are recognized in the period in which they are determined. Revenues from remaining systems and equipment sales are recognized when shipped.


     The Company has in the past experienced quarterly fluctuations in operating results due to the contractual nature of its business and, to a lesser extent, weather conditions. As part of its strategic plan and due to the Pending Acquisitions, the Company expects that in the future it may receive contracts that are significantly larger than those received by the Company historically. In addition, certain of such contracts will be subject to the customer's ability to finance, or fund from government sources, the actual costs of completing the project as well as receiving any necessary permits to commence the project. Therefore, the Company expects that its future operating results could fluctuate significantly, especially on a quarterly basis, due to the timing of the awarding of such contracts, the ability to fund project costs, and the recognition by the Company of revenues and profits therefrom. In addition, the Company has historically operated with a moderate backlog. However, as a result of its strategic plan and the Pending Acquisitions, the Company anticipates that both the dollar volume and number of contracts in its backlog will increase significantly. As of May 15, 1997, the Company's backlog was $30.0 million. Therefore, quarterly sales and operating results may be affected by the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. Any significant deferral or cancellation of a contract could have a material adverse effect on the Company's operating results in any particular quarter. Because of these factors, the Company believes that period-to-period comparisons of its operating results are not necessarily indicative of future performances.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain Selected Consolidated Financial Data as a percentage of net sales.


                                                                              SIX MONTHS ENDED
                                                              FISCAL              MARCH 31,
                                                          ---------------     -----------------
                                                          1995      1996       1996       1997
                                                          -----     -----     ------     ------
Net sales.............................................    100.0%    100.0%    100.0 %    100.0 %
Cost of sales.........................................     69.2      56.7      58.5       59.9
                                                          -----     -----     ------     ------
Gross profit..........................................     30.8      43.3      41.5       40.1
Selling, general and administrative expenses..........     43.9      35.5      35.1       30.2
Amortization..........................................      0.5       1.6       1.4        1.1
                                                          -----     -----     ------     ------
Operating income (loss)...............................    (13.6)      6.2       5.0        8.8
Other income (expense):
  Interest expense....................................     (5.4)     (4.4)     (4.3)      (2.5)
  Other-net...........................................      1.2      (0.2)     (0.5)       0.3
                                                          -----     -----     ------     ------
Income (loss) before income taxes.....................    (17.8)      1.6       0.2        6.6
Income taxes..........................................      1.3       0.1       0.0        2.6
                                                          -----     -----     ------     ------
Net income (loss).....................................    (19.1)%     1.5%      0.2 %      4.0 %
                                                          =====     =====     ======     ======



Six Months Ended March 31, 1997 compared to Six Months Ended March 31, 1996


     Net Sales


     Net sales for the six months ended March 31, 1997 were $24,727,000, an increase of $16,484,000 from the comparable prior period. The increase was primarily attributable to the contributions from Mass Transfer, which was acquired on January 31, 1996, and from Aero-Mod, Waterlink Technologies and the Nordic Group, which were acquired after March 31, 1996. In addition, internal growth accounted for $2,484,000 of the increase, which represented an internal growth rate of 30.1%, primarily due to the greater levels of financial resources provided by the Company to businesses acquired in fiscal 1995 than the levels previously available to them.


     Gross Profit


     Gross profit for the six months ended March 31, 1997 was $9,927,000, an increase of $6,505,000 from the comparable prior period. The increase was primarily due to the aforementioned acquisitions. Gross margin was 40.1% for the six months ended March 31, 1997 as compared to 41.5% for the comparable prior period.


     Selling, General and Administrative Expenses


     Selling, general and administrative expenses for the six months ended March 31, 1997 were $7,478,000, an increase of $4,581,000 from the comparable prior period. The increase was primarily due to the aforementioned acquisitions. Selling, general and administrative expenses as a percentage of net sales was 30.2% for the six months ended March 31, 1997 as compared to 35.1% for the comparable prior period. This decrease primarily reflected the spreading of corporate overhead expense over a larger sales base.


     Amortization


     Amortization expense for the six months ended March 31, 1997 was $280,000, an increase of $163,000 from the comparable prior period. The increase was primarily due to the goodwill resulting from the aforementioned acquisitions.


     Interest Expense


     Interest expense for the six months ended March 31, 1997 was $612,000, an increase of $258,000 from the comparable prior period. This increase was primarily related to increased borrowings required to finance the aforementioned acquisitions.

Fiscal Year Ended September 30, 1996 compared to Fiscal Year Ended September 30, 1995

     Net Sales

     Net sales for fiscal 1996 were $19,801,000, an increase of $17,117,000 from the comparable prior period. Substantially all of the increase was attributable to the timing of the acquisitions of Great Lakes in fiscal 1995 and, Mass Transfer and Aero-Mod in fiscal 1996.

     Gross Profit

     Gross profit for fiscal 1996 was $8,568,000, an increase of $7,741,000 from the comparable prior period. The increase was primarily due to the timing of the aforementioned acquisitions. Gross margin was 43.3% for fiscal 1996 as compared to 30.8% in fiscal 1995. Sanborn Technologies, which comprised the majority of fiscal 1995 net sales, has historically experienced a lower gross margin than the Company's other operating subsidiaries.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses for fiscal 1996 were $7,029,000, an increase of $5,851,000 from the comparable prior period. The increase was primarily due to the timing of the aforementioned acquisitions. Selling, general and administrative expenses as a percentage of net sales was 35.5% for fiscal 1996 as compared to 43.9% for the comparable prior period in fiscal 1995. This decrease as a percentage of sales primarily reflected the spreading of corporate overhead expense over a larger sales base.

     Amortization

     Amortization expense for fiscal 1996 was $307,000, an increase of $292,000 from the comparable prior period. The increase was primarily due to the goodwill resulting from the aforementioned acquisitions.

     Interest Expense

     Interest expense for fiscal 1996 was $877,000, an increase of $733,000 from the comparable prior period. This increase primarily related to increased borrowings to consummate the aforementioned acquisitions and fund working capital expansion.

LIQUIDITY AND CAPITAL RESOURCES


     Since its inception, the Company's primary sources of liquidity have been
(i) borrowings available under its Credit Facility (and prior credit facilities), (ii) proceeds from the sale of the Company's preferred stock, and
(iii) issuance of Common Stock and seller financing incurred in connection with the Company's completed acquisitions. Historically, the Company's primary uses of capital have been the funding of its acquisition program and working capital expansion. The Company does not currently anticipate making significant capital investments in plant and equipment due to its focus on partnering with vendors which manufacture most of the components used in the Company's systems and equipment.


     For fiscal 1996, net cash used by operating activities was $14,000, purchases of equipment totaled $423,000 and purchases of businesses, net of cash acquired, totaled $5,557,000. These outlays were primarily financed by the sale of shares of the Company's preferred stock in the aggregate amount of $4,576,000, long-term borrowings, and excess cash balances.


     For the six months ended March 31, 1997, net cash used by operating activities was $1,972,000, purchases of equipment totaled $439,000 and purchases of businesses, net of cash acquired, totaled $8,750,000. These cash outlays, financed primarily by long-term borrowings, reflect the Company's continued acquisition program and expansion of existing operations.


     The net proceeds from the Offering will be used primarily to pay the cash portion of the purchase prices for the Pending Acquisitions and for the repayment of outstanding indebtedness. Such applications will enable the Company to reduce its leverage and expand its product offerings which together are anticipated to improve its financial flexibility and enhance the implementation of its strategic plan.

     The Company intends to continue pursuing attractive acquisition opportunities. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. The Company believes that through the end of fiscal 1998, (i) future cash flow from operations, (ii) borrowings under its New Credit Facility (as hereafter defined) and (iii) issuances of Common Stock and seller financing incurred in connection with future acquisitions will be sufficient to fund its working capital needs, additional acquisitions and additional contingent consideration related to acquisitions.

Acquisitions


     As part of its strategic plan, the Company has implemented an acquisition program, which has significantly impacted liquidity and capital resources. Upon consummation of the Offering, the Company will have made eight acquisitions consisting of fifteen operating companies for an aggregate consideration of $57,035,000, comprised of $41,210,000 of cash, $6,711,000 of Common Stock, and
$9,114,000 of seller financing, including convertible debt.



     The Company may be required to make additional purchase consideration payments of up to $4,465,000, contingent upon the achievement of certain operating results through fiscal 2000. The payments that may be required in fiscal 1997, 1998, 1999 and 2000 are $800,000, $2,200,000, $733,000 and
$732,000, respectively. In connection with two of the Company's acquisitions, the Company also may be required to make other additional purchase consideration payments in the form of cash and Common Stock, in an amount equal to a fixed percentage of the excess of certain specified annual earnings targets through fiscal 2000. Since such additional purchase consideration payments, if any, are based on a fixed percentage of such excess amount, there is no maximum amount for such payments. Any such additional purchase consideration payments will be treated as additional goodwill for accounting purposes.


Credit Availability

     On February 19, 1997, the Company entered into the Credit Facility with Bank of America Illinois. The Credit Facility provides the Company with a revolving line of credit of up to $8,000,000 and a term loan of $11,000,000. The revolving line of credit has a sublimit of $6,000,000 for letters of credit and can be used for working capital and other general corporate purposes, including the financing of acquisitions. The term loan was used to acquire the Nordic Group and to refinance certain indebtedness in connection with the acquisition. Loans under the revolving line of credit and the term loan bear interest at a designated variable base rate plus spreads ranging from 0 to 50 basis points and 25 to 75 basis points, respectively, depending on the ratio of total consolidated indebtedness to the Company's earnings before interest, taxes, depreciation and amortization. At the Company's option, the loans under the revolving line of credit and the term loan may bear interest based on a designated London interbank offering rate plus spreads ranging from 175 to 225 basis points and 200 to 250 basis points, respectively, based on the same ratio. The revolving line of credit terminates on February 18, 2000, and the term loan matures on February 19, 2002. The term loan has mandatory quarterly repayments commencing June 30, 1997 in amounts ranging from $400,000 to $750,000 per repayment. The Credit Facility prohibits or restricts the Company from many actions, including paying dividends and incurring or assuming other indebtedness or liens.


     The Company's obligations under the revolving line of credit and the term loan are secured by liens on substantially all of the Company's assets, including equipment, inventory, accounts receivable and general intangibles and a pledge of most of the stock of the Company's subsidiaries. As additional security, Brantley Venture Partners III, L.P., a principal shareholder of the Company, has executed a guaranty of $2,000,000 of indebtedness under the revolving line of credit and term loan. See "Certain Transactions -- 1997 Notes, 1997 Warrants and Stockholder Guarantee."


     As part of the Credit Facility, two of the foreign subsidiaries of the Company have separate facilities of $2,200,000 and $3,800,000, respectively, for borrowings in local currencies. Each separate facility is guaranteed by the Company. Both of these facilities mature in February 2000, with outstanding amounts bearing interest based on a designated London interbank offering rate plus a spread of 250 basis points.

     As of May 15, 1997, there was $5,960,000 outstanding under the revolving line of credit, $11,000,000 outstanding under the term loan and $5,377,000 outstanding under the two separate foreign facilities.



     As additional consideration for the Credit Facility, the Company has granted the Bank, pursuant to a certain warrant agreement dated February 19, 1997 (the "Bank Warrant Agreement"), a warrant, expiring in 2002, to purchase 225,000 shares of Common Stock at a purchase price of $4.50 per share.



     Upon consummation of the Offering, the Company anticipates that it will terminate its Credit Facility and enter into a new $50,000,000 three year, multi-currency, secured, revolving credit facility with Bank of America Illinois (the "New Credit Facility") to fund operating activities of the Company as well as future acquisitions. Loans under the New Credit Facility will bear interest at a designated variable base rate plus spreads ranging from 0 to 25 basis points depending on the ratio of total consolidated indebtedness to the Company's earnings before interest, taxes, depreciation and amortization. At the Company's option, the New Credit Facility may bear interest on a designated London interbank offering rate plus spreads ranging from 100 to 200 basis points, based on the same ratio.


     In March 1997, the Company entered into a note purchase agreement (the "Note Purchase Agreement") pursuant to which the Company may issue, and several purchasers have committed to purchase, five year subordinated notes in the principal amount of up to $10,000,000 (the "1997 Notes"). As of the date of this Prospectus, none of the 1997 Notes are outstanding. Each 1997 Note would bear interest at a rate of 12% per annum for the first twelve months after its issuance date and at a rate of 14% per annum thereafter. In consideration of entering into the Note Purchase Agreement, parties agreeing to be purchasers of the 1997 Notes received 125,000 warrants to purchase shares of Common Stock. See "Description of Capital Stock -- 1997 Warrants." The 1997 Notes, if any are then outstanding, will become payable at the completion of the Offering. The Note Purchase Agreement will terminate upon completion of the Offering.

Accounting Charges in Connection with the Offering


     A special charge to operations of approximately $2.6 million ($0.13 per share, after tax), assuming an initial public offering price of $11.00 per share, will be incurred in the quarter in which the Offering is completed. Such charge results primarily from the issuance upon completion of the Offering by the Company of a ten year option to purchase 100,000 shares of Common Stock at a price of $.10 per share to an officer of the Company pursuant to the terms of an employment agreement. Of this amount, approximately $1.1 million is non-cash, and approximately $1.5 million represents cash payments relating principally to the reimbursement of income taxes resulting from this stock option issuance.



     An extraordinary non-cash charge of $355,000, net of tax benefit of $267,000 ($0.02 per share) will be incurred by the Company in the quarter in which the Offering is completed. Such charge relates to the write-off of unamortized debt issuance costs and discounts associated with certain indebtedness to be repaid with net proceeds of the Offering.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Company intends to account for stock options in accordance with APB Opinion No. 25. The disclosure requirements of SFAS No. 123, which are required if an entity elects to continue to use the accounting method in APB Opinion No. 25, will be adopted as required for the Company's fiscal 1997 financial statements.

     In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. SFAS No. 128 replaces the presentation of primary earnings per share ("EPS") under Accounting Principles Board Opinion No. 15 and related Interpretations, with the presentation of basic EPS (which primarily gives effect only to common shares actually outstanding) and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company is required to adopt SFAS No. 128 during the first quarter of fiscal 1998. The Company has not completed its evaluation of the potential impact of this new standard on EPS in future periods.



            THE WATER PURIFICATION AND WASTEWATER TREATMENT INDUSTRY


GENERAL

     Demand for water purification and wastewater treatment has continued to grow world-wide due to economic expansion, scarcity of usable water, concern about water quality and regulatory requirements. Industrial companies require treated water for most manufactured products, whether as an ingredient in finished products or as part of the manufacturing process. Municipalities, responsible for providing potable water, employ water treatment technology to purify the water supply. Additionally, industrial companies and municipalities are required by law to treat outgoing wastewater, primarily in the United States, Canada and western Europe and, to a lesser extent, in the rest of the world.

     The global water treatment market was estimated at $300 billion in 1995 and was divided as follows: municipal wastewater treatment, 36%; drinking water, 30%; industrial process water, 20%; and industrial wastewater treatment, 14%. By the year 2000, when expenditures for water purification and wastewater treatment are expected to reach $500 billion, the municipal water market is forecasted to total $300 billion, and the industrial water market to total $200 billion.

     The water purification and wastewater treatment industry is highly fragmented, with thousands of companies involved in various capacities. Diverse customer needs have created a demand for companies that are able to provide a broad range of technologies, products and cost effective solutions. Most water treatment companies provide only a limited number of products or services and are unable to provide integrated solutions to their customers. These limitations have helped propel industry consolidation and have created acquisition and expansion opportunities. The Company believes an accelerated acquisition and consolidation phase is likely in the water purification and wastewater treatment industry in foreseeable future.

INDUSTRIAL USERS

     Most industries, including the pharmaceutical, electronic and microelectronic, pulp and paper, chemical, petrochemical, food, beverage, automotive and other heavy manufacturing industries, are dependent on purified water for their manufacturing processes. The use of untreated water in manufacturing processes can result in unusable products, inconsistent product quality, and in equipment degradation, leading to costly maintenance or replacement. Increasingly, industrial companies are outsourcing their pure water needs. A number of elements have driven this shift, including a current trend among companies to focus on core competencies, the desire to reduce operating costs, and the growing use of off-balance sheet financing.

     In the United States, Canada, and western Europe, industrial users are often required to treat their wastewater as a result of government regulations and public sensitivity to industrial pollution. Outside these regions, many multinational corporations are applying throughout their global operations standards similar to those in effect in the United States, Canada and western Europe even though local regulations do not yet require adherence to those standards. However, regulations are becoming more important in these regions. For example, the North American Free Trade Agreement has resulted in a more rigorous regulatory environment in Mexico and water purification and wastewater treatment laws in Chile have become more stringent. Additionally, due to higher water prices and wastewater discharge fees, industrial manufacturers have also become aware of the cost-effectiveness of recycling their wastewater. Waste minimization and water reuse are increasingly significant incentives for growth in the wastewater treatment industry because the economic benefits outweigh the associated treatment costs. Reuse can lower costs by reducing the need for costly water and water purification, waste treatment, and waste disposal. As a result of these factors, industrial companies increasingly require complex systems and equipment to treat and recycle process water and wastewater. It is estimated that from 1995 to 2000, water purification and wastewater treatment expenditures by industrial users will increase at a compound annual growth rate of approximately 14%.

MUNICIPAL USERS

     In many countries throughout the world, particularly in the United States, Canada and western Europe, governmental regulation and enforcement have required strict standards for potable water and the discharge of pollutants in wastewater for many years. These municipalities have spent billions of dollars building water purification and wastewater treatment facilities, which historically they have managed. However, many of these municipalities are facing increasing budgeting constraints and thus are seeking alternatives to maintaining and upgrading their aging facilities. As a result, many such potential customers are seeking improved technologies and equipment, and various outsourcing opportunities such as contract operations and privatization. Privatization involves the transfer of ownership and operation of water purification and wastewater treatment facilities to companies capable of providing such services on a long-term basis.

     As a result of economic and infrastructure growth, as well as public sensitivity to water quality, in other areas of the world, including Latin America, eastern Europe and the Asia-Pacific region, the demand for water purification and wastewater treatment is increasing. In these areas, municipalities seek to utilize the most cost-effective and manageable technologies and are often more receptive to new solutions than municipalities in more regulated regions of the world. In addition, these municipalities often seek to have a third party manage these new facilities.

                                    BUSINESS

GENERAL


     The Company is an international provider of integrated water purification and wastewater treatment solutions, principally to industrial and municipal customers. The Company believes its expertise is in the analysis of a customer's water purification and wastewater treatment requirements and the customized application of the Company's systems, equipment and services to provide cost effective solutions. Since its formation in December 1994, the Company has grown significantly by completing six acquisitions consisting of thirteen operating companies. In addition, the Company will complete the Pending Acquisitions simultaneously with the closing of the Offering. As a result of its acquisition program and internal development, the Company has increased its ability to provide integrated water purification and wastewater treatment solutions and has expanded its geographic presence.


     The Company has developed a strategic plan to:

        - Provide a full range of systems, equipment and services, whether independently or as part of a fully engineered water purification or wastewater treatment solution

        -  Pursue growth through acquisitions that:

          --  increase its geographic diversity

          -- add complementary technologies, products and services

          --  broaden its customer base and industries served

          -- provide strategic, synergistic and corporate cultural fit

        - Integrate its operations and marketing strategies in order to maximize internal growth and increase profitability

        - Strengthen market share for its design/build operations outside the United States


     As a result of the implementation of its strategic plan, the Company's pro forma net sales for fiscal 1996 totaled $72.7 million, primarily due to its acquisition program. In addition, the Company has begun to realize significant improvement in internal growth rates due to the opportunities to cross-sell systems, equipment and services and as a result of the increased financial, managerial and other resources provided by the Company to its acquired businesses. Pro forma net sales of the businesses acquired by the Company prior to fiscal 1997 grew 26.3% for the six months ended March 31, 1997 compared to the comparable period in the prior year. The Company's backlog on a pro forma basis, consisting of written purchase orders received by the Company, was $30.0 million at May 15, 1997.


ACQUISITION STRATEGY

     In order to achieve its objective of becoming a leading international provider of integrated water purification and wastewater treatment solutions, the Company has pursued an aggressive acquisition-based growth program. In connection with this program, the Company targets acquisitions that will expand the Company's market share, broaden its customer and geographic base, provide the Company with new products, technologies and services (including those which generate recurring revenues), and enhance the Company's design/build capabilities. The Company seeks well-managed, established companies that provide a strategic fit, synergies with existing businesses and the potential for accelerated revenue and earnings growth. Assuming that a potential acquisition is complementary to, and synergistic with, the operation of the Company's existing subsidiaries, the candidate company is evaluated for cultural fit, which the Company considers to be critically important. The Company believes that its future success depends substantially upon collaboration and teamwork among its operating companies and therefore upon common operating philosophies.

     The Company believes that it is an attractive partner to potential acquirees because the Company can facilitate their continued growth through enhanced availability of working capital, surety credit, and borrowing capacity, as well as through introduction to new customers and markets. The Company also offers smaller acquisition candidates the ability to remain competitive by becoming part of a larger, more diversified organization. As customers frequently seek integrated water treatment solutions, companies with one or a few product lines are increasingly excluded from projects because they do not have the capability of meeting customers' requirements either from a product or financial standpoint. The Company offers acquisition candidates access to a developed international distribution system and significant management experience. Additionally, the Company's operating subsidiaries have cross-selling opportunities which enable them to be considerably more competitive, thereby increasing sales potential significantly. Finally, and of utmost importance to some candidates, it is the Company's philosophy generally to maintain an acquired company's culture and retain its management through appropriate incentives. The Company's decentralized operating strategy offers an environment in which initiative and entrepreneurial spirit can thrive.

     The Company believes that there is a substantial number of attractive acquisition candidates in the United States and abroad due to the highly fragmented nature of the overall industry. These candidates include water purification equipment and wastewater equipment manufacturers, design/build companies, point-of-use/point-of-entry equipment providers, contract operations companies, and regional service companies.


     As consideration for future acquisitions the Company intends to continue to use various combinations of its Common Stock, cash and notes. The consideration for each future acquisition will vary on a case-by-case basis depending on the financial interests of the Company and the historic operating results and future prospects of the business to be acquired. The Company will finance future acquisitions from a portion of the proceeds of the Offering, through funds provided by operations and by the New Credit Facility and from the proceeds of future equity and debt financing. The Company intends to register 5,000,000 shares of Common Stock under the Securities Act during the fourth quarter of fiscal 1997 for use in connection with future acquisitions.


SYSTEMS, EQUIPMENT AND SERVICES

     The Company provides integrated water purification and wastewater treatment solutions, principally to its industrial customers for treatment of process water and wastewater and to its municipal customers for treatment of drinking water and wastewater . To this end, the Company provides a broad range of systems and equipment as well as design/build and operating capabilities.

     Systems and Equipment. The Company designs and engineers solutions for the water purification and wastewater treatment industry. The Company believes its expertise is in the analysis of a customer's water purification and wastewater treatment requirements and the application of the Company's systems, equipment and services to provide cost effective solutions. The Company's equipment can be provided to a customer either as a separate component or as part of a customized, fully engineered water purification or wastewater treatment system or subsystem. The Company generally does not make significant capital investments in plant and equipment, focusing instead on partnering with vendors which manufacture the components used in the Company's systems and equipment. The Company completes the final assembly of its systems and tests its systems prior to final delivery to the customer in order to maintain quality control. The Company manufactures equipment when its manufacturing process is determined to add a significant value to the final product.

     Design/Build Services. The Company's design/build services include prescribing water purification and wastewater treatment solutions, designing and engineering necessary facilities, arranging for construction when required and installing necessary equipment. The Company's strategy is to expand its presence in the design/build segment of the water purification and wastewater treatment industry, particularly in the small and medium sized municipal markets outside the United States. During the past five years, the Company has completed more than 50 design/build projects.

     The Company anticipates that it will expand its activities in this area due to the trend toward outsourcing in the industry. The Company uses many of its own products in its design/build operations as well as products manufactured by others where appropriate.

     Contract Operations. The Company operates water purification and wastewater treatment facilities for municipal customers under contract for varying time periods. The Company currently operates three small municipal wastewater treatment facilities in the United States and one in Chile. The Company's strategy is to leverage its design/build services to offer its contract operations capability as part of a total solution. The Company is becoming more involved in the operation and remote monitoring of water purification and wastewater treatment facilities for both its industrial and municipal customers.

     Replacement Parts, Repairs and Consumables. The Company manufactures and sells replacement parts and consumables, such as membranes, ion exchange resin and filter cartridges, manufactured both by the Company and other suppliers. This equipment is required to support water treatment systems. In addition, the Company performs maintenance and repair services on equipment manufactured by both the Company and others.

     The following table sets forth the Company's significant systems, equipment and services, identifying both the customer base and the type of treatment serviced. The Company is committed to expanding its range of systems, equipment and services and increasing its sales throughout its available markets. Management believes that companies with broad product and service offerings and wide distribution capabilities will be able to capitalize on the major trends that are affecting the water purification and wastewater treatment industry. For a more detailed description of the Company's systems, equipment and services, see "Systems, Equipment and Services Glossary."

                                                                 INDUSTRIAL             MUNICIPAL
                                                                   MARKET                MARKET
                                                             -------------------   -------------------
                                                             PROCESS     WASTE     DRINKING    WASTE
              SYSTEMS, EQUIPMENT AND SERVICES                 WATER      WATER      WATER      WATER
-----------------------------------------------------------  --------   --------   --------   --------
Aeration systems...........................................                 X                     X
  Jet aeration
  Submerged mechanical mixers

Clarifiers.................................................      X          X          X          X
  ClarAtor(R)/Split ClarAtor(TM)
  Inclined parallel plate

Contract operations........................................                 X          X          X

Cutting fluid recovery systems.............................      X
Design/build...............................................      X          X          X          X

Dewatering systems -- biosolids............................      X          X          X          X
  Decanting centrifuges
  DRAIMAD(TM) dewatering-bag systems
  MONOBELT(TM) filter presses
  Plate and frame filter presses

Filters....................................................      X          X          X          X
  Cartridge-replacement filters
  Continuous recirculating sand
  Rotary vacuum pre-coat
  Tertiary polishing

Ion exchange media.........................................      X                     X
  Media recharge
  Systems

Membrane separation systems................................      X          X          X          X
  Desalination
  Reverse osmosis

Nutrient removal systems...................................                 X                     X
  Deni process
  Oxy process
  SEQUOX(TM) process

Oil/water separators.......................................      X
Sequential batch reactors (SBRs)...........................                 X                     X

Sludge scrapers and skimmers...............................      X          X          X          X

OPERATING STRATEGY

     The Company has adopted a decentralized approach to the operational management of its subsidiaries. While functions such as financial reporting, treasury, communications and risk management are centralized in the Company's corporate headquarters, local management is primarily responsible for the day-to-day operation of its business. The Company also provides its subsidiaries with financial resources, management expertise, customer and market access which would be unavailable to each subsidiary individually. With respect to acquisitions already completed, the Company has begun to realize significant improvement in internal growth rates due to the availability of capital and bonding capacity, and the opportunities to "cross-sell" products. As customers increasingly seek integrated solutions, the ability of each of the Company's subsidiaries to offer complementary equipment and services of other subsidiaries increases the competitiveness of each company. For example, subsidiaries selling wastewater treatment systems now have the ability to offer both aeration and mixing systems and subsidiaries selling water treatment systems can now offer wastewater treatment systems for the same projects. Additionally, the Company's design/build capabilities allow it to design systems that utilize a broad array of the Company's products and provide opportunities for its contract operation services. The Company also experiences cross-selling opportunities from a geographic and customer standpoint. For example, the Company believes that it should benefit from the recent acquisition of the Nordic Group both from the Nordic Group's ability to introduce the Company's existing systems, equipment and services into the European market and from the Company's ability to introduce the Nordic Group's systems, equipment and services into the Company's existing markets.

     A representative from each subsidiary, along with the Company's executive officers and other key employees, form the Company's operating committee, which meets on a frequent basis to facilitate the interchange of information and enhance cross-selling opportunities. As the Company's capabilities have grown, acquired subsidiaries within the Company have enjoyed growth opportunities far beyond those that exist for stand-alone companies specialized in only one segment of the industry.

SALES AND DISTRIBUTION

     The Company sells its systems, equipment and services primarily through approximately 50 direct sales personnel and approximately 250 independent sales organizations. To a lesser extent, the Company sells through water treatment distributors which take title to equipment for resale to the end-user. The Company seeks to have a single sales organization within a particular market in order to foster a close relationship with its sales representatives and present a cohesive image to the marketplace. The independent sales representatives typically will identify sales opportunities, and then work together as a team with the Company's direct sales force, which has greater technical and product knowledge, to complete the sale and service the customer. The Company's direct sales force generally plays a more primary role in sales of the Company's design/build solutions. The Company also sells through licensees, principally in the Asia-Pacific region as well as in Europe.

CUSTOMERS

     The Company markets its products and services to two primary categories of customers; industrial users which require water for their manufacturing processes and treat their wastewater, and municipal customers which produce drinking water and treat wastewater. The Company has a diverse customer base, with no customer representing 10% or more of the Company's fiscal 1996 pro forma net sales.

     The Company's industrial customers include many "Fortune 500" companies and their counterparts outside of the United States. Industries served include the pharmaceutical, electronic and microelectronic, pulp and paper, chemical, petrochemical, food, beverage, automotive and other heavy manufacturing industries. In fiscal 1996 approximately 60% of the Company's pro forma net sales were derived from industrial sales.

     The municipal market is highly competitive. Municipal markets in the United States, Canada and western Europe are more regulatory driven than municipal markets in other regions. The Company utilizes specialized distribution channels to service the municipal market and is skilled at participating in the municipal bidding process. The Company focuses its efforts on smaller municipal projects which the Company believes its product lines are best suited to serve. The Company believes that the municipal business is important to its overall success by virtue of its large market size. In fiscal 1996 approximately 40% of the Company's pro forma net sales were derived from municipal sales.

BACKLOG


     The Company had a backlog, consisting of written purchase orders received by the Company, on a pro forma basis, of $30.0 million as of May 15, 1997. The Company expects that nearly all of the backlog at the beginning of a fiscal year will be filled during that year. Backlog may vary from quarter to quarter as a result of large projects being booked during any quarter and varying project delivery schedules. In addition, the orders have varying delivery schedules and the Company's backlog as of any particular date may not be representative of actual net sales for any succeeding period.


PROCESS AND PRODUCT WARRANTY AND PERFORMANCE GUARANTEES


     Consistent with market practices, the Company generally offers a warranty on finished products for one year or in some cases 18 months from sale and 12 months from installation. The costs associated with warranty expense have not been material. In connection with providing certain products and design/build services to its customers, the Company is sometimes required to guarantee that the products or services will attain specified levels of quality or performance, based on a defined set of parameters. Should a product fail to perform according to a warranty, or should a project fail to attain the guaranteed level of quality, and should the Company be unable to effect a satisfactory replacement or cure within the prescribed period of time, the Company could incur financial penalties in the form of liquidated damages or could be required to remove and replace the equipment or repeat the service in order to meet the specifications. To date, the Company has not incurred any material payment or other obligations pursuant to such performance guarantees.


RAW MATERIAL AND SUPPLIES

     The raw materials and components used in the Company's products are commonly available commodities such as stainless steel, carbon steel, plastic, tubing, wiring, electrical components, pumps, valves, compressors, pressure vessels, oleophilic media, reverse osmosis membranes and sand. The Company's systems are fabricated from these materials and assembled together with products bought from other companies to form an integrated system. The Company is not dependent upon any single supplier, and if any supplier were to become unable to perform, the Company believes a substitute source could readily be found. The Company has generally been able to pass on price increases for raw materials and components to its customers. The Company is not a party to any material long-term fixed price supply contracts.

GOVERNMENT REGULATION

     Federal, state, local and foreign environmental laws and regulations necessitate substantial expenditures and compliance with water quality standards by generators of wastewater and wastewater by-products and impose liabilities on such entities for noncompliance. Environmental laws and regulations and their enforcement are, and will continue to be, a significant factor affecting the marketability of the solutions, systems and equipment provided by the Company.

     In the United States, the Environmental Protection Agency has promulgated regulations under the Clean Water Act that address the issues of treatment of wastewater and the subsequent disposition of end products and by-products generated in the treatment process. These regulations establish use and disposal standards applicable to approximately 60,000 public and privately owned wastewater treatment plants in the United States, including approximately 26,000 public owned treatment works. These regulations also establish specific effluent limitations for the discharge of pollutants in wastewater.

     The treatment of drinking water in the United States is also governed by the Safe Drinking Water Act (the "SDWA"). The 1996 drinking water amendments to the SDWA emphasize risk-based standards for contaminants in drinking water, afford small water supply systems operational flexibility and provide assistance to water system infrastructures through a multi-billion-dollar Drinking Water State Revolving Fund (the "DWSRF"). The DWSRF program assists public water systems with the financing of the costs of drinking water infrastructure that is necessary to achieve or maintain compliance with the SDWA requirements and to protect public health. The DWSRF, patterned after the State Revolving Fund contained in the Clean Water

Act, provides funding to the states to establish a renewable source of financing for drinking water infrastructure projects. The DWSRF program is designed to ensure that the drinking water supplies in the United States remain safe and affordable, and that systems that receive funding will be properly operated and maintained. Regulations under the SDWA also establish maximum contaminant levels
(MCLs) for a wide variety of chemicals that may be present in drinking water and require treatment to meet applicable standards.

     Many of the countries in which the Company operates or in which its customers are located, including Canada and countries in western Europe, Latin America, and the Asia-Pacific region, have adopted requirements that govern water quality, wastewater treatment, and wastewater by-products and the solutions, systems and equipment provided by the Company. These requirements and their enforcement vary by country, but in general establish water quality use and disposal standards, set wastewater effluent discharge limits, and prescribe standards for the protection of human health and safety and the environment. In each such country, the Company monitors the status and impact of local environmental regulation and enforcement as it relates to the marketability of the solutions, systems and equipment provided by the Company.

     Any changes in applicable environmental requirements or their enforcement may affect the operations of the Company by imposing additional regulatory compliance costs on the Company's customers, requiring the modification of and/or affecting the market for the Company's solutions, systems and equipment. To the extent that demand for the Company's solutions, systems and equipment is created by the need to comply with such enhanced standards or their enforcement, any modification of the standards or their enforcement may reduce demand, thereby adversely affecting the Company's business prospects. Conversely, changes in applicable environmental requirements imposing additional regulatory compliance requirements or causing stricter enforcement of these laws or regulations could increase the demand for the Company's systems, equipment and services.

     The water purification and wastewater treatment facilities at which the Company's solutions, systems and equipment may be used are required to have permits, registrations and approvals from governmental authorities in the United States as well as foreign countries. Any of the permits, registrations or approvals noted above, or applications therefor, may be subject to denial, revocation or modification under various circumstances. In addition, if new environmental laws or regulations are enacted or existing laws or regulations are amended or are enforced differently, the Company's customers may be required to obtain additional operating permits, registrations or approvals. The process of obtaining a required permit, registration or approval can be lengthy and expensive and the issuance of such permit or the obtaining of such approval may be subject to public opposition. There can be no assurances that the Company and/or its customers will be able to meet applicable regulatory requirements or will be successful in obtaining required permits and approvals.

COMPETITION

     Despite an accelerating trend toward consolidation, the water purification and wastewater treatment industry remains fragmented and highly competitive due to the large number of competitors within each product area. The Company has a significant number of competitors, including a number of integrated suppliers and equipment manufacturers, some of which are larger and have greater resources than the Company. The Company believes that success in this market is based on the ability to offer appropriate technology, influence specifications, have strong distribution, maintain respect within the consulting and engineering community, finance and bond projects awarded, provide timely delivery, and maintain a reputation for service and parts support after the sale. Additionally, in the municipal arena, the ability to meet bid specifications and pricing are often primary considerations. The Company believes that its technologies and cost structures as well as its strong local presence in international markets enable it to compete effectively against these companies.

     The Company's primary competitors include United States Filter Corporation, Parkson Corporation, Alpha Laval and Humbolt KHD. See "Risk
Factors -- Competition."

PATENTS, TRADEMARKS AND LICENSES

     The Company currently owns a number of United States and foreign patents, and registrations for United States service marks and trademarks. While each is of value, the Company does not consider any of them to be material to its business.

EMPLOYEES


     At May 15, 1997, the Company and its subsidiaries had approximately 310 employees at its various locations. None of the Company's employees in the United States are covered under collective bargaining agreements. The Company's hourly employees in Europe are covered by collective bargaining agreements. Management believes that the Company's relationship with its employees is good.


LITIGATION

     The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury or property damage incurred in connection with its operations. The Company is not a party to any material litigation and does not know of any threatened claim that may result in material litigation.

PROPERTIES


     The Company leases its corporate offices, consisting of 4,975 square feet located in Canton, Ohio pursuant to a lease agreement dated July 9, 1996. In addition, its subsidiaries lease facilities for office space and manufacturing in Medway, Massachusetts; Addison, Illinois; Manhattan, Kansas; West Palm Beach, Florida; Sarasota, Florida; Clearwater, Florida; Nynashamn, Sweden; Kungsbacka, Sweden; Neuss-Grimlinghausen, Germany; Holstebro, Denmark; and Grand Rapids, Michigan, and own facilities for office space and manufacturing in Fall River, Massachusetts; Winnipeg, Manitoba, Canada; and Fjaras, Sweden. The expiration dates for these leases range from March 31, 1998 to December 31, 2003.


     The Company believes that each of its facilities is in good condition and will continue to remain suitable for its current purpose. The Company may add improvements to the properties listed above. The Company anticipates using its properties for purposes consistent with their present use. In the event any of the facilities becomes unavailable upon termination of the existing lease, the Company believes it would be able to find a suitable alternative facility without resulting in any significant adverse impact to the Company or its operations. In the opinion of management of the Company, the properties described above are adequately covered by insurance.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The Company's current directors and executive officers are as follows (ages are as of May 15, 1997):


                     NAME                          AGE                  POSITION
-----------------------------------------------    ---    -------------------------------------
Theodore F. Savastano..........................    59     Director, Chairman of the Board
Chet S. Ross...................................    57     Director, President and Chief
                                                          Executive Officer
Robert P. Pinkas...............................    43     Director
Michael J. Vantusko............................    40     Chief Financial Officer
L. Dean Hertert, Jr............................    50     Vice President
Dr. Hans F. Larsson............................    54     Vice President
Dr. Paul M. Sutton.............................    49     Director
Rollin S. Reiter...............................    69     Director
John R. Miller.................................    59     Director

     Theodore F. Savastano is the founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in December 1994. He served as Chief Executive Officer of Hunter Environmental Services, Inc., a multi-disciplined environmental company from August 1985 to January 1988 and as Chief Executive Officer and founder of Summit Environmental Group, Inc., a full-service environmental consulting engineering company built via ten acquisitions over five years, from August 1988 to May 1994.

     Chet S. Ross joined the Company in June 1995 as President and Chief Executive Officer and was elected to the Board of Directors on August 1, 1995. Mr. Ross has over 30 years of experience in the water industry. Mr. Ross and others acquired the operations of Wallace and Tiernan Group, Inc., a water and wastewater disinfection and chemical treatment company in May 1989, and he served as Chairman, President and Chief Executive Officer of Wallace and Tiernan until it was sold in 1991 to North West Water Group, PLC, a privatized water utility company in the United Kingdom. He then was President and Chief Executive Officer of North West Water's North American operations from 1991 to 1994 and was a private consultant to North West Water from 1994 to 1995.

     Robert P. Pinkas, a Director since the inception of the Company, is Chairman of the Board, Chief Executive Officer, Treasurer and a director of Brantley Capital Corporation, a business development corporation, and Chairman of the Board, Chief Executive Officer, Treasurer and a manager of Brantley Capital Management, L.L.C., an investment adviser. Mr. Pinkas also serves as managing general partner of Brantley Venture Partners, a venture capital firm that makes investments through its various partnership funds. Mr. Pinkas founded and has been affiliated with the Brantley entities for more than the past five years. Additionally, Mr. Pinkas is a director of Quad Systems Corporation; Gliatech, Inc.; Pediatric Services of America, Inc.; and Medirisk, Inc.

     Michael J. Vantusko, a certified public accountant, joined the Company on January 1, 1997 as Chief Financial Officer. From October 1995 to December 1996, he served as Chief Financial Officer of Waxman Industries, Inc., a packager and distributor of plumbing, electrical and hardware products. From February 1994 to September 1995, Mr. Vantusko served as President, Chief Operating Officer, and Chief Financial Officer of Overdrive Systems, Inc., an emerging software developer of electronic books. From 1979 to 1994, he was employed by The Fairchild Corporation (formerly Banner Industries, Inc.) where he held several positions, including Chief Financial Officer of Fairchild's largest wholly-owned operating division from 1990 to 1994 and Vice President of Fairchild from 1986 to 1990.

     L. Dean Hertert, Jr. joined the Company as a Vice President in August 1996 and currently directs the Company's operations in the United States, Canada and Latin America. Mr. Hertert joined the Company from Capital Controls, Inc. where he was Vice President and General Manager from December 1988 to July 1996. Capital Controls Co., Inc. is a manufacturer of equipment and instruments for municipal water, industrial process water and wastewater treatment. Mr. Hertert has 20 years of business and multinational experience in the areas of marketing, sales and general management.

     Dr. Hans F. Larsson joined the Company as a Vice President upon completion of the Nordic Group acquisition in March 1997. Dr. Larsson directs the Company's operations in Europe and serves as the Managing Director of Nordic Water Products AB, a wholly-owned subsidiary of the Company. Dr. Larsson has served as the Managing Director of the Nordic Group since 1987.

     Dr. Paul M. Sutton was elected to the Company's Board of Directors on January 2, 1997. Since 1987, Dr. Sutton has served as President of P.M. Sutton & Associates, Inc., an environmental process engineering company providing services to private industry and government organizations.

     Rollin S. Reiter was elected to the Company's Board of Directors on March 13, 1997. Mr. Reiter was Vice President of Sales and Marketing, Dairy, for Dean Foods Co., a grocery and food service company in Franklin Park, Illinois from 1990 through 1993, when he retired. Prior to that, Mr. Reiter was President of the Reiter Dairy Company in Akron, Ohio from 1968 through 1990.

     John R. Miller was elected to the Company's Board of Directors on March 13, 1997. Since 1988, Mr. Miller has been President and Chief Executive Officer of TBN Holdings Inc., a resource recovery and recycling company. Mr. Miller has previously served as a director and Chairman of the Board of the Federal Reserve Bank of Cleveland and as President, Chief Operating Officer and a director of The Standard Oil Company. Mr. Miller serves on the Board of Directors of Eaton Corporation, a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and aerospace markets.

     Pursuant to the Company Certificate and the Company By-laws, the Board of the Company is divided into three classes with each director serving a three-year term (after the initial term). The directors of Class I (Messrs. Savastano and Miller) hold office until the first scheduled annual meeting of stockholders, the directors of Class II (Messrs. Ross and Reiter) hold office until the second scheduled annual meeting of stockholders and the directors of Class III (Messrs. Pinkas and Sutton) hold office until the third scheduled annual meeting of stockholders. Stockholders will elect the directors of each Class for three-year terms at the appropriate succeeding annual meetings of stockholders.

     The Board has established an Audit Committee consisting of Messrs. Sutton, Reiter and Miller, a Compensation Committee consisting of Messrs. Pinkas, Sutton, Reiter and Miller and a Nominating Committee consisting of Messrs. Pinkas, Sutton and Miller.

EMPLOYMENT AGREEMENTS

     The terms of the employment arrangements between the Company and its executive officers are described below.


     Mr. Savastano's employment agreement with the Company, which became effective as of May 23, 1997, provides for him to serve as Chairman of the Board of the Company for an initial term of three years, subject to automatic one year extensions upon each anniversary of the date of the employment agreement until mandatory retirement at age 65. The employment agreement provides for an initial annual base salary of $240,000. Mr. Savastano will be entitled to participate in an annual incentive bonus plan (the "Bonus Plan") that the Company has agreed, pursuant to Mr. Savastano's employment agreement, to establish. The Bonus Plan will entitle Mr. Savastano to earn, in each year during the term of the employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board from the Company's annual operating plan. In addition, Mr. Savastano will continue to be provided with certain benefits currently provided to him. In the event that Mr. Savastano's employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), he will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the product of (i) the sum of (x) the base salary in effect on the date of termination and
(y) the annual bonus compensation paid to Mr. Savastano with respect to the fiscal year in which Mr. Savastano's employment is terminated provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to Mr. Savastano with respect to the fiscal year immediately preceding the year in which his employment is terminated (which for fiscal 1996 and 1997 shall be deemed to be $240,000) and (ii) two; provided, however, that if any portion of such compensation would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1983, as amended (the "Code"), the Company will pay to Mr. Savastano an additional amount to offset any taxes payable with respect to the excess parachute payment and the additional payment. The employment agreement also contains provisions which restrict Mr. Savastano from competing with the Company during the term of the agreement and for 24 months following termination thereof. In addition, pursuant to his 1994 employment agreement, upon the consummation of the Offering, Mr. Savastano will receive options exercisable to purchase 100,000 shares of Common Stock, at an exercise price of $.10 per share. Such options will be fully exercisable for a ten year period commencing upon the date of grant. The Company shall hold Mr. Savastano harmless from, and shall pay to Mr. Savastano, any taxes payable by Mr. Savastano as a result of the grant of the options. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



     Mr. Ross's employment agreement with the Company, which became effective as of May 23, 1997, provides for Mr. Ross to serve as President and Chief Executive Officer of the Company for an initial term of three years, subject to automatic one year extensions upon each anniversary of the date of the employment agreement until mandatory retirement at age 65. The employment agreement provides for an initial annual base salary of $240,000. Pursuant to his employment agreement, Mr. Ross will be entitled to participate in the Bonus Plan, which will entitle him to earn, in each year during the term of his employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board from the Company's annual operating plan. In addition, Mr. Ross will continue to be provided with certain benefits and perquisites currently provided to him. In the event that Mr. Ross' employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), Mr. Ross will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the product of (i) the sum of (x) the base salary in effect on the date of termination and (y) the annual bonus compensation paid to Mr. Ross with respect to the fiscal year in which his employment is terminated, provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which his employment is terminated (which for fiscal 1996 and 1997 shall be deemed to be $240,000) and (ii) two; provided, however, that if any portion of such compensation would constitute an "excess parachute payment" under
Section 280G of the Code, the Company will pay to Mr. Ross an additional amount to offset any taxes payable with respect to the excess parachute payment and the additional payment. The employment agreement also contains provisions which restrict Mr. Ross from competing with the Company during the term of the agreement and for 24 months following termination thereof. Additionally, pursuant to his employment agreement, under the terms of the Stock Option Plan, Mr. Ross was granted a non-qualified option to purchase 300,000 shares of Common Stock at $12 per share, which option price will be adjusted to the initial offering price of the Common Stock sold in the Offering. This option shall be exercisable in four equal annual installments, commencing upon the first anniversary of the date of grant subject to acceleration in certain circumstances.



     Mr. Vantusko's employment agreement with the Company, which became effective as of May 23, 1997, provides for Mr. Vantusko to serve as Chief Financial Officer of the Company for an initial term of three years, subject to automatic one year extensions upon each annual anniversary of the date of the employment agreement, unless either party notifies the other of his or its intent not to extend the agreement not less than one year prior to the then scheduled expiration date. The employment agreement provides for an initial annual base salary of $150,000. Mr. Vantusko will be entitled to participate in the Bonus Plan, which will entitle him to earn, in each year during the term of his employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board from the Company's annual operating plan. In addition, pursuant to the terms of the employment agreement, Mr. Vantusko will continue to be provided with certain benefits and perquisites currently provided to him. In the event that Mr. Vantusko's employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), Mr. Vantusko will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the sum of (x) the base salary in effect on the date of termination and (y) the annual bonus compensation paid to Mr. Vantusko with respect to the fiscal year in which his employment is terminated, provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which his employment is terminated (which for fiscal 1996 and 1997 shall be deemed to be $150,000). The employment agreement also contains provisions which restrict Mr. Vantusko from competing with the Company during the term of the agreement and for 12 months following termination thereof. Additionally, pursuant to his employment agreement, under the terms of the Stock Option Plan, Mr. Vantusko was granted a non-qualified option to purchase 100,000 shares of Common Stock at $12 per share, which option price will be adjusted to the initial offering price of the Common Stock sold in the Offering. This option shall be exercisable in four equal annual installments, commencing upon the first anniversary of the date of grant, subject to acceleration in certain circumstances.



     Mr. Hertert's employment agreement with the Company, which became effective as of May 23, 1997, provides for Mr. Hertert to serve as the Vice President of Operations of the Company for an initial term of three years, subject to automatic one year extensions upon each annual anniversary of the date of the employment agreement, unless either party notifies the other of his or its intent not to extend the agreement at least one year prior to the then scheduled expiration date. The employment agreement provides for an initial annual base salary of $140,000. Mr. Hertert will be entitled to participate in the Bonus Plan, which will entitle him to earn, in each year during the term of his employment agreement, commencing with fiscal 1998, an amount ranging from 0% to 150% of his base salary, subject to achievement of certain performance goals to be established by the Board from the Company's annual operating plan. In addition, pursuant to the term of the employment agreement, Mr. Hertert will continue to be provided with certain benefits and perquisites currently provided to him. In the event that Mr. Hertert's employment is terminated without cause (as defined in the employment agreement) or in the event he terminates his employment for good reason (as defined in the employment agreement), Mr. Hertert will be entitled to receive (in a lump sum if such termination occurs within one year after a change of control (as defined in the employment agreement) of the Company) an amount equal to the present value of the product of (i) the sum of
(x) the base salary in effect on the date of termination and (y) the annual bonus compensation paid to Mr. Hertert with respect to the fiscal year in which his employment is terminated, provided that such bonus is calculable as of such date, and if not so calculable, then the bonus, if any, paid to him with respect to the fiscal year immediately preceding the year in which is employment is terminated (which for fiscal 1996 and 1997 shall be deemed to be $140,000) and
(ii) one and one-half. The employment agreement also contains provisions which restrict Mr. Hertert from competing with the Company during the term of the agreement and for 12 months following termination thereof. Additionally, pursuant to his employment agreement, under the terms of the Stock Option Plan, Mr. Hertert was granted a non-qualified option to purchase 50,000 shares of Common Stock at $12 per share, which option price will be adjusted to the initial offering price of the Common Stock sold in the Offering. This option shall be exercisable in four equal annual installments, commencing upon the first anniversary of the date of grant, subject to acceleration in certain circumstances.



     Mr. Larsson's employment agreement with Nordic Water Products AB ("Nordic AB"), which became effective as of July 1, 1987, provides for Mr. Larsson to serve as Managing Director of Nordic AB, for an indefinite term. If Nordic AB terminates the employment agreement within 12 months after Nordic AB changes ownership, Nordic AB must provide Mr. Larsson at least 18 months notice of its intent to terminate the agreement. The employment agreement provided for an initial annual base salary of 336,000 krona (approximately $43,693). Mr. Larsson's current base salary is $94,700. The employment agreement contains provisions which restrict Mr. Larsson from competing with Nordic AB, without Nordic AB's consent, during the term of the agreement.

     The Company has also entered into employment agreements with key employees of each of the subsidiaries. In addition to other standard provisions, each such employment agreement imposes confidentiality restrictions on the employee, and most contain a covenant not to compete with the Company.

COMPENSATION OF DIRECTORS

     Members of the Board who are employees of the Company do not receive any additional compensation for service on the Board or any committees of the Board. Each member of the Board who is not an employee of the Company receives, for each year of service on the Board, a non-qualified stock option granted under the Stock Option Plan (as defined below) to purchase 3,000 shares of Common Stock, at a price equal to the fair market value of the Common Stock on the date of grant. Each option vests according to a schedule determined by the Board of Directors, with the initial option vesting in two equal annual installments. The options become fully vested and immediately exercisable in the event of an underwritten public offering of Common Stock (as will occur by completion of the Offering). In addition, each member of the Board who is not an employee of the Company is granted at the time he becomes a member of the Board the right to acquire at any time prior to an underwritten public offering up to 25,000 shares of Common Stock, at a price equal to the then current fair market value.

     Members of the Board who are not employees of the Company will receive an annual retainer of $10,000, payable in equal quarterly installments. All directors will be reimbursed for out of pocket expenses incurred in attending meetings of the Board or committees and for other expenses incurred in their capacity as directors.

     In June 1996, Robert P. Pinkas, a director of the Company, was granted options to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share pursuant to the Stock Option Plan.

EXECUTIVE COMPENSATION

     The following table sets forth, for each of the years indicated, the compensation paid by the Company to the Company's Chief Executive Officer and the only other executive officer of the Company as of September 30, 1996 who received compensation from or on behalf of the Company in excess of $100,000 during said fiscal years (together, the "Named Executive Officers"). During these years, the Named Executive Officers were compensated in accordance with the plans and policies of the Company.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                        ANNUAL COMPENSATION            COMPENSATION AWARDS
                                      ------------------------   -------------------------------
    NAME AND                                      OTHER ANNUAL   RESTRICTED STOCK    SECURITIES
   PRINCIPAL                                      COMPENSATION        AWARDS         UNDERLYING       ALL OTHER
    POSITION      YEAR   SALARY ($)   BONUS ($)     ($) (1)          ($) (2)        OPTIONS (#)    COMPENSATION ($)
----------------  ----   ----------   ---------   ------------   ----------------   ------------   ----------------
Theodore F.       1996    $ 225,800      --          $4,977          --                --              --
  Savastano.....
  Chairman of     1995    $ 126,989      --          --              --                --              --
     the Board
     of
     Directors
Chet S. Ross....  1996    $ 225,800      --          $  262          --                --              --
  Chief           1995    $  95,267      --          --              --                --              --
     Executive
     Officer and
     President

(1) Certain incidental personal benefits to executive officers of the Company may result from expenses incurred by the Company in the interest of attracting and retaining qualified personnel. These incidental personal benefits made available to the Named Executive Officers during 1996 are not described herein because the incremental cost to the Company of such benefits is below the SEC disclosure threshold.

(2) No grants of restricted stock have been made.

STOCK OPTION GRANTS

     The following table sets forth information regarding options to purchase Common Stock granted to the Named Executive Officers during 1996.

                    OPTION/SAR(1) GRANTS IN LAST FISCAL YEAR

                                                  INDIVIDUAL GRANTS
                                 ---------------------------------------------------
                                               PERCENT OF                              POTENTIAL REALIZABLE
                                 NUMBER OF       TOTAL                                       VALUE AT
                                 SECURITIES     OPTIONS       EXERCISE                    ASSUMED ANNUAL
                                 UNDERLYING    GRANTED TO        OR                      RATES OF STOCKS
                                  OPTIONS     EMPLOYEES IN   BASE PRICE   EXPIRATION    PRICE APPRECIATION
             NAME                GRANTED(#)   FISCAL YEAR      ($/SH)        DATE      FOR OPTION TERM (2)
-------------------------------  ----------   ------------   ----------   ----------   --------------------
                                                                                          5%($)      10%($)
                                                                                       --------   ---------
Theodore F. Savastano..........    100,000         19.9%       $ 4.40      6/15/2006   $211,558   $  597,497
Chet S. Ross...................    220,000         43.9%       $ 4.00      6/15/2006   $553,427   $1,402,493

(1) There have been no stock appreciation rights ("SARs") granted by the Company to date.

(2) The potential realizable values represent future opportunity and have not been reduced to present value in 1996 dollars. The dollar amounts included in these columns are the result of calculations at assumed rates set by the Securities Exchange Commission (the "SEC") for illustration purposes. These rates are not intended to be a forecast of the Common Stock price and are not necessarily indicative of the values that may be realized by the Named Executive Officers. The potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. For example, in order for the individuals named above who received options with an exercise price of $4.00 and $4.40 per share, respectively, for Common Stock to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of Common Stock would have to be approximately $6.52 and $10.37, respectively.

STOCK OPTION AND SAR EXERCISES

     The following table sets forth certain information concerning exercises of stock options during 1996 by each of the Named Executive Officers and their stock options outstanding as of September 30, 1996. The Company has not granted SARs to date.

             AGGREGATED OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND
                     FISCAL YEAR-END OPTION/SAR VALUES (1)


                                                                          NUMBER OF
                                                                         SECURITIES             VALUE OF
                                                                         UNDERLYING            UNEXERCISED
                                                                         UNEXERCISED          IN-THE-MONEY
                                                                      OPTIONS AT FISCAL     OPTIONS AT FISCAL
                                                                        YEAR-END (#)        YEAR-END ($) (2)
                                       SHARES                         -----------------     -----------------
                                    ACQUIRED ON         VALUE         EXERCISABLE (E)/      EXERCISABLE (E)/
              NAME                  EXERCISE (#)     REALIZED ($)     UNEXERCISABLE (U)     UNEXERCISABLE (U)
--------------------------------    ------------     ------------     -----------------     -----------------
Theodore F. Savastano...........          -0-               -0-                -0-(E)                 -0-(E)
                                                                           100,000(U)           $  10,000(U)
Chet S. Ross....................       45,000          $175,500                -0-(E)                 -0-(E)
                                                                           355,000(U)           $ 704,000(U)


(1) There have been no SARs granted by the Company to date.

(2) Value is based on the latest negotiated price relating to shares of Common Stock of $4.50 per share, which was negotiated in connection with the 1997 Warrants.

BENEFIT PLANS


The Company's Omnibus Incentive Plan



     General Information. The Company's Omnibus Incentive Plan (the "Omnibus Plan") provides for compensatory equity based awards (each an "Award"). There are reserved for issuance pursuant to, or by reason of, stock awards and stock-based awards an aggregate number of shares of Common Stock equal to the lesser of (x) the greater of (i) 1,750,000 shares or (ii) 12.5% of the number of shares of Common Stock outstanding, from time to time, (calculated on a fully diluted basis (including the maximum number of shares that may be issued, or subject to awards, under the Omnibus Plan and the Stock Option Plan (as defined below) (collectively, the "Employee Stock Plans"))); in either case (i) or (ii) above less the number of shares that are issued under the Employee Stock Plans after the effective date of the Omnibus Plan or are subject to outstanding awards under the Employee Stock Plans plus the number of any shares surrendered to the Company in payment of the exercise price of options issued under either of the Employee Stock Plans or (y) 5,000,000 shares of Common Stock. The foregoing amount is referred to herein as the "Employee Stock Plan Share Amount." Awards may be granted for no consideration and consist of stock options, stock awards, SARs, dividend equivalents, other stock based awards (such as phantom stock) and performance awards consisting of any combination of the foregoing. The Omnibus Plan is designed to provide an incentive to the officers and certain other key employees of the Company by making available to them an opportunity to acquire a proprietary interest or to increase their proprietary interest in the Company. Any Award issued under the Omnibus Plan which is forfeited, expires or terminates prior to vesting or exercise will again be available for Award under the Omnibus Plan. No participant may receive stock or stock-based awards to acquire more than 500,000 shares in any one year.


     The Compensation Committee administers the Omnibus Plan and has the full power and authority, subject to the provisions of the Omnibus Plan, to designate participants, grant Awards and determine the terms of all Awards. Members of the Compensation Committee are not eligible to receive Awards under the Omnibus Plan.


     The Omnibus Plan was approved by the Company's Board and shareholders in May 1997, and will terminate on the tenth anniversary of the date approved by the Board.


     Stock Awards. The Compensation Committee has the right to grant Awards of shares of Common Stock which are subject to such restrictions (including restrictions on transferability and limitations on the right to vote or receive dividends with respect to the restricted shares) and such terms regarding the lapse of restrictions as the Compensation Committee deems appropriate. Generally, upon termination of employment for any reason during the restriction period, restricted shares will be forfeited to the Company.


     SARs. An Award may consist of SARs. Upon exercising an SAR, the holder will be paid by the Company the difference between the fair market value of the Common Stock on the date of exercise and the fair market value of the Common Stock on the date of the grant of the SAR, less applicable withholding of Federal and state taxes. The Company may, at its election, pay such difference in cash or in shares of Common Stock valued at the fair market value of the Common Stock on the day preceding the date of payment. In no event may (i) an aggregate payment by the Company during any fiscal year upon the exercise of SARs exceed $100,000, or (ii) a holder of an SAR, who is also an employee of the Company or its subsidiaries, exercise an SAR if the aggregate amount to be received as a result of his or her exercise of SARs in the preceding 12 month period exceeds such employee's current base salary, in each case except as may otherwise be permitted by the Compensation Committee.



     Options Issued Under the Omnibus Plan. The terms of specific options are determined by the Compensation Committee. Generally, options will be granted at an exercise price equal to at least 100% of fair market value of the Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, which will generally not exceed 10 years from the date of grant. Options may be issued in tandem with SARs ("Tandem Options") as a performance award. Upon the exercise of an option, the option holder will pay to the Company the exercise price plus the amount of the required Federal and state withholding taxes, if any.

     Performance Awards Consisting of Options and SARs Issued in Tandem Under the Omnibus Plan. Upon exercise of a Tandem Option, the optionee will be entitled to a credit toward the exercise price equal to the value of the SARs issued in tandem with the option exercised, but not to exceed the amount of the Federal income tax deduction allowed to the Company in respect of such SAR and not in an amount which would reduce the amount of payment by the optionee below the par value of the shares being purchased. Upon exercise of a Tandem Option, the related SAR will terminate, the value being limited to the credit which can be applied only toward the purchase price of Common Stock. In all cases, full payment of the net purchase price of the shares must be made in cash or its equivalent at the time the Tandem Option is exercised, together with the amount of the required Federal and State withholding taxes, if any. When a SAR issued as part of a Tandem Option is exercised, the option to which it relates will cease to be exercisable to the extent of the number of shares with respect to which the SAR was exercised.

     Other Performance Awards Issued Under the Omnibus Plan. The Omnibus Plan authorizes the Compensation Committee to grant, to the extent permitted under Rule 16b-3 promulgated by the SEC under the Exchange Act, and applicable law, other Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of Common Stock. Furthermore, the amount or terms of an Award may be related to the performance of the Company or to such other criteria or measure of performance as the Compensation Committee may determine.

The Company's 1995 Stock Option Plan

     The Company's 1995 Stock Option Plan (the "Stock Option Plan") is intended to encourage ownership of Common Stock by officers and other key employees and advisors of the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company.


     The Stock Option Plan authorizes the grant to officers, key employees, and directors of awards ("Awards") consisting of "incentive stock options," as that term is defined under the provisions of Section 422 of the Code, and non-qualified stock options. There were 1,600,000 shares of Common Stock available for granting Awards under the Stock Option Plan. The Compensation Committee of the Board (the "Committee") administers the Stock Option Plan and has sole discretion to determine those employees to whom Awards will be granted, the number of Awards granted, the provisions applicable to each Award and the time periods during which Awards may be exercisable.


     The Committee may grant incentive stock options, non-qualified stock options, or a combination of the two. The exercise price of each incentive stock option may not be less than the fair market value of the Common Stock at the date of grant. Under the Stock Option Plan, fair market value is generally determined in accordance with procedures established by the Committee. The option price per share of any non-qualified stock option is determined by the Committee on the date the option is granted. The exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of capital stock of the Company, or, if applicable, a parent or subsidiary of the Company, on the date of grant must not be less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant.

     Options granted are exercisable for a term of not more than ten years from the date of grant. In addition, no employee may be granted an incentive stock option to the extent the aggregate fair market value, as of the date of grant, of the stock with respect to which incentive stock options are first exercisable by such employee during any calendar year exceeds $100,000.

     Awards granted under the Stock Option Plan are subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend, or other similar event affecting the Common Stock. An Award is not transferable, other than by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and an Award may be exercised, during the lifetime of the holder of the Award, only by the holder, or the holder's personal representative in the event of disability.

     The Stock Option Plan terminates on February 1, 2005, and Awards will not be granted under the Stock Option Plan after that date, although the terms of any Award may be amended in accordance with the Stock Option Plan at any date prior to the end of the term of such Award. Any Awards outstanding at the time of termination of the Stock Option Plan continue in full force and effect according to the terms and conditions of the Award and the Stock Option Plan.


     The Stock Option Plan may be amended by the Committee, subject to approval of the Board, but no amendment may impair any rights of any holder of an Award previously granted under the Stock Option Plan without the holder's consent. As of May 15, 1997, options for 740,000 shares were outstanding, options for 77,500 shares had been granted and exercised, and options for 482,500 shares were unissued.


The Company's Employee Stock Purchase Plan


     The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Company's Board and shareholders in May 1997. There are reserved for issuance upon the exercise of Options to be granted under the Stock Purchase Plan an aggregate of 500,000 shares of Common Stock, subject to adjustment upon the occurrence of certain specific capitalization events.



     The Stock Purchase Plan is intended to encourage ownership of Common Stock by eligible employees of the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company. Except as discussed below, eligible employees are employees who have been employed by the Company or any of its subsidiaries for at least six months and who customarily work more than 20 hours per week and five months per calendar year.


     The Stock Purchase Plan authorizes the Compensation Committee to grant options to purchase shares of Common Stock to eligible employees pursuant to one or more offerings to be made under the Stock Purchase Plan. The Compensation Committee administers the Stock Purchase Plan and has sole discretion to determine when offerings will be made under the Stock Purchase Plan, the number of shares of Common Stock to be made available in any such offering, the length of the period pursuant to which employees can elect to participate in any offering (the "Subscription Period") and the period pursuant to which installment obligations of the option price must be paid (the "Purchase Period"). The Subscription Period and Purchase Period of any offering made under the Stock Purchase Plan may not together exceed 27 months.


     The Compensation Committee may exclude the employees of any specific subsidiary from any offering made under the Stock Purchase Plan and may determine not to include certain highly compensated employees. In addition, no option may be granted to an employee who, immediately after the option is granted, owns 5% or more of the value or voting power of all classes of stock of the Company or its parent, if any, or subsidiary corporations, after taking into account certain attribution rules. Subject to these provisions, all eligible employees must be given the right to participate in any offering made under the Stock Purchase Plan.



     Prior to any offering made under the Stock Purchase Plan, the Company will grant to each employee eligible to participate in the offering the right to subscribe for an option to purchase on the last business day of the Purchase Period applicable to such offering at a price determined by the Compensation Committee, the number of full shares of Common Stock which such employee's accumulated payroll deductions will purchase as of the last business day of the Purchase Period. Unless the Compensation Committee determines otherwise, the option price will equal 85% of the fair market value of the Common Stock on the first day of the Purchase Period. Employees may elect to subscribe for options to purchase shares of Common Stock for an aggregate purchase price up to a specified percentage of their annual compensation as determined by the Compensation Committee for a particular offering.


     On the first day of the Purchase Period, eligible employees who elect to participate in an offering will receive, subject to certain limitations set forth in the Stock Purchase Plan, an option to purchase the number of shares for which such employee has subscribed. These options will be automatically exercised as of the last business day of the Purchase Period.

     Subject to certain limitations set forth in the Stock Purchase Plan, an employee is permitted, at any time prior to the end of the Purchase Period applicable to such offering, to terminate or reduce his or her payroll deductions, to reduce his or her options to purchase or to withdraw all or part of the amount in his or her account, without interest. Upon the termination of the employee's employment with the Company prior to the last day of the Purchase Period for any reason other than death or retirement, the employee's only right will be to receive the amount of cash then in such employee's account, without interest.

     Options granted under the Stock Purchase Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend or other similar event affecting the Common Stock. Options will not be transferable, other than by will or the laws of descent and the distribution, or if permitted pursuant to the Code, and the Regulations thereunder without affecting the option's qualification under
Section 423 of the Code, pursuant to a qualified domestic relations order, and an option may be exercised, during the lifetime of the holder of the option, only by such option holder, or his or her personal representative in the event of disability.

     In the case of an unusual corporate event such as liquidation, merger, reorganization (other than a reorganization as defined by Section 368(a)(1)(F) of the Code), or other business combination, acquisition or change in control of the Company through a tender offer or otherwise, the Board may, in its sole discretion, determine to terminate the Purchase Period of any offering made under the Stock Purchase Plan as of the last day of the month during which such unusual corporate event occurs, but in the event of any such termination, an option holder will have the right, commencing at least five days prior to the unusual corporate event, to either make a lump sum payment equal to the remaining portion of the purchase price payable under his or her option or to cancel his or her election to purchase shares pursuant to such option.

     The Stock Purchase Plan will terminate ten years from the date of adoption, and an option shall not be granted under the plan after such date. Any options outstanding at the time of termination of the Stock Purchase Plan will continue in full force and effect according to the terms and conditions of the Stock Purchase Plan.


1997 Non-Employee Director Stock Option Plan



     The Company's 1997 Non-Employee Director Stock Option Plan (the "Director Plan") was approved by the Company's Board and shareholders in May 1997. An aggregate of 150,000 shares of Common Stock have been reserved for issuance under the Director Plan, subject to adjustment upon the occurrence of certain specified capitalization events.



     The Director Plan is intended to encourage non-employee directors of the Company to acquire or increase their ownership of Common Stock on reasonable terms and to foster a strong incentive for non-employee directors to put forth maximum effort for the continued success and growth of the Company. The Director Plan will become effective as of the completion of the Offering and will terminate ten years from that date.



     Each non-employee director who becomes a member of the Board subsequent to the closing of this Offering shall automatically be granted an option to purchase 3,000 shares of Common Stock. In addition, on each anniversary of the date the Director Plan becomes effective, each of the Company's then non-employee directors who have served as directors for at least six (6) months shall automatically be granted an option to purchase 5,000 shares of Common Stock. The per share exercise price of options granted under the Director Plan will be the fair market value of the Common Stock on the date of grant. The exercise price of options granted under the Director Plan is payable in cash or in shares of Common Stock valued at fair market value at the time of exercise, or a combination of cash and shares; however, the Company may establish "cashless exercise" procedures, subject to applicable laws, rules and regulations, pursuant to which a director may exercise an option and arrange for a simultaneous sale of the underlying Common Stock, with the exercise price being paid from the proceeds of such sale. Options granted under the Director Plan will expire ten years after the date of grant, subject to earlier termination, and may be exercised as follows: twenty-five percent (25%) after one (1) year from the date of grant, fifty percent (50%) after two (2) years from the date of grant, seventy-five percent (75%) after three (3) years from the date of grant and one hundred percent (100%) after four (4) years from the date of grant.



     In the event that a director ceases to be a member of the Board (other than by reason of death or disability), an option may be exercised by the director (to the extent the director was entitled to do so at the time he or she ceased to be a member of the Board) at any time within three months after he or she ceases to be a member of the Board, but not beyond the term of the option. If the director dies or becomes disabled while he or she is a member of the Board, or within three months after he or she ceases to be a member of the Board, the option may be exercised (to the extent the director was entitled to do so at the time of his or her death) in full by his or her personal representative or distributees at any time within one year after his or her death or disability, but not beyond the term of the option. In the event of the occurrence of a Change in Control (as defined in the Director Plan) a director would be entitled to exercise the option in full, but such option would terminate 90 days after the Change in Control.



     The Director Plan will be administered by the Compensation Committee. The principal terms of the option grants are set forth in the Director Plan, therefore, the Compensation Committee will have no discretion to select which directors receive options, the number of shares of Common Stock subject to options or the exercise price of options.



     Each of the above plans may be amended at any time and from time to time by the Board of Directors, but no amendment without the approval of the shareholders of the Company shall be made if shareholder approval would be required under applicable law. No amendment may, however, impair the rights or obligations of the holder of any option granted under the Omnibus Plan, the Stock Purchase Plan or the Director Plan without his or her consent.

                               SECURITY OWNERSHIP


     The following table sets forth the beneficial ownership of the Company's Common Stock as of May 15, 1997, and after giving effect to the closing of the Offering, by each of the executive officers referred to in the compensation section appearing above, each of the directors of the Company and all executive officers, directors and director nominees of the Company as a group, as well as by each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock.



                                                     SHARES OF        PERCENT OF SHARES
                                                   COMMON STOCK          OUTSTANDING       PERCENT OF SHARES
               NAME AND ADDRESS                    BENEFICIALLY            PRIOR TO           OUTSTANDING
              OF BENEFICIAL OWNER                    OWNED(1)            OFFERING(2)       AFTER OFFERING(3)
----------------------------------------------- -------------------   ------------------   -----------------
Brantley Venture Partners III, L.P. ...........      2,026,250(4)            33.05%              18.49%
20600 Chagrin Blvd.
Suite 1150
Cleveland, OH 44122

Environmental Opportunities Management Co.,
  LLC..........................................        650,000(5)            10.60%               5.93%
3100 Texas Commerce Tower
Houston, TX 77002

River Cities Capital Fund Limited
Partnership....................................        636,250(6)            10.40%               5.81%
221 East 4th Street
Suite 2250
Cincinnati, OH 45202

IPP95, L.P. ...................................        400,000(7)             6.53%               3.65%
c/o William E. Simon & Sons, L.L.C.
310 South Street
P.O. Box 1913
Morristown, NJ 07964

Lawrence and Theresa H. Stenger................        382,023(8)             6.26%               3.49%
832 Pike Road
West Palm Beach, FL 33411

Mark E. Neville................................        352,000(9)             5.76%               3.22%
146 Darrington Drive
Taunton, MA 02767

Theodore F. Savastano..........................      1,000,000(10)           16.12%               8.98%

Chet S. Ross...................................        400,000(11)            6.19%               3.54%

Robert P. Pinkas...............................      2,126,250(12)           34.13%              19.23%

Paul M. Sutton.................................         28,000(13)               *                   *

Rollin S. Reiter...............................         28,000(13)               *                   *

John R. Miller.................................         28,000(13)               *                   *

All directors, nominees and executive officers
as a group (9 persons).........................      3,800,250(14)           60.89%              34.25%


---------------

*Less than 1%

 (1) Beneficial ownership includes shares of Common Stock subject to options, warrants, rights, conversion privileges or similar obligations exercisable within 60 days for purposes of computing the percentage of the person or group holding such options or warrants. Except as noted, each stockholder has sole voting power and sole investment power with respect to all shares beneficially owned by such stockholder.


 (2) Based upon 6,104,284 shares outstanding prior to the Offering and prior to shares issued in connection with the Pending Acquisitions.



 (3) Based upon 10,932,554 shares outstanding after the Offering. Does not reflect shares, if any, purchased by any such person in the Offering.

 (4) Includes 1,600,000 shares which will be issued upon the conversion of the Series A Shares, Series B Shares, and Series C Shares held by the beneficial owner and 26,250 warrants to purchase shares of Common Stock held by Brantley Capital Corporation, an affiliate of Brantley Venture Partners III, L.P. Robert P. Pinkas, a director of the Company, is managing general partner of Brantley Venture Partners III, L.P. and has sole voting and investment power with respect to these shares.



 (5) Includes 556,062 shares which will be issued upon conversion of the Series C Shares held by Environmental Opportunities Fund, L.P. and 68,938 shares which will be issued upon conversion of the Series C Shares held by Environmental Opportunities Fund (Cayman), L.P., and an aggregate of 25,000 warrants issued to such entities to purchase shares of Common Stock, as to which entities Environmental Opportunities Management Co., LLC is the general partner and has sole voting and investment power with respect to these shares. See "Underwriting."



 (6) Includes 625,000 shares which will be issued upon the conversion of the Series B Shares and Series C Shares held by the beneficial owner and 11,250 warrants to purchase shares of Common Stock. Mayson, Inc., an Ohio corporation, is the general partner of the partnership which is the general partner of River Cities Capital Fund Limited Partnership and has sole voting and investment power with respect to these shares.



 (7) Includes 375,000 shares which will be issued upon the conversion of the Series B Shares held by the beneficial owner and 25,000 warrants to purchase shares of Common Stock. Wesinvest, Inc., a Delaware corporation, is the general partner of IPP95, L.P. and has sole voting and investment power with respect to these shares.


 (8) Includes 119,036 shares owned by Lawrence Stenger, 69,207 shares owned by Theresa H. Stenger and 193,780 shares owned by Lawrence and Theresa Stenger, jointly.

 (9) Includes 2,000 options to purchase shares of Common Stock which become fully vested upon completion of the Offering.

(10) Includes 200,000 options to purchase shares of Common Stock which become fully vested upon completion of the Offering.

(11) Includes 355,000 options to purchase shares of Common Stock which become fully vested upon completion of the Offering.

(12) Includes shares, including securities referred to in footnote 4 above, which are held by Brantley Venture Partners III, L.P., of which Mr. Pinkas is managing general partner, and 100,000 options to purchase shares of Common Stock which become fully vested upon completion of the Offering.

(13) Includes 25,000 options to purchase shares of Common Stock currently vested and 3,000 options to purchase shares of Common Stock which become fully vested upon completion of the Offering.


(14) Also includes 115,000 options to purchase shares of Common Stock which become fully vested upon completion of the Offering.

                              CERTAIN TRANSACTIONS

     The following summarizes certain material agreements between the Company and its officers, directors and certain of its existing shareholders. The summary is not a complete description of such agreements and therefore this discussion is qualified in its entirety by reference to the agreements, copies of which will be made available for inspection upon written request to the Company. It is the Company's intention that in the future, transactions with directors, officers, employees or affiliates of the Company will be minimal and will be approved in advance by a majority of the disinterested members of the Company's Board of Directors.

REGISTRATION RIGHTS AGREEMENTS

     Several of the officers, directors and holders of more than 5% of the Common Stock have entered into registration rights agreements relating to shares of Preferred Stock or Common Stock. See "Description of Capital Stock -- Registration Rights Agreements."

1997 NOTES, 1997 WARRANTS AND STOCKHOLDER GUARANTEE


     In March 1997, the Company entered into the Note Purchase Agreement with respect to the 1997 Notes and entered into the 1997 Warrant Agreement with respect to the 1997 Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock -- 1997 Warrants." The parties to the Note Purchase Agreement and the holders of the 1997 Warrants include several of the Company's significant stockholders or their affiliates. The following significant shareholders, or their affiliates, agreed to acquire the indicated percent of any 1997 Note that may be issued by the Company: Brantley Capital Corporation -- 21%; IPP95, L.P. -- 20%; River Cities Capital Fund Limited Partnership -- 9%; and Environmental Opportunities Management Co., LLC -- 20%. These stockholders and the other parties to the Note Purchase Agreement (other than the Company) have received, and will be entitled to receive, 1997 Warrants as and when issued in accordance with the 1997 Warrant Agreement, pro rata in proportion to the principal amount of 1997 Notes to be issued to such purchaser. In the event (i) the Offering is completed at a price of $9.00 per share or greater and (ii) either the Offering is completed within 180 days of the date of sale of the 1997 Notes or there have been no 1997 Notes sold, then the Company will have issued a minimum of 125,000 Warrants (if no 1997 Notes are sold) and a maximum of 425,000 Warrants (if all $10,000,000 of 1997 Notes are sold). In the event the Offering referred to in the preceding sentence is completed at a price of less than $9.00 per share, then the Company will have also issued an additional number of 1997 Warrants equal to 25% of the then outstanding 1997 Warrants. As of the date of this Prospectus, none of the 1997 Notes are outstanding, and 125,000 of the 1997 Warrants are issued and outstanding. The Company intends to repay all outstanding 1997 Notes, if any, in full upon completion of the Offering. The Note Purchase Agreement will terminate upon the closing of the Offering.



     Brantley Venture Partners III, L.P. ("Brantley"), a holder of 33.05% of the Common Stock prior to the Offering, has guaranteed through June 1, 1997 up to $2,000,000 of the Company's indebtedness under the Credit Facility in the event the Company defaults on its payment obligations thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company paid no consideration to Brantley for this guarantee. To the extent that Brantley makes a payment under its guarantee of the Company's indebtedness under the Credit Facility, the amount of such payments will be deemed to be an advance under the 1997 Notes from the date of such payment. Robert P. Pinkas, a director of the Company, is an affiliate of Brantley Capital Corporation and Brantley. See "Management -- Directors and Executive Officers." In management's opinion, it is not likely that Brantley will become obligated to make a payment pursuant to such guarantee, either prior to completion of the Offering or thereafter.


STOCKHOLDER NOTE

     In connection with the Company's acquisition of Mass Transfer, the Company is the obligor under a $400,000 promissory note to Mark E. Neville, a former stockholder and current president of Mass Transfer.

The promissory note accrues interest at 10% per annum and is due and payable on August 1, 1997. The promissory note is subordinated to the Company's obligations to the Bank.

ADDITIONAL OPTIONS

     In June 1996, Robert P. Pinkas, a director of the Company, was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $4.00 per share pursuant to the Stock Option Plan.

LEASE TRANSACTIONS

     Waterlink Technologies is the tenant under two industrial building leases in West Palm Beach, Florida (the "West Palm Building") and in Clearwater, Florida (the "Clearwater Building"). Lawrence and Theresa H. Stenger, the beneficial owners of more than 5% of the Common Stock and former owners of Waterlink Technologies, are the direct or indirect landlords of the two buildings. Both leases are dated as of September 30, 1996 and have a term of five years. The leases may be renewed for two additional terms of two years each. The annual base rent for the West Palm Building is $222,220. The annual base rent for the Clearwater Building is $17,728. The annual base rent for the third, fourth and fifth years of each lease increases to reflect the change in the consumer price index, as defined in the lease.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the closing of the Offering and assuming (i) no exercise of outstanding options or warrants and (ii) conversion of all outstanding shares of the Company's preferred stock, 10,932,554 shares of Common Stock will be outstanding. Of such shares, the 4,500,000 shares sold in the Offering, and any of the 675,000 shares which may be sold upon exercise of the Underwriters' over-allotment option, will be freely tradable by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 6,432,554 shares of Common Stock are "restricted securities" within the meaning of Rule 144 (collectively, the "Restricted Shares"). The Restricted Shares may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including an exemption pursuant to Rule 144 under the Securities Act. Holders of approximately 6,215,054 Restricted Shares have certain registration rights pursuant to certain registration rights agreements. See "Description of Capital Stock -- Registration Rights Agreements."


     The Company intends to register the shares of Common Stock reserved or to be available for issuance pursuant to the Stock Option Plan. Following the closing of the Offering, shares of Common Stock issued pursuant to the Stock Option Plan generally will be available for sale in the open market by holders who are not affiliates of the Company and, subject to the volume and other limitations of Rule 144, by holders who are affiliates of the Company. In addition, each director who is not an employee of the Company has been granted an option to purchase shares of Common Stock. See "Management -- Compensation of Directors."

     In connection with entering into the Credit Facility and commitments to purchase subordinated indebtedness, the Company issued warrants to purchase 350,000 shares of Common Stock. Pursuant to the applicable warrant agreements, the holders of such warrants have certain rights to require the Company to register the shares of Common Stock to be issued upon exercise of the warrants.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year, including persons who may be deemed to be "affiliates" of the Company, as that term is defined under Rule 144, may sell within any three-month period a number of Restricted Shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (estimated to be 10,932,554 shares after completion of this Offering, or 11,607,554 shares if the Underwriters' over-allotment option is exercised in full) or the average weekly trading volume of the Common Stock on the open market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale limitations, notice requirements, and the availability of current public information about the Company. Pursuant to Rule 144(k), a person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the Company during the three months preceding a sale, and who has beneficially owned Restricted shares for at least two years, would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner-of-sale provisions or notice requirements. Restricted Shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company. The foregoing summary of Rule 144 is not intended to be a complete description thereof. Absent additional offerings that are registered under the Securities Act and any additional issuances of Common Stock not referred to above, it is anticipated that as much as 6,317,554 shares of Common Stock may be eligible to be sold pursuant to Rule 144 within approximately one year of the closing of the Offering, of which approximately 1,855,000 shares of Common Stock may be immediately eligible to be sold (subject to the Lockup Period referred to below).



     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provision of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, commencing 90 days after the effectiveness of the Offering. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144. Approximately 192,500 shares of Common Stock currently outstanding may be sold pursuant to Rule 701.


     The Company, its officers and directors, and the holders of substantially all of the Common Stock have agreed that, until the later of December 31, 1997 or 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant warrants pursuant to the Note Purchase Agreement and grant options under the Company's stock option and purchase plans, and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option and purchase plans, (iii) pursuant to the exercise of warrants outstanding as of the closing of the Offering or which the Company is obligated to issue as part of the 1997 Warrants, (iv) pursuant to the conversion of the Company's preferred stock and
(v) pursuant to or in connection with the Company's Rights Plan.


     The Company intends to register 5,000,000 shares of Common Stock under the Securities Act during 1997 for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company; however, sales of these shares during the Lockup Period would require the prior written consent of Smith Barney Inc.


     Prior to the Offering there has been no market for the Common Stock, and no prediction can be made as to the effect, if any, that sales of Restricted Shares, or the availability of Restricted Shares for sale, by existing shareholders in reliance upon Rule 144, pursuant to registration or otherwise will have on the market price of Common Stock. The sale by the Company or the shareholders referred to above of a substantial number of shares of Common Stock after the Offering could adversely affect the market price for the Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Upon completion of the Offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which 10,932,554 shares of Common Stock will be issued and outstanding and no shares of Preferred Stock will be issued and outstanding. Prior to the completion of this Offering, the authorized capital stock of the Company included 440,000 shares of Series A Preferred Stock, par value $.001 per share, of which 400,000 shares were issued and outstanding, 1,836,000 shares of Series B Preferred Stock, par value $.001 per share, of which 1,700,000 shares were issued and outstanding, and 1,647,000 shares of Series C Preferred Stock, par value $.001 per share, of which 1,150,000 shares were issued and outstanding. Prior to the completion of the Offering, all outstanding shares of the Company's preferred stock will be converted into Common Stock in accordance with the terms of such preferred stock, and such preferred stock will no longer be authorized or outstanding. An aggregate of 3,250,000 shares of Common Stock will be issued upon the conversion of all outstanding shares of the Company's preferred stock, which shares of Common Stock are included in the number of shares of Common Stock to be outstanding upon the completion of the Offering, as set forth above.


     The following summary of certain provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company Certificate and the Company Bylaws to be in effect upon the closing of the Offering, the form of each of which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record by them upon all matters to be voted on by the holders of Common Stock. The holders of Common Stock are entitled to participate equally in all dividends payable with respect to the Common Stock subject to any preferences or rights of any outstanding preferred stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     Effective upon the closing of the Offering, the Board of Directors will have the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 10,000,000 shares of Preferred Stock from time to time in one or more series and to fix such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor, the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights, including Series 1 Preferred Stock (the "Series 1 Preferred Stock") authorized in connection with the Stockholders Rights Plan described below. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) restrict Common Stock dividends if Preferred Stock dividends have not been paid; (ii) dilute the voting power and equity interests of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock; or (iii) prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Company

Certificate or any reorganization, consolidation or merger (or other similar transaction involving the Company). As a result, the issuance of such Preferred Stock may discourage bids for the Company's Common Stock at a premium over the market price therefor and could have a material adverse effect on the market value of the Common Stock. The Board of Directors does not presently intend to issue any shares of Preferred Stock, other than in connection with the stockholders rights plan, referred to below.

REGISTRATION RIGHTS AGREEMENTS

     In connection with the issuance by the Company of all of the outstanding shares of the Company's preferred stock (with the exception of 25,000 shares of Series C Preferred Stock issued to one particular shareholder), the Common Stock issued prior to the Offering (other than upon exercise of stock options) and any securities of the Company convertible into or exchangeable for shares of Common Stock (other than a stock option), including the 1997 Warrants, the Company granted to holders thereof certain rights relating to registering the Common Stock under the Securities Act.

     In general, the "Investors" as defined in the Amended and Restated Registration Rights Agreement dated March 6, 1997 (the "Registration Rights Agreement") (generally defined as substantially all holders of Series A Preferred Stock, Series B Preferred and Series C Preferred Stock and 1997 Warrants) and Mr. Savastano may demand registration under the Securities Act of the Common Stock issued upon the conversion of outstanding shares of the Company's preferred stock and the exercise of the 1997 Warrants upon the request of the Investors (treated as a single class and calculated on an "as converted basis"). The Company will pay all registration expenses relating to such registration. Each of the registration rights agreements otherwise contain such terms and conditions ordinarily and customarily found in registration rights agreements, including, without limitation, piggyback registration rights, indemnification provisions, and holdback agreements.

STOCKHOLDER RIGHTS PLAN


     Effective upon the consummation of the Offering, the Board has adopted a stockholder rights plan, pursuant to which one Right will be distributed for each share of Common Stock. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series 1 Preferred Stock at a price of $65.00 per one one-hundredth of a share of Series 1 Preferred Stock (the "Purchase Price"), subject to adjustment. The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated herein by reference. See "Description of Capital Stock -- Preferred Stock."



     Until the earliest to occur of (i) the first date of public announcement that a person (other than the Company, any subsidiary of the Company, an employee benefit plan of the Company or a subsidiary of the Company, or an Exempt Person (defined below)) or group of affiliated or associated persons has acquired, or obtain the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the tenth day (or such later date as may be specified by the Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date any person commences or announces its intention to commence a tender offer or exchange offer, the consummation of which would result in such person, together with its affiliates or associates becoming an Acquiring Person (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights are evidenced by the certificates for shares of Common Stock. "Exempt Persons" include any person who prior to this Offering was the beneficial owner of 15% or more of the outstanding shares of Common Stock for so long as (a) such person, together with all affiliates and associates thereof, does not increase its percentage beneficial ownership by 1% or more of the outstanding shares of Common Stock (b) there is no change of control of such person, (c) such person, together with its affiliates or associates does not commence a tender offer or exchange offer for Common Stock and (d) the Company does not consolidate or merge with or into such person, or any of its affiliates or associates, or sell, mortgage or otherwise transfer to such person, or any of its affiliates or associates, assets or earning power representing 50% or more of the assets or earning power of the Company.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), certificates for shares of Common Stock issued after the date of the Rights Agreement will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     No Right will be exercisable at any time prior to the Distribution Date. The Rights will expire on the tenth anniversary of the date of the Rights Agreement (the "Final Expiration Date"), unless earlier redeemed or exchanged by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

     The Purchase Price payable, and the number of shares of Series 1 Preferred Stock or other securities issuable, upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series 1 Preferred Stock, (ii) upon the grant to holders of shares of Series 1 Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Series 1 Preferred Stock at a price, or securities convertible into shares of Series 1 Preferred Stock with a conversion price, less than the then current market price of the shares of Series 1 Preferred Stock or (iii) upon the distribution to holders of the shares of Series 1 Preferred Stock of evidences of indebtedness or cash (excluding regular periodic cash dividends), assets, stock (excluding dividends payable in shares of Series 1 Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredth of a share of Series 1 Preferred Stock issuable upon the exercise of each Right also will be subject to adjustment in the event of a stock dividend on the Common Stock payable in shares of Common Stock or subdivision, combination or reclassification of the Common Stock occurring, in any such case, prior to the Distribution Date.

     Shares of Series 1 Preferred Stock issuable upon exercise of the Rights will not be redeemable. Each share of Series 1 Preferred Stock will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the shares of Series 1 Preferred Stock will be entitled to a preferential liquidation payment equal to accrued and unpaid dividends thereon, plus the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series 1 Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions. Each share of Series 1 Preferred Stock will have 100 votes, voting together with the shares of Common Stock. In addition, in the event that the amount of accrued and unpaid dividends on the Series 1 Preferred Stock is equivalent to six full quarters dividends or more, the holders thereof shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Stock.

     In the event that any person or group or affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Distribution Date and the date of the earliest of any such events, will be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) having a market value of two times the exercise price of the Right.


     To illustrate the operation of such an adjustment, at a Purchase Price of $40.00, assuming the current market price (as determined pursuant to the provisions of the Rights Agreement) per share of Common Stock was $4.00, each Right not owned beneficially by an Acquiring Person at or after the time of such an occurrence would entitle its holder to purchase (after the Distribution Date) from the Company 20 shares of Common Stock (having an aggregate market value of $80.00) for $40.00.


     In the event that, at any time after a person or group of affiliated or associated persons has become an Acquiring Person, (i) the Company merges with or into any person and the Company is not the surviving corporation, (ii) any person merges with or into the Company and the Company is the surviving corporation, but the shares of Common Stock are changed or exchanged, or (iii) 50% or more of the Company's assets or earning power are sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock (or, under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right.

     At any time after the first date of public announcement that an Acquiring Person has become such and prior to the acquisition by any person or group of affiliated or associated persons of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than any Rights which have become void) for shares of Common Stock, in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment in the Purchase Price of at least 1%. The Company is not required to issue fractional shares of Series 1 Preferred Stock (other than fractions which are integral multiples of one one-hundredth of a share of Series 1 Preferred Stock, which may, at the option of the Company, be evidenced by depositary receipts) or fractional shares of Common Stock or other securities issuable upon the exercise of Rights. In lieu of issuing such securities, the Company may make a cash payment, as provided in the Rights Agreement.

     The Company may redeem all, but not less than all, the Rights at a price of $.01 per Right (the "Redemption Price"), payable in cash or Common Stock, at any time prior to such time as a person or group of affiliated or associated persons becomes an Acquiring Person. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Prior to the Distribution Date, the Rights Agreement may be amended by the Company without the approval of any holders of Rights. From and after the Distribution Date, the Rights Agreement may be amended by the Company without the approval of any holders of Rights in any manner which does not, in the good faith determination of the Board, adversely affect the holders of the Rights (other than an Acquiring Person), including amendments which add other events requiring adjustment to the purchase price payable and the number of shares of Series 1 Preferred Stock or other securities issuable upon the exercise of the Rights or which modify procedures relating to the redemption of the Rights. Under no circumstances may the Rights Agreement be amended to decrease the stated Redemption Price or the period of time remaining until the Final Expiration Date or to modify a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board since (subject to the limitations described above) the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

1997 WARRANTS

     In March 1997, in connection with its entering into the Note Purchase Agreement relating to the 1997 Notes, the Company entered into a warrant agreement (the "1997 Warrant Agreement") pursuant to which it agreed to issue warrants (the "1997 Warrants") to persons agreeing to be purchasers of the 1997 Notes. Each 1997 Warrant entitles the holder to purchase one share of Common Stock at an initial purchase price per share of $4.50 ("Exercise Price"). In the event (i) the Offering is completed at a price of $9.00 per share or greater and
(ii) either the Offering is completed within 180 days of the date of sale of the 1997 Notes or there have been no 1997 Notes sold, then the Company will have issued a minimum of 125,000 Warrants (if no 1997 Notes are sold) and a maximum of 425,000 Warrants (if all $10,000,000 of 1997 Notes are sold). In the event the Offering referred to in the preceding sentence is completed at a price of less than $9.00 per share, then the Company will have also issued an additional number of 1997 Warrants equal to 25% of the then outstanding 1997 Warrants. As of the date of this Prospectus, none of the 1997 Notes are outstanding but 125,000 Warrants have been issued and are outstanding. The Company intends to repay any 1997 Notes in full upon completion of the Offering, in which event no additional 1997 Notes or 1997 Warrants will be issued. The Exercise Price of the 1997 Warrants is subject to adjustment upon the occurrence of certain events such as the issuance of securities at prices less than the Exercise Price then in effect, or upon stock splits, stock dividends, reorganizations, mergers or consolidations. The Note Purchase Agreement will terminate upon the closing of the Offering.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

     The Company Certificate and the Company Bylaws, each of which will become effective upon completion of the Offering, contain certain provisions which operate only with respect to an extraordinary corporate transaction involving the Company (or any of its subsidiaries) and which are designed to encourage any person who desires to take control of and/or acquire the Company to enter into negotiations with the Board, thereby making more difficult the acquisition of the Company by means of a tender offer, a proxy contest or other non-negotiated means. In general, these provisions (i) provide for a classified Board from which directors may only be removed for cause, by the affirmative vote of 80% of all of the stockholders (ii) provide that only a majority of the Board shall have the authority to fill vacancies on the Board, (iii) limit the right of stockholders to amend the Company Certificate and the Company Bylaws, (iv) eliminate the right of stockholders to call special meetings and to take action without a meeting, (v) establish an advance notice procedure regarding the nomination of directors by stockholders and stockholder proposals to be brought before an annual meeting, and (vi) require that certain business combinations either meet certain minimum price and procedural requirements, be approved by the members of the Board who are unaffiliated with the persons seeking to effect such business combinations or be approved by a supermajority stockholder vote. In addition to encouraging any person intending to attempt a takeover of the Company to negotiate with the Board, these provisions also curtail such person's use of a dominant equity interest to control any negotiations with the Board. Under such circumstances, the Board may be better able to make and implement reasoned business decisions and protect the interests of all of the Company's stockholders. A copy of the Company Certificate and the Company Bylaws are filed as exhibits to the Registration Statement of which this Prospectus is a part.

Classified Board of Directors

     The Company Certificate provides for the Board to be divided into three classes serving staggered terms so that directors' initial terms will expire at the first, second or third scheduled annual meeting of stockholders. Starting with the first scheduled annual meeting of the Company's stockholders, one class of directors will be elected each year for a three-year term. See "Management -- Directors and Executive Officers." The classes will be as nearly equal in number as possible. The classification of directors makes it more difficult for a significant stockholder to change the composition of the Board in a relatively short period of time and, accordingly, provides the Board and stockholders time to review any proposal that a significant stockholder may make and to pursue alternative courses of action which are fair to all the stockholders of the Company.

Removal of and Filling Vacancies on the Board of Directors of the Company

     The Company Certificate provides that, subject to any rights of the holders of Preferred Stock of the Company, only a majority of the Board then in office or the sole remaining director shall have the authority to fill any vacancies on the Board, including vacancies created by an increase in the number of directors. Moreover, because the Company Certificate provides for a classified board, Delaware law provides that the stockholders may remove a member of the Board only for cause. The Company Certificate provides that the affirmative vote of the holders of at least 80% of the voting power of stock entitled to vote generally in the election of directors is required to remove a director for cause. These provisions relating to removal and filling of vacancies on the Board preclude stockholders from enlarging the Board or removing incumbent directors and filling the vacancies with their own nominees.

Amendment of the Company Certificate and the Company Bylaws

     The Company Certificate contains provisions requiring the affirmative vote of the holders of at least 80% of the voting power of the stock entitled to vote generally in the election of directors to amend certain provisions of the Company Certificate and the Company Bylaws (including certain of the provisions discussed above). These provisions make it more difficult for stockholders to make changes in the Company Certificate or the Company Bylaws, including changes designed to facilitate the exercise of control over the Company.

Limitations on Stockholder Action by Written Consent; Special Meetings

     Meetings. The Company Certificate provides that stockholder action can be taken only at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Company Certificate and the Company Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders can be called only by a majority of the entire Board or by the President or Chairman of the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by or at the direction of the Board. These provisions prohibit a significant stockholder from proposing a stockholder vote on issues not approved by the Board or from authorizing stockholder action without a meeting at which all stockholders would be entitled to participate.

     Nominations of Directors and Stockholder Proposals. The Company Bylaws establish an advance notice procedure with regard to the nomination other than by, or at the direction of, the Board of candidates for election as directors (the "Nomination Procedure") and with regard to stockholder proposals to be brought before an annual meeting of stockholders (the "Business Procedure"). The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. The Business Procedure provides that to be properly brought before an annual meeting, business must be specified in the notice of the annual meeting given by or at the direction of the Board (or any duly authorized committee thereof) or brought before the meeting by, or at the direction of, the Board (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. The notice from the stockholder must also meet certain information requirements, as further set forth in the Company Bylaws.

     If the officer of the Company presiding at the meeting determines that a person was not nominated in accordance with the Nomination Procedure, or that other business was not brought before the meeting in accordance with the Business Procedure, such person is not eligible for election as a director, or such business is not to be conducted at such meeting, as the case may be.

     The purpose of the Nomination Procedure is, by requiring advance notice of nomination by stockholders, to afford the Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of stockholder proposals, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, to provide the Board with a meaningful opportunity to inform stockholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation as to the Board's position or belief as to action to be taken with respect to such proposal, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the Board as to the disposition of any such proposal. Although the Company Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other proposal submitted by stockholders, the Company Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular stockholder meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

Fair Price Provision

     Article Sixth of the Company Certificate (the "Fair Price Provision") requires the approval by the holders of 80% of the voting power of the outstanding capital stock of the Company entitled to vote on all matters submitted to the stockholders, generally (the "Voting Stock") as a condition for mergers and certain other business combinations ("Business Combinations") involving the Company and any holder of more than ten percent (10%) of such voting power (an "Interested Stockholder"), excluding Voting Stock beneficially owned by the Interested Stockholder, unless the transaction is either (i) approved by a majority of the members of the Board who are not affiliated with the Interested Stockholder and who were directors before the Interested Stockholder became an Interested Stockholder (the "Continuing Directors") or
(ii) certain minimum price and procedural requirements are met. These requirements include that the aggregate amount of cash and the fair market value (as defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of capital stock in such Business Combination shall be at least equal to the highest of (i) the highest per share price paid by or on behalf of the Interested Stockholder for any share of such capital stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such capital stock
(x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or
(y) in the transaction in which it became an Interested Stockholder, or (ii) the fair market value per share of such capital stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"); or (iii) as to capital stock other than Common Stock, the highest preferential amount per share to which the holders of shares of such class or series of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company regardless of whether the Business Combination to be consummated constitutes such an event. Also, the consideration to be received by holders of a particular class or series of outstanding capital stock must be in cash or in the same form as previously paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of capital stock. If the consideration so paid for shares of any class or series of capital stock varied as to form, the form of consideration for such class or series of capital stock must be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of capital stock previously acquired by the Interested Stockholder. In addition, there cannot be any of several specified changes in the payment of regular dividends or in the holdings of capital stock by such Interested Stockholders after the Determination Date, nor can the Interested Stockholders make any major change in the Company's business or equity capital structure.

     The Fair Price Provision is designed to prevent a third party from utilizing two-tier pricing and similar inequitable tactics in a takeover attempt. The Fair Price Provision is not designed to prevent or discourage tender offers for the Company. However, the separate provisions contained in the Company Certificate and the Company Bylaws relating to "Classified Board of Directors" and "Limitations on Stockholder Action by Written Consent; Special Meetings" discussed above will, as therein indicated, curtail an Interested Stockholder's ability to exercise control in several respects, including such stockholder's ability to change incumbent directors who may oppose a Business Combination or to implement a Business Combination by written consent without a stockholder meeting. In addition, the Fair Price Provision would discourage some takeover attempts by persons intending to acquire the Company in two steps and to eliminate remaining stockholder interests by means of a Business Combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in the Company.

     In addition, the Company is subject to certain anti-takeover provisions of the DGCL which prohibit the Company from engaging in any Business Combination with any Interested Stockholder unless certain conditions are satisfied.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the respective number of shares of Common Stock set forth opposite the name of such Underwriter.


                                UNDERWRITER                        NUMBER OF SHARES
            ---------------------------------------------------    ----------------
            Smith Barney Inc. .................................
            Oppenheimer & Co., Inc. ...........................
            Sanders Morris Mundy Inc. .........................
                                                                         -------
            Total..............................................        4,500,000
                                                                         =======


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc., Oppenheimer & Co., Inc. and Sanders Morris Mundy Inc. are acting as representatives (the "Representatives"), propose to offer part of the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price which represents a concession not in
excess of $       per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary authority. After the initial public offering, the offering price and other selling terms may be changed by the Representatives.


     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 675,000 shares of Common Stock at the price to the public set forth on the cover page of this Prospectus, minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

     The Company, its officers and directors, and the holders of substantially all of the Common Stock have agreed that, until the later of December 31, 1997 or 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant warrants pursuant to the Note Purchase Agreement and grant options under the Company's stock option and purchase plans, and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option and purchase plans, (iii) pursuant to the exercise of warrants outstanding as of the closing of the Offering or which the Company is obligated to issue as part of the 1997 Warrants, (iv) pursuant to the conversion of the Company's preferred stock and
(v) pursuant to or in connection with the Company's Rights Plan.

     Prior to the Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

     On June 27, 1996, in a private placement of 1,150,000 shares of Series C Preferred Stock by the Company for $4.00 per share, a Managing Director of Smith Barney Inc., one of the Representatives, purchased 25,000 shares and two private investment funds purchased an aggregate of 625,000 shares. The general partner of the two private investment funds is Environmental Opportunities Management Co., LLC, in which Sanders Morris Mundy, one of the Representatives, owns a 75% interest. Shares of Series C Preferred Stock will convert on a one-for-one basis into Common Stock on or prior to the closing of the Offering.

     In March 1997, the Company entered into the Note Purchase Agreement to issue the 1997 Notes and entered into the 1997 Warrant Agreement to issue the 1997 Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock -- 1997 Warrants." The two investment funds affiliated with Sanders Morris Mundy, one of the Representatives, are parties to the Note Purchase Agreement and are holders of 1997 Warrants.

     The Company has agreed to indemnify the Underwriters and certain related persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.


     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in the Offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the Common Stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for or the purchase of the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with the Offering. A "penalty bid" is an arrangement permitting the Representatives to reclaim the selling concession otherwise accruing to an Underwriter or syndicate member in connection with the Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Representatives in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS


     The validity, authorization and issuance of the Common Stock offered hereby will be passed upon for the Company by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio. Certain legal matters will be passed on for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Waterlink, Inc. and subsidiaries; the financial statements of Mass Transfer Systems, Inc. and the consolidated financial statements of Water Equipment Technologies, Inc. appearing in this Prospectus and Registration Statement (as defined below) have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Nordic Water Products Group appearing in this Prospectus and Registration Statement have been audited by Ernst & Young AB, independent auditors, to the extent indicated in their report thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Bioclear Technology, Inc. appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, to the extent indicated in their report thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Great Lakes Environmental, Inc. appearing in this Prospectus and Registration Statement have been audited by Dennis D. Tysl & Company, Ltd., independent auditors, to the extent indicated in their report thereon appearing also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Aero-Mod, Inc. and affiliates appearing in this Prospectus and Registration Statement have been audited by Sink, Gillmore & Gordon LLP, independent auditors, to the extent indicated in their report thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

     The financial statements of Lanco Environmental Products, Inc. appearing in this Prospectus and Registration Statement have been audited by Plante & Moran, LLP, independent auditors, to the extent indicated in their report thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with the SEC with respect to this Offering. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, or the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and reference is hereby made to such omitted information. The statements made in this Prospectus concerning documents filed as exhibits to the Registration Statement accurately describe the material provisions of such documents and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. The Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of the Registration Statement can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

                    SYSTEMS, EQUIPMENT AND SERVICES GLOSSARY

     AERATION SYSTEMS: The Company is a leader in the field of design, manufacture and installation of JET AERATION and jet mixing systems for industrial and municipal customers. It also offers a line of lower-cost SUBMERGED MECHANICAL MIXERS for less demanding applications. Jet systems are used to accomplish aeration, primarily for biological effluent treatment processes but also for mixing, by creating high-velocity jets of air and process water, or process water without air. Jet aeration accomplishes highly efficient oxygen transfer and mixing to the process water or mixing alone if air compressors are not operated. The high oxygen transfer rate of jet aeration can increase the throughput capacity of a wastewater plant by 2-3 times compared to fine bubble or coarse bubble aeration systems. In addition to higher aeration efficiency, jet systems offer land use savings when applied to deep tank applications, lower energy use, reduced aerosols, low installation costs, convenient maintenance, and reduced clogging compared to conventional systems. Industries in which jet aeration are well established include chemical-petrochemical processing, food processing, pulp and paper plants, refineries, and pharmaceutical plants, and municipal waste treatment. Applications include conventional biological reactors, sequential batch reactors
(SBRs), autothermic thermophilic aerobic digesters (ATADs), complete mix activated sludge, flow and organic equalization, as well as others. The Company's jet aeration systems are provided by its Mass Transfer subsidiary and are incorporated into the plant designs of Aero-Mod and Bioclear.

     CLARIFIERS: The Company, designs, builds and installs clarifiers for its industrial and municipal customers. These devices remove, through gravity settling, particulates from process water, producing a water which is clearer than the influent and making it suitable for use in many industrial and municipal applications. Particulates which are separated from the water are settled to and removed from the bottom of the clarifier or raised to and removed from the surface, most often in the form of a sludge. Although there are a number of clarifier designs available in the marketplace, the Company utilizes a patented technology in its all stainless steel CLARATOR(R)/SPLIT CLARATOR(TM) clarifiers. The Company also manufactures INCLINED PARALLEL PLATE clarifiers, which utilize a series of parallel plates mounted at an angle such that, as the influent flows at a controlled rate up and over the plates, solids settle out onto the plates, from which they slide downward to a sludge collection and removal system. The advantage of an inclined plate clarifier is that the area required for clarification is much smaller than that for a conventional clarifier of equal removal capacity, saving up to 90% of space compared with a conventional clarifier. The Company's Nordic Group, Great Lakes and Lanco subsidiaries offer various application-specific clarifier configurations.

     CONTRACT OPERATIONS: The Company operates water purification and wastewater treatment facilities for municipal customers under contract for varying time periods. The Company currently operates small municipal wastewater treatment facilities in the United States and Chile through its Aero-Mod subsidiary. In addition, through its Bioclear subsidiary, the Company undertakes remote monitoring of sequential batch reactor wastewater treatment systems for industrial and municipal customers in the United States and Canada.

     CUTTING FLUID RECOVERY SYSTEMS: The Company's Sanborn Technologies subsidiary manufactures separation systems for waste minimization and cutting fluid recovery for machine tools and for treating similar industrial process streams. Some of these systems incorporate membrane technology while others incorporate centrifugal technology in the separation process. In both cases, the Company's systems permit the removal and concentration of waste products from the working fluid, leading to savings in both cutting fluid expense and disposal costs.

     DESIGN/BUILD: The Company designs and constructs water purification and wastewater treatment plants for a wide variety of applications. The Company's design/build operations incorporate the Company's systems, equipment and services, such as membrane systems, continuous recirculating sand filters, sequential batch reactors, inclined plate clarifiers, sludge scrapers, and aeration or mixing systems. The Company designs and constructs water purification and wastewater treatment plants at its Axel-Johnson Engineering GmbH, Bioclear, Aero-Mod and Waterlink Technologies subsidiaries.

     DEWATERING SYSTEMS: The Company offers many systems for dewatering sludge from municipal and industrial treatment facilities. The Company manufactures DECANTING CENTRIFUGES for the separation of solids from sanitary sludge and industrial slurries. Decanters are utilized to achieve a high level of dry solids in order to minimize waste volume and weight. The Company's decanting centrifuges are capable of delivering up to 35% dry solids because of very low differential speeds between the drum and shaft, providing the Company a competitive advantage in cases where landfill disposal costs are high. Decanting centrifuges, in addition to reducing disposal costs, are an attractive alternative to other dewatering systems because they simplify plant housekeeping, provide an improved working environment for operating personnel, are highly reliable, are more compact and therefore require less floor space. The Company's decanting centrifuges are manufactured by its Noxon subsidiaries. They are marketed in Europe by Noxon and by the company's Sanborn Technologies subsidiary in the Americas.

     The Company is the exclusive sales agent in North and South America for the DRAIMAD(TM) DEWATERING-BAG SYSTEMS and the MONOBELT(TM) FILTER PRESSES manufactured by Teknofanghi SA of Italy pursuant to a five-year agreement expiring June 1, 2001. The MONOBELT(TM) is an all-stainless steel belt filter press. In the MONOBELT(TM) system, the pressed sludge is scraped off the belt and into a trough for disposal. The Company's belt filter presses are made or distributed by its Aero-Mod subsidiary. The Company also manufactures specialized manual and automatic PLATE AND FRAME FILTER PRESSES designed for processing metal hydroxide sludges from metal finishing operations. Ancillary products include steam and electric sludge dryers for eliminating even more moisture prior to disposal. These presses are manufactured by Lanco. The DRAIMAD(TM) dewatering-bag system is an all stainless steel, self-contained system which delivers sludge under a slight pressure into porous bags from which water is drained and returned to the treatment plant, whereas the sludge-containing bags can be disposed of in a landfill. DRAIMAD(TM) systems are marketed by Aero-Mod.

     FILTERS: The Company offers a wide range of filters. With over 10,000 installations, the Company believes its CONTINUOUS RECIRCULATING SAND filter is one of the best-known and respected filters in the world. Its unique design, with no moving parts, produces a uniform, high quality filtrate. This filter is used for the final filtration of biological wastewater plants, and can accomplish phosphorous precipitation and nitrogen removal. Industrial applications include effluent treatment for chemical, food processing, and cellulose plants, metal hydroxide removal, mill scale recovery, and many others. The continuous recirculating sand filter is normally supplied in multiple units and can be fabricated from stainless steel, carbon steel, or can be designed for concrete tanks. The Company's continuous recirculating sand filters are manufactured by its Nordic Group subsidiary. They are marketed in Europe by the Nordic Group and Axel Johnson Engineering GmbH. In the Americas they are marketed by Waterlink Technologies. Multi-cell, multimedia automatic backwashing TERTIARY POLISHING filters suitable for use on dissolved air flotation effluents and inclined plate settler effluents are available from the Company's Great Lakes subsidiary.

     The Company's Great Lakes subsidiary also manufactures a specialty ROTARY VACUUM PRECOAT filter that is precoated with diatomaceous earth. The filter then revolves through a reservoir which contains difficult waste streams which may be very high in solids or which may be oily sludges. The precoated rotating drum collects the waste material on the surface of the diatomaceous earth which is slowly carved away by a knife edge. The dry waste material is subsequently processed for disposal. The Company's rotary precoat filters are completely automatic, highly reliable, and can be coupled with chemical pretreatment systems to optimize efficiency.

     The Company's Waterlink Technologies subsidiary sells CARTRIDGE-REPLACEMENT FILTERS and small water treatment systems to regional water treatment companies that in turn sell to and service local commercial and residential customers.

     ION EXCHANGE MEDIA: The Company designs and builds ion exchange MEDIA RECHARGE products and services and demineralizing SYSTEMS. It also operates two facilities in Florida that provide an exchange service for customers who use ion exchange media for demineralizing water. These facilities reprocess the media to restore its demineralizing capacity. The Company's Waterlink Technologies subsidiary markets the ion exchange products and services.

     MEMBRANE SEPARATION SYSTEMS: The Company's Waterlink Technologies subsidiary designs and builds REVERSE OSMOSIS (RO) systems for DESALINATION, drinking water treatment, wastewater reclamation, and process water production for a wide variety of requirements including, for example, boiler feedwater, the beverage industry, and high purity applications for the pharmaceutical and electronics industries. Desalination is the removal of inorganic solids (salts) from a solution such as water to produce a liquid free of dissolved salts. Desalination is typically accomplished by distillation, reverse osmosis, or electrodialysis. The Company also produces ion exchange demineralizing systems, microfiltration systems, and nanofiltration systems. In addition to large scale industrial and municipal systems, the Company produces membrane systems for use by commercial and residential customers which are normally sold through distributors specializing in selling to and servicing a local customer base.

     NUTRIENT REMOVAL PROCESS: The Company's patented SEQUOX(TM) process for biological nutrient removal accomplishes nitrification and denitrification to meet United States tertiary wastewater regulations. The process features several benefits including good control of filamentous organisms, reduced energy consumption, carbon removal, nitrogen removal, and phosphorous removal. The aeration system normally recommended for SEQUOX(TM) installations is jet aeration from Mass Transfer, but SEQUOX(TM) installations may utilize fine-bubble or coarse-bubble diffusers if the customer prefers. This process is provided by the Company's Aero-Mod subsidiary. The Company also markets a DENI PROCESS version for denitrification and an OXY PROCESS version for nitrification marketed by Waterlink Technologies.

     OIL/WATER SEPARATORS: The Company has a complete range of oil water separators that are suitable for applications from the petroleum industry to the food industry. The Company offers large scale systems for flows up to 5000 gallons per minute and small systems for the 0-35 gallons per minute range. These systems are capable of removing oil down to 10 parts per million and are certified to the DIN 1999 International Standard. Tanks are available in fiberglass, carbon steel, and stainless steel for corrosion compatibility. Emulsion breaking systems are available, as are chemical pretreatment systems. The Company provides these separators through its Great Lakes and Zickert Products subsidiaries.

     SEQUENTIAL BATCH REACTORS (SBRS): The Company manufactures sequential batch reactors for sanitary waste treatment plants that are subject to cold weather, low flows, and facilities with high flow variation such as those found in resort and seasonal sites. Sequential batch reactors are gaining favor with regulatory officials in the United States because they are relatively simple to operate and have an acceptable performance track record. A sequential batch reactor system processes waste in batches instead of continuously, and consumes less space than do conventional treatment plants. These batch reactor systems have remote monitoring capabilities, enabling customers to benefit from weekly process audits and remotely initiated corrections without the need for site visits. These facilities are managed under annual monitoring contracts. These sequential batch reactor systems are manufactured by Bioclear and can utilize Mass Transfer's jet aeration systems, as well as Noxon and Aero-Mod's dewatering products.

     SLUDGE SCRAPERS AND SKIMMERS: The Company manufactures hydraulically and electrically operated stainless steel surface and air flotation units. These are employed in water treatment plants to remove sludge resulting from clarifiers, either conventional or inclined plate settlers, from the surface of dissolved air flotation tanks, and from rectangular wastewater plant clarifiers. The market for scrapers is very competitive, and management believes that the Company's offerings are at the high end with respect to quality, reliability, and cost. These scrapers are typically sold on industrial systems or as retrofits in the municipal market. These products are offered through the Company's Zickert Products subsidiary in Europe and Asia Pacific and Waterlink Technologies in the Americas.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Basis of Presentation...............................................................    F-3
Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 1997..........    F-4
Unaudited Pro Forma Consolidated Statement of Operations for the year ended
  September 30, 1996................................................................    F-5
Unaudited Pro Forma Consolidated Statement of Operations for the six months ended
  March 31, 1996....................................................................    F-6
Unaudited Pro Forma Consolidated Statement of Operations for the six months ended
  March 31, 1997....................................................................    F-7
Notes to Unaudited Pro Forma Condensed Consolidated Financial Data..................    F-8

HISTORICAL FINANCIAL STATEMENTS

WATERLINK, INC. AND SUBSIDIARIES
Report of Independent Auditors......................................................    F-11
Consolidated Balance Sheets at September 30, 1995 and 1996 and March 31, 1997
  (Unaudited).......................................................................    F-12
Consolidated Statements of Operations for the period from December 7, 1994 (date of incorporation) to September 30, 1995, the year ended September 30, 1996, and the
  six months ended March 31, 1996 and 1997 (Unaudited)..............................    F-14
Consolidated Statements of Shareholders' Equity for the period from December 7, 1994
  (date of incorporation) to September 30, 1995, the year ended September 30, 1996
  and the six months ended March 31, 1997 (Unaudited)...............................    F-15
Consolidated Statements of Cash Flows for the period from December 7, 1994 (date of incorporation) to September 30, 1995, the year ended September 30, 1996, and the
  six months ended March 31, 1996 and 1997 (Unaudited)..............................    F-16
Notes to Consolidated Financial Statements..........................................    F-17

GREAT LAKES ENVIRONMENTAL, INC.
Report of Independent Auditors......................................................    F-29
Balance Sheets at December 31, 1994 and August 31, 1995.............................    F-30

Statements of Income for the year ended December 31, 1994 and the eight months ended
  August 31, 1995...................................................................    F-31
Statements of Shareholders' Equity for the year ended December 31, 1994 and the
  eight months ended August 31, 1995................................................    F-32
Statements of Cash Flows for the year ended December 31, 1994 and the eight months
  ended August 31, 1995.............................................................    F-33
Notes to Financial Statements.......................................................    F-34

MASS TRANSFER SYSTEMS, INC.
Report of Independent Auditors......................................................    F-37
Balance Sheets at December 31, 1994, December 31, 1995 and January 31, 1996.........    F-38
Statements of Operations for the year ended February 28, 1994, the ten months ended
  December 31, 1994, the year ended December 31, 1995 and the month ended January
  31, 1996..........................................................................    F-39
Statements of Shareholders' Equity for the year ended February 28, 1994, the ten months ended December 31, 1994, the year ended December 31, 1995 and the month
  ended January 31, 1996............................................................    F-40
Statements of Cash Flows for the year ended February 28, 1994, the ten months ended
  December 31, 1994, the year ended December 31, 1995 and the month ended January
  31, 1996..........................................................................    F-41
Notes to Financial Statements.......................................................    F-42

                                                                                        PAGE

AERO-MOD, INC. AND AFFILIATES
Independent Auditor's Report........................................................    F-46
Combined Balance Sheets at October 31, 1994 and 1995, and April 26, 1996............    F-47
Combined Statements of Income and Retained Earnings for the years ended October 31,
1994 and 1995 and for the period ended April 26, 1996...............................    F-49
Combined Statements of Cash Flows for the years ended October 31, 1994 and 1995 and
for the period ended April 26, 1996.................................................    F-50
Notes to Financial Statements.......................................................    F-51

WATER EQUIPMENT TECHNOLOGIES, INC. AND SUBSIDIARY
Report of Independent Auditors......................................................    F-58
Consolidated Balance Sheets at September 30, 1995 and 1996..........................    F-59
Consolidated Statements of Operations for each of the three years in the period
ended September 30, 1996............................................................    F-60
Consolidated Statements of Shareholders' Equity for each of the three years in the
period ended September 30, 1996.....................................................    F-61
Consolidated Statements of Cash Flows for each of the three years in the period
ended September 30, 1996............................................................    F-62
Notes to Consolidated Financial Statements..........................................    F-63

NORDIC WATER PRODUCTS GROUP
Report of Independent Auditors......................................................    F-68
Combined Balance Sheets at March 31, 1996 and February 28, 1997.....................    F-69
Statements of Combined Operations for each of the two years in the period ended
March 31, 1996 and the eleven months ended February 28, 1997........................    F-70
Combined Statements of Shareholders' Equity for each of the two years in the period
ended March 31, 1996 and the eleven months ended February 28, 1997..................    F-71
Combined Statements of Cash Flows for each of the two years in the period ended
March 31, 1996 and the eleven months ended February 28, 1997........................    F-72
Notes to Combined Financial Statements..............................................    F-73

LANCO ENVIRONMENTAL PRODUCTS, INC.
Independent Auditors' Report........................................................    F-80
Balance Sheets at December 31, 1995 and 1996, and March 31, 1997 (Unaudited)........    F-81
Statements of Income for the six months ended June 30 and December 31, 1995, the year ended December 31, 1996, and the three months ended March 31, 1996 and 1997
(Unaudited).........................................................................    F-82
Statements of Changes in Stockholder's Equity for the six months ended December 31,
1995, the year ended December 31, 1996, and the three months ended March 31, 1997
(Unaudited).........................................................................    F-83
Statements of Cash Flows for the six months ended June 30 and December 31, 1995, the year ended December 31, 1996, and the three months ended March 31, 1996 and 1997
(Unaudited).........................................................................    F-84
Notes to Financial Statements.......................................................    F-85

BIOCLEAR TECHNOLOGY, INC.
Auditors' Report....................................................................    F-88
Consolidated Balance Sheets at August 31, 1995 and 1996, and March 31, 1997
(Unaudited).........................................................................    F-89
Consolidated Statements of Income and Retained Earnings for each of the three years in the period ended August 31, 1996 and the seven months ended March 31, 1996 and
1997 (Unaudited)....................................................................    F-90
Consolidated Statements of Cash Flows for each of the three years in the period ended August 31, 1996 and the seven months ended March 31, 1996 and 1997
(Unaudited).........................................................................    F-91
Notes to Consolidated Financial Statements..........................................    F-92

                        WATERLINK, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

                             BASIS OF PRESENTATION


     The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1997 adjusts the Company's historical balance sheet to give effect to the following as if they occurred as of March 31, 1997 (i) the completion of the Pending Acquisitions, (ii) the conversion of all outstanding preferred stock, and (iii) the sale of the 4,500,000 shares of Common Stock by the Company in the Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The following Unaudited Pro Forma Consolidated Statements of Operations for fiscal 1996 and the six months ended March 31, 1996 and 1997 adjust the Company's historical statements of operations to give effect to the events discussed in (i), (ii), and (iii) above and the acquisitions completed during fiscal 1996 and fiscal 1997 as if they had occurred as of October 1, 1995.



     The pro forma financial statements have been derived in part from the historical financial statements included elsewhere in this Prospectus. In preparing the pro forma financial statements, the historical financial statements of the completed acquisitions and Pending Acquisitions were converted to a September 30 fiscal year end, except for Bioclear Technologies, Inc. which has an August 31 fiscal year end.



     The pro forma financial statements have been prepared by the Company based in part on historical financial information provided by the management of the Pending Acquisitions for periods prior to the consummation of these acquisitions with respect to the historical results of operations and financial position of Bioclear and Lanco. The related pro forma adjustments have been prepared by the Company's management based on its assumptions and using the best available information provided by the management of the Pending Acquisitions.



     The financial information for companies located outside the United States (Nordic Group and Bioclear) have been presented in accordance with United States generally accepted accounting principles. The exchange rates used to present such financial information is located on page F-79 for the Nordic Group and pages F-96 and F-97 for Bioclear.



     The Unaudited Pro Forma Condensed Consolidated Financial Data has been prepared by the Company's management. This pro forma data does not purport to represent the Company's financial position or results of operations had the aforementioned transactions been completed as of the beginning of the periods indicated, or to project the Company's results of operations at any future date or for any future period. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and the notes thereto of the Company, the completed acquisitions and the Pending Acquisitions, contained elsewhere in this Prospectus.

                        WATERLINK, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET


                                 MARCH 31, 1997



                                       HISTORICAL
                                 ----------------------                                 ADJUSTMENTS
                                            PENDING(1)     PRO FORMA                       FROM                PRO FORMA
                                 COMPANY   ACQUISITIONS   ADJUSTMENTS       PRO FORMA    OFFERING             AS ADJUSTED
                                 -------   ------------   -----------       ---------   -----------           -----------
                                                                  (THOUSANDS OF DOLLARS)
Assets
Current assets:
  Cash and cash equivalents....   $4,298     $     81       $  (130)(2)      $ 4,249     $     293(3)           $ 4,542
  Accounts receivable..........   18,570        1,558            --           20,128            --               20,128
  Inventories..................    8,818          447            --            9,265            --                9,265
  Other current assets.........    5,507          234            --            5,741            --                5,741
                                 -------     --------       -------          -------     ---------              -------
Total current assets...........   37,193        2,320          (130)          39,383           293               39,676
Property, plant and equipment,
  net..........................    3,111        2,311            --            5,422            --                5,422
Other assets:
  Goodwill and other
    intangibles, net...........   20,567           --        19,346(2)        39,913            --               39,913
  Other assets.................    1,816           --            --            1,816          (622) (4)           1,194
                                 -------     --------       -------          -------     ---------              -------
                                  22,383           --        19,346           41,729          (622)              41,107
                                 -------     --------       -------          -------     ---------              -------
Total assets...................  $62,687     $  4,631       $19,216          $86,534     $    (329)             $86,205
                                 =======     ========       =======          =======     =========              =======
Liabilities and shareholders'
  equity
Current liabilities:
  Accounts payable.............  $12,053     $    779       $    --          $12,832     $      --              $12,832
  Accrued expenses.............    5,286           34            --            5,320            --                5,320
  Other current liabilities....    1,872          366            --            2,238          (267)(4)            1,971
  Current portion of long-term
    debt.......................    2,019        2,413            --            4,432        (2,019)(3)            2,413
                                 -------     --------       -------          -------     ---------              -------
Total current liabilities......   21,230        3,592            --           24,822        (2,286)              22,536
Long-term obligations:
  Long-term debt...............   21,729           --            --           21,729       (21,729)(3)               --
  Notes payable-related
    parties....................    3,100           --            --            3,100        (3,100)(3)               --
  Pro forma cash consideration
    due to former owners of
    Pending Acquisitions.......       --           --        16,644(2)        16,644       (16,644)(3)               --
  Other long-term
    liabilities................    1,181           --            --            1,181            --                1,181
                                 -------     --------       -------          -------     ---------              -------
                                  26,010           --        16,644           42,654       (41,473)               1,181
Redeemable preferred stock.....    8,500           --            --            8,500        (8,500)(5)               --
Shareholders' equity...........    6,947        1,039         2,572(2)        10,558        51,930(3)(4)(5)      62,488
                                 -------     --------       -------          -------     ---------              -------
Total liabilities and
  shareholders' equity.........  $62,687     $  4,631       $19,216          $86,534     $    (329)             $86,205
                                 =======     ========       =======          =======     =========              =======


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 1996


                                         HISTORICAL
                        ---------------------------------------------                                   ADJUSTMENTS        PRO
                                  FISCAL 1996   NORDIC     PENDING      PRO FORMA               PRO        FROM          FORMA AS
                        COMPANY   ACQUISITIONS   GROUP   ACQUISITIONS  ADJUSTMENTS             FORMA     OFFERING        ADJUSTED
                        --------  ------------  -------  ------------  -----------            --------  -----------      --------
                                                       (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Net sales.............  $ 19,801    $ 13,264    $32,098    $ 10,239      $(2,715)(6)          $72,687                    $72,687
Cost of sales.........    11,233       8,226     22,465       4,936       (2,175)(6)(9)        44,685                     44,685
                         -------     -------    -------     -------      -------              -------     -------        -------
Gross profit..........     8,568       5,038      9,633       5,303         (540)              28,002                     28,002

Selling, general and
  administrative
  expenses(15)........     7,029       4,498      7,665       4,872       (2,847)(7)(8)(9)     21,217                     21,217
Amortization..........       307          13         54          --          686(10)            1,060                      1,060
                         -------     -------    -------     -------      -------              -------     -------        -------
Operating income......     1,232         527      1,914         431        1,621                5,725                      5,725

Other income
  (expense):
  Interest expense....      (877)        (86)       (77)         --       (2,746)(9)(11)       (3,786)    $ 3,686(13)       (100)
  Other -- net........       (44)        (28)        14          41           --                  (17)                       (17)
                         -------     -------    -------     -------      -------              -------     -------        -------
Income before income
  taxes...............       311         413      1,851         472       (1,125)               1,922       3,686          5,608

Income taxes..........         5          11         --         226          585(12)              827       1,585(12)      2,412
                         -------     -------    -------     -------      -------              -------     -------        -------
Net income............  $    306    $    402    $ 1,851    $    246      $(1,710)             $ 1,095     $ 2,101        $ 3,196
                         =======     =======    =======     =======      =======              =======     =======        =======
Pro forma net income
  per share(14).......  $   0.05                                                              $  0.16                    $  0.28
                         =======                                                              =======                    =======
Number of shares used
  to compute pro forma
  per share
  data(14)............     6,428                                                                6,756                     11,256
                         =======                                                              =======                    =======


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                        SIX MONTHS ENDED MARCH 31, 1996



                                         HISTORICAL
                        ---------------------------------------------                                   ADJUSTMENTS        PRO
                                  FISCAL 1996   NORDIC     PENDING      PRO FORMA               PRO        FROM          FORMA AS
                        COMPANY   ACQUISITIONS   GROUP   ACQUISITIONS  ADJUSTMENTS             FORMA     OFFERING        ADJUSTED
                        --------  ------------  -------  ------------  -----------            --------  -----------      --------
                                                      (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Net sales.............  $  8,243    $  8,459    $20,599    $  3,179      $(4,653)(6)          $35,827                    $35,827
Cost of sales.........     4,821       5,115     14,099       1,644       (3,662)(6)(9)        22,017                     22,017
                         -------     -------    -------     -------      -------              -------     -------        -------
Gross profit..........     3,422       3,344      6,500       1,535         (991)              13,810                     13,810

Selling, general and
  administrative
  expenses(15)........     2,897       2,926      3,779       1,147          313(7)(8)(9)      11,062                     11,062
Amortization..........       117          13         27          --          374(10)              531                        531
                         -------     -------    -------     -------      -------              -------     -------        -------
Operating income
  (loss)..............       408         405      2,694         388       (1,678)               2,217                      2,217

Other income
  (expense):
  Interest expense....      (354)        (66)       (53)         --       (1,490)(9)(11)       (1,963)    $ 1,913(13)        (50)
  Other -- net........       (33)        (32)        --           7           --                  (58)                       (58)
                         -------     -------    -------     -------      -------              -------     -------        -------
Income before income
  taxes...............        21         307      2,641         395       (3,168)                 196       1,913          2,109
Income taxes..........         2         145         --         189         (251)(12)              85         822(12)        907
                         -------     -------    -------     -------      -------              -------     -------        -------

Net income............  $     19    $    162    $ 2,641    $    206      $(2,917)             $   111     $ 1,091        $ 1,202
                         =======     =======    =======     =======      =======              =======     =======        =======
Pro forma net income
  per share(14).......  $     --                                                              $  0.02                    $  0.11
                         =======                                                              =======                    =======
Number of shares used
  to compute pro forma
  per share
  data(14)............     6,424                                                                6,752                     11,252
                         =======                                                              =======                    =======


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                        SIX MONTHS ENDED MARCH 31, 1997



                                                          HISTORICAL
                                          -------------------------------------------                   ADJUSTMENTS        PRO
                                                   NORDIC     PENDING      PRO FORMA            PRO        FROM          FORMA AS
                                          COMPANY   GROUP   ACQUISITIONS  ADJUSTMENTS          FORMA     OFFERING        ADJUSTED
                                          -------  -------  ------------  -----------         --------  -----------      --------
                                                               (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Net sales...............................  $24,727   $11,697    $  2,670      $ 2,462(6)        $41,556                    $41,556
Cost of sales...........................   14,800     7,752       1,450        1,926(6)         25,928                     25,928
                                          -------  --------    --------      -------           -------      -------       -------
Gross profit............................    9,927     3,945       1,220          536            15,628                     15,628

Selling, general and administrative
  expenses(15)..........................    7,478     3,368       1,041          (48)(7)        11,839                     11,839
Amortization............................      280        23          --          262(10)           565                        565
                                          -------  --------    --------      -------           -------      -------       -------
Operating income........................    2,169       554         179          322             3,224                      3,224

Other income (expense):
  Interest expense......................     (612)      (93)         --       (1,061)(9)(11)    (1,766)   $   1,716(13)       (50)
  Other -- net..........................       75        15          99           --               189           --           189
                                          -------  --------    --------      -------           -------      -------       -------
Income before income taxes..............    1,632       476         278         (739)            1,647        1,716         3,363

Income taxes............................      647        28          94          (61)(12)          708          738(12)     1,446
                                          -------  --------    --------      -------           -------      -------       -------
Net income..............................   $  985   $   448    $    184      $  (678)          $   939    $     978       $ 1,917
                                          =======  ========    ========      =======           =======      =======       =======
Pro forma net income per common
  share(14).............................   $ 0.15                                              $  0.13                    $  0.17
                                          =======                                              =======                    =======
Number of shares used to compute pro
  forma per share data(14)..............    6,665                                                6,993                     11,493
                                          =======                                              =======                    =======


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

The Unaudited Pro Forma Condensed Consolidated Balance Sheet has been adjusted to reflect the above as follows:


     (1) To record the historical assets acquired and liabilities assumed in connection with the acquisitions of Bioclear and Lanco.



     (2) To reflect adjustments to assets acquired and liabilities assumed in connection with the Pending Acquisitions based on their estimated fair values under the purchase method of accounting. The estimated combined purchase price relating to these acquisitions is $20,385,000, including acquisition related expenses of approximately $130,000. The allocation of the purchase price is preliminary and assumes the historical book value of tangible assets approximates fair value. The actual allocation will be based on management's final evaluation of such assets and liabilities. Some portion of the excess of the purchase price over the historical cost of net assets acquired may ultimately be allocated to specific tangible and intangible assets and liabilities. The final allocation of the purchase price and the resulting effect on net income may differ significantly from the pro forma amounts included herein. These pro forma adjustments are reflected as follows (in thousands of dollars):



Decrease cash for payment of acquisition related expenses.......    $    (130)
Increase goodwill for the excess of the purchase price over the
  net assets acquired...........................................       19,346
Reflect pro forma cash consideration due to former owners of
  Pending Acquisitions..........................................       16,644
Increase shareholders' equity for 328,270 shares of common stock
  (assuming an initial public offering price of $11.00 per
  share) to be issued in connection with the Pending
  Acquisitions..................................................        3,611
Decrease shareholders' equity to eliminate historical equity of
  the Pending Acquisitions......................................       (1,039)



     (3) To record the issuance of 4,500,000 shares of Common Stock in connection with the Offering and application of estimated proceeds therefrom of $43,785,000 as described under "Use of Proceeds."



     (4) To reflect the write-off of unamortized debt issuance costs and discounts associated with the Company's Credit Agreement and Subordinated Notes agreement to be repaid with net proceeds from the Offering (in thousands of dollars):



Decrease other assets for write-off of deferred financing
  costs.........................................................    $    (622)
Decrease other current liabilities for tax effect of the
  write-off.....................................................         (267)
Decrease shareholders' equity for extraordinary, non-cash charge for the write-off of deferred financing costs to be recorded
  in the quarter in which the Offering becomes effective........         (355)



     (5) To record the conversion of all outstanding shares of Preferred Stock into 3,250,000 shares of Common Stock concurrently with the closing of this Offering.

                        WATERLINK, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS

The historical results for the Company include the operations of the Completed Acquisitions for the periods subsequent to the respective dates of acquisition in accordance with the purchase method of accounting. The dates of acquisition of the Completed Acquisitions are as follows:

            Sanborn Technologies                March 31, 1995
            Great Lakes                         August 31, 1995
            Mass Transfer                       January 31, 1996
            Aero-Mod                            April 26, 1996
            Waterlink Technologies              September 30, 1996
            Nordic Group                        March 5, 1997


The historical operating results of the fiscal 1996 acquisitions and the Nordic Group acquisition as presented reflect the operations of the acquired companies prior to the respective dates of acquisition. Historical operating results for the Pending Acquisitions reflect their operations for the periods presented.


The Unaudited Pro Forma Consolidated Statements of Operations give effect to the following adjustments:


     (6) To recognize revenue on the percentage of completion method of accounting at the Nordic Group which was previously recognized on the completed contract method as follows:



                                                                    SIX MONTHS ENDED
                                                       FISCAL           MARCH 31,
                                                        1996        1996        1997
                                                       -------     -------     -------
                                                           (THOUSANDS OF DOLLARS)
         Increase (decrease) net sales.............    $(2,715)    $(4,653)    $ 2,462
         Increase (decrease) cost of sales.........     (2,069)     (3,556)      1,926
                                                       -------     -------     -------
         Increase (decrease) gross profit..........    $  (646)    $(1,097)    $   536
                                                       =======     =======     =======



     (7) To adjust selling, general and administrative expenses for certain adjustments in salaries and benefits to the former owners of the acquisitions completed in fiscal 1996 and the Pending Acquisitions to levels specified in the employment agreements entered into as part of the business combinations as follows:



                                                                    SIX MONTHS ENDED
                                                       FISCAL           MARCH 31,
                                                        1996        1996        1997
                                                       -------     -------     -------
                                                           (THOUSANDS OF DOLLARS)
         (Decrease) selling, general and
           administrative expenses.................    $(3,518)    $  (112)    $   (25)



     (8) To adjust corporate offices expenses to current levels as follows:



                                                                    SIX MONTHS ENDED
                                                       FISCAL           MARCH 31,
                                                        1996        1996        1997
                                                       -------     -------     -------
                                                           (THOUSANDS OF DOLLARS)
         Increase selling, general and
           administrative expenses.................    $   605     $   349     $    --

                        WATERLINK, INC. AND SUBSIDIARIES

3. UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS ADJUSTMENTS (CONTINUED)

     (9) To reclassify amounts for certain acquired companies to conform to the classifications of the registrant:



                                                                    SIX MONTHS ENDED
                                                       FISCAL           MARCH 31,
                                                        1996        1996        1997
                                                       -------     -------     -------
                                                           (THOUSANDS OF DOLLARS)
         Decrease cost of sales....................    $  (106)    $  (106)    $    --
         Increase selling, general and
           administrative expenses.................         66          76          --
         Increase interest expense.................         40          30          23



   (10) To record incremental amortization of the goodwill to be recorded as a result of the acquisitions completed in fiscal 1996, the acquisition of the Nordic Group and the Pending Acquisitions over a 40 year period.



   (11) To record interest expense of $2,706,000 in fiscal 1996, and $1,460,000 and $1,038,000 for the six months ended March 31, 1996 and 1997, respectively, relating to debt assumed to be issued in connection with the Completed Acquisitions and Pending Acquisitions.



   (12) To adjust income taxes to an effective rate of 43%.



   (13) To reduce interest expense resulting from the application of the estimated net proceeds of the Offering, as described under "Use of Proceeds."



   (14) Pro forma net income per share is computed by dividing net income by the number of shares used to compute pro forma per share data. For historical purposes, share data for the Company includes shares of Common Stock outstanding, shares of Common Stock to be issued upon the conversion of all outstanding Preferred Stock and the assumed exercise of outstanding stock options and warrants using the treasury stock method. For pro forma purposes, share data also includes shares of Common Stock to be issued in connection with the Pending Acquisitions. For pro forma as adjusted purposes, share data also includes shares of Common Stock to be issued in connection with the Offering. Shares associated with options, warrants, the Offering and the Pending Acquisitions were computed using an assumed initial public offering price of $11.00 per share.



   (15) The pro forma Statements of Operations exclude a special charge to operations of approximately $2.6 million ($0.13 per share, after tax), assuming an initial public offering price of $11.00 per share, which will be incurred in the quarter in which the Offering is completed. Such charge results primarily from the issuance by the Company of certain compensatory stock options to an officer of the Company pursuant to the terms of an employment agreement. Of this amount, approximately $1.1 million is non-cash, and approximately $1.5 million represents cash payments relating principally to the reimbursement of income taxes resulting from this stock option issuance.

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
WATERLINK, INC.

     We have audited the accompanying consolidated balance sheets of Waterlink, Inc. and subsidiaries as of September 30, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from December 7, 1994 (date of incorporation) to September 30, 1995 and for the year ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waterlink, Inc. and subsidiaries at September 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for the period from December 7, 1994 to September 30, 1995 and for the year ended September 30, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Canton, Ohio
November 27, 1996, except for
Notes 2 and 5, as to which

the date is March 5, 1997

                        WATERLINK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                SEPTEMBER 30,
                                                             -------------------       MARCH 31,
                                                              1995        1996           1997
                                                             -------     -------     -------------
                                                                                      (Unaudited)
                                                                    (Thousands of dollars)
ASSETS
Current assets:
  Cash and cash equivalents..............................    $   995     $   119        $ 4,298
  Accounts receivable:
     Trade, less allowance of $10 at September 30, 1995,
       $101 at September 30, 1996 and $112 at March 31,
       1997..............................................      1,130       5,699         18,195
     Other...............................................        128         378            375
  Inventories............................................      1,175       3,231          8,818
  Costs in excess of billings............................         --       1,447          5,058
  Prepaid expenses.......................................         98         172            449
                                                              ------      ------         ------
Total current assets.....................................      3,526      11,046         37,193
Property, plant and equipment, at cost:
  Land, building and improvements........................         --         750            792
  Machinery and equipment................................         80         383          1,554
  Office equipment.......................................         89         747            984
                                                              ------      ------         ------
                                                                 169       1,880          3,330
  Less accumulated depreciation..........................          8         103            219
                                                              ------      ------         ------
                                                                 161       1,777          3,111
Other assets:
  Goodwill, net of amortization of $15 at September 30,
     1995, $287 at September 30, 1996 and $511 at March
     31, 1997............................................      7,007      15,029         20,001
  Patents, net of amortization of $18 at September 30,
     1996 and $41 at March 31, 1997......................         --         749            566
  Demonstration units....................................        110         155            123
  Other assets...........................................         15         235          1,693
                                                              ------      ------         ------
                                                               7,132      16,168         22,383
                                                              ------      ------         ------
Total assets.............................................    $10,819     $28,991        $62,687
                                                              ======      ======         ======


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                  MARCH 31, 1997
                                                                           ----------------------------
                                                      SEPTEMBER 30,                       PRO FORMA(1)
                                                   -------------------                    SHAREHOLDERS'
                                                    1995        1996       HISTORICAL        EQUITY
                                                   -------     -------     ----------     -------------
                                                                                   (Unaudited)
                                                                  (Thousands of dollars)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade......................    $   229     $ 2,076      $ 12,053
  Accrued expenses.............................        295       1,931         5,286
  Additional purchase consideration payable....         --       1,013            --
  Billings in excess of cost...................        341         559         1,285
  Accrued income taxes.........................         26          60           587
  Current portion of long-term obligations.....        571       1,969         2,019
                                                   -------     -------       -------
Total current liabilities......................      1,462       7,608        21,230
Long-term obligations:
  Long-term debt...............................      3,968       4,676        21,729
  Notes payable -- related parties.............      1,500       3,100         3,100
  Convertible subordinated notes -- related
     parties...................................         --       2,400            --
  Other -- related party.......................         --         300         1,181
                                                   -------     -------       -------
                                                     5,468      10,476        26,010
Redeemable Preferred Stock.....................      3,900       8,500         8,500         $    --
Shareholders' equity:
  Preferred Stock, $.001 par value,
     10,000,000 shares authorized,
     none issued and outstanding...............                                                   --
  Common Stock, voting, $.001 par value
     Authorized -- 9,537,000 shares
     Issued outstanding -- 1,450,000 shares at
       September 30, 1995; 1,999,996 shares at
       September 30, 1996; and 2,814,284 shares
       at March 31, 1997 (unaudited);
       Pro forma -- 6,064,284 shares...........          1           2             3               6
  Additional paid-in capital...................        500       2,611         6,380          14,877
  Foreign currency translation adjustment......         --          --          (215)           (215)
  Retained earnings (deficit)..................       (512)       (206)          779             779
                                                   -------     -------       -------         -------
Total shareholders' equity (deficit)...........        (11)      2,407         6,947         $15,447
                                                   -------     -------       -------         =======
Total liabilities and shareholders' equity.....    $10,819     $28,991      $ 62,687
                                                   =======     =======       =======


(1) The unaudited pro forma consolidated balance sheet above gives effect to the conversion of all outstanding shares of redeemable preferred stock into 3,250,000 shares of Common Stock.

        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                   PERIOD FROM
                                                   DECEMBER 7,
                                                     1994 TO       YEAR ENDED      SIX MONTHS ENDED
                                                  SEPTEMBER 30,   SEPTEMBER 30,        MARCH 31,
                                                      1995            1996          1996       1997
                                                  -------------   -------------   --------   --------
                                                                                      (Unaudited)
                                                     (Thousands of dollars, except per share data)
Net sales.....................................       $ 2,684        $  19,801     $  8,243   $ 24,727
Cost of sales.................................         1,857           11,233        4,821     14,800
                                                     -------          -------      -------    -------
Gross profit..................................           827            8,568        3,422      9,927
Selling, general and administrative
  expenses....................................         1,178            7,029        2,897      7,478
Amortization..................................            15              307          117        280
                                                     -------          -------      -------    -------
Operating income (loss).......................          (366)           1,232          408      2,169
Other income (expense):
  Interest expense............................          (144)            (877)        (354)      (612)
  Other--net..................................            33              (44)         (33)        75
                                                     -------          -------      -------    -------
Income (loss) before income taxes.............          (477)             311           21      1,632
Income taxes..................................            35                5            2        647
                                                     -------          -------      -------    -------
Net income (loss).............................       $  (512)       $     306     $     19   $    985
                                                     =======          =======      =======    =======
Pro forma net income per share................                      $    0.05     $     --   $   0.15
                                                                      =======      =======    =======
Number of shares used to compute pro forma per
  share data..................................                          6,428        6,424      6,665
                                                                      =======      =======    =======


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                  FOREIGN         TOTAL
                                                        ADDITIONAL   RETAINED    CURRENCY     SHAREHOLDERS'
                                               COMMON    PAID-IN     EARNINGS   TRANSLATION      EQUITY
                                               STOCK     CAPITAL     (DEFICIT)  ADJUSTMENT      (DEFICIT)
                                               ------   ----------   --------   -----------   -------------
                                                                  (Thousands of dollars)
PERIOD FROM DECEMBER 7, 1994 TO SEPTEMBER 30,
  1995
Sale of 1,200,000 shares of Common Stock
  (initial capitalization)...................   $  1                                             $     1
Issuance of 250,000 shares of Common Stock in
  connection with acquisition of
  subsidiary.................................             $  500                                     500
Net loss.....................................                         $ (512)                       (512)
                                               ------   ----------   --------                 -------------
Balance at September 30, 1995................      1         500        (512)                        (11)

YEAR ENDED SEPTEMBER 30, 1996
Exercise of stock options for 50,000 shares
  of Common Stock............................                  5                                       5
Issuance of 499,996 shares of Common Stock in
  connection with acquisition of
  subsidiary.................................      1       2,124                                   2,125
Net income...................................                            306                         306
Other........................................                (18)                                    (18)
                                               ------   ----------   --------                 -------------
Balance at September 30, 1996................      2       2,611        (206)                      2,407

SIX MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
Conversion of subordinated notes for 600,000
  shares of Common Stock.....................      1       2,516                                   2,517
Issuance of 111,788 shares of Common Stock in
  connection with acquisition of
  subsidiary.................................                476                                     476
Exercise of stock options....................                360                                     360
Issuance of Common Stock warrants in
  connection with debt agreements............                413                                     413
Net income...................................                            985                         985
Other........................................                  4                   $(215)           (211)
                                               ------   ----------   --------   -----------   -------------
Balance at March 31, 1997....................   $  3      $6,380      $  779       $(215)        $ 6,947
                                               ======    =======      ======    ========      ==========


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     PERIOD FROM
                                                     DECEMBER 7,                     SIX MONTHS ENDED
                                                       1994 TO       YEAR ENDED         MARCH 31,
                                                    SEPTEMBER 30,   SEPTEMBER 30,   ------------------
                                                        1995            1996          1996      1997
                                                    -------------   -------------   --------   -------
                                                                                       (Unaudited)

                                                                  (Thousands of dollars)
OPERATING ACTIVITIES
Net income (loss).................................    $    (512)      $     306     $     19   $   985
Adjustments to reconcile net income (loss) to net
  cash used by operating activities:
  Depreciation and amortization...................           30             442          163       442
  Changes in working capital:
     Accounts receivable..........................       (1,258)           (700)        (941)   (6,020)
     Inventories..................................          290             432          (56)    2,325
     Cost in excess of billings...................           --          (1,390)          --    (3,611)
     Prepaids and other assets....................         (112)            (80)         (17)   (1,053)
     Accounts payable.............................          229             390          627     2,067
     Accrued expenses.............................          295             896          317     1,498
     Billings in excess of cost...................          168            (276)        (302)      726
     Accrued income taxes.........................           26             (34)         (17)      669
                                                    -------------   -------------   --------   -------
Net cash used by operating activities.............         (844)            (14)        (207)   (1,972)
INVESTING ACTIVITIES
Purchases of equipment............................          (93)           (423)        (300)     (439)
Purchases of subsidiaries, net of cash acquired...       (6,508)         (5,557)      (1,805)   (8,750)
                                                    -------------   -------------   --------   -------
Net cash used in investing activities.............       (6,601)         (5,980)      (2,105)   (9,189)
FINANCING ACTIVITIES
Proceeds from long-term borrowings................        4,539           1,841        2,101    21,367
Payments on long-term borrowings..................           --          (1,304)        (300)   (6,388)
Proceeds from sale of Common Stock................            1               5           --       360
Proceeds from sale of Preferred Stock.............        3,900           4,576           --        --
                                                    -------------   -------------   --------   -------
Net cash provided by financing activities.........        8,440           5,118        1,801    15,339
                                                    -------------   -------------   --------   -------
Effect of exchange rate changes on cash...........           --              --           --         1
Increase (decrease) in cash and cash
  equivalents.....................................          995            (876)        (511)    4,179
Cash and cash equivalents at beginning of
  period..........................................           --             995          995       119
                                                    -------------   -------------   --------   -------
Cash and cash equivalents at end of period........    $     995       $     119     $    484   $ 4,298
                                                     ==========      ==========     ========   =======


        The accompanying notes are an integral part of these statements.

                        WATERLINK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


1.   ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Waterlink, Inc. (the "Company") operates in a single business segment, providing integrated water and wastewater treatment solutions to industry and municipalities worldwide, with sales primarily in the United States, Europe and Latin America. Export sales represented more than one-third of sales in fiscal 1996. The Company has a strategy of acquisition and internal growth to provide integrated products, technologies and services to water users globally.

PRINCIPLES OF CONSOLIDATION


The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation.


CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

The majority of the Company's systems and equipment are custom designed and take a number of months to produce. Revenues from large contracts are recognized using the percentage of completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimated costs or potential contract losses, if any, are recognized in the period in which they are determined. Revenues from the remaining equipment and product sales are recognized when shipped.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company places its cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different regions and industries. The Company grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from credit sales are provided for in the financial statements and have been within management's expectations.

FINANCIAL INSTRUMENTS

The carrying value of cash, cash equivalents, accounts receivable and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments. The Company's long-term debt, except for the notes payable -- related parties, has a variable rate and cost approximates fair value at September 30, 1996. The notes payable -- related parties do not have a ready market and cost is assumed to approximate fair value. The carrying amount of these notes is $3,100,000 at September 30, 1996, with interest rates ranging from 5.61% to 10% and various maturity dates through April 2002.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


1.   ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is valued at cost. Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally using the straight-line method over the estimated useful lives of assets. The useful lives range from 30 to 40 years for building and improvements; 5 to 10 years for machinery and equipment and 3 to 7 years for office equipment.

GOODWILL

Goodwill represents costs in excess of net assets of acquired businesses which are amortized using the straight-line method over a period of 40 years. The Company evaluates the realizability of goodwill based on the undiscounted cash flows of the applicable businesses acquired over the remaining amortization period. Should the review indicate that goodwill is not recoverable, the Company's carrying value of goodwill would be reduced by the estimated shortfall of the cash flows. No reduction of goodwill for impairment was necessary in 1995 or 1996.

DEMONSTRATION UNITS


Demonstration units are valued at cost and are amortized using the straight-line method over a period of five years. Accumulated amortization on demonstration units was $7,000 at September 30, 1995, $41,000 at September 30, 1996 and $50,000 at March 31, 1997.


EMPLOYEE BENEFIT PLAN


Effective February 1, 1996, the Company implemented a defined contribution plan which covers substantially all employees. No Company contributions were made to the plan during the year ended September 30, 1996 or the six months ended March 31, 1997.


STOCK COMPENSATION


It is the Company's policy to generally grant stock options for a fixed number of shares to employees with the exercise price approximating fair value. The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for such stock option grants. In certain instances where the exercise price is below fair value at the date of grant, the Company recognizes compensation expense based on the difference between the exercise price and fair value of such options ratably over the vesting period.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


1.   ACCOUNTING POLICIES (CONTINUED)

disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRO FORMA NET INCOME PER SHARE


Pro forma net income per share is computed by dividing net income by the pro forma weighted-average number of shares of Common Stock outstanding. These shares include common shares outstanding, common shares to be issued upon the conversion of outstanding Series A, Series B and Series C Preferred Stock and the assumed exercise of outstanding stock options and warrants (using the treasury stock method and an estimated initial public offering price of $11.00 per share). Historical per share amounts are not presented because such data is not meaningful.


IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Company accounts for stock options in accordance with APB Opinion No. 25. The disclosure requirements of SFAS No. 123 will be adopted as required for the Company's fiscal 1997 financial statements.


In February 1997, the FASB issued SFAS No. 128, Earnings Per Share. SFAS No. 128 replaces the presentation of primary earnings per share (EPS) under Accounting Principles Board Opinion No. 15 and related Interpretations, with the presentation of basic EPS (which primarily gives effect only to common shares actually outstanding) and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company is required to adopt SFAS No. 128 during the first quarter of fiscal 1998. The Company has not completed its evaluation of the potential impact of this new standard on EPS in future periods.


INTERIM FINANCIAL INFORMATION


The accompanying consolidated balance sheet as of March 31, 1997, the related consolidated statements of operations and cash flows for the six months ended March 31, 1996 and 1997, and the consolidated statement of shareholders' equity for the six months ended March 31, 1997 ("interim financial statements") have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of the results of interim periods. Operating results for the six-month period ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended September 30, 1997.


2. ACQUISITIONS


During fiscal 1996, the Company completed the acquisition of three companies that design and produce water and wastewater treatment systems. Mass Transfer Systems, Inc. was purchased effective January 31, 1996 for

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)



2. ACQUISITIONS (CONTINUED)


approximately $7,600,000, consisting of $3,100,000 in cash, $4,100,000 in seller notes and $400,000 of assumed debt. Aero-Mod, Inc. and Affiliates was purchased effective April 26, 1996 for approximately $2,400,000, consisting of $1,000,000 in cash, $700,000 in seller notes and $700,000 in assumed debt. Water Equipment Technologies, Inc. was purchased effective September 30, 1996 for approximately $5,300,000, consisting of $2,700,000 in cash and $2,600,000 in Waterlink Common Stock (611,784 shares valued at $4.25 per share.) The purchase price and related allocation for Water Equipment Technologies, which was preliminary at September 30,1996, was finalized during the second quarter of 1997. The aggregate purchase price of the 1996 acquisitions includes approximately $8,600,000 million of goodwill (Mass Transfer Systems -- $5,200,000; Aero-Mod -- $100,000 and Water Equipment Technologies -- $3,300,000), which is amortized on a straight-line basis over 40 years.



During fiscal 1995, the Company acquired SanTech Equipment, Inc. and Great Lakes Environmental, Inc., which design and produce industrial separation systems, wastewater pretreatment systems and oil/water separation products. SanTech Equipment was purchased effective March 31, 1995 for cash of approximately $800,000. Great Lakes Environmental was purchased effective August 31, 1995 for approximately $8,500,000, consisting of $5,800,000 of cash, $2,200,000 of seller obligations and $500,000 in Waterlink Common Stock (250,000 shares at $2.00 per share). The purchase price of the Great Lakes acquisition includes approximately $7,800,000 million of goodwill, which is amortized on a straight-line basis over 40 years.


Under the terms of the Mass Transfer Systems, Inc. and Aero-Mod, Inc. and Affiliates purchase agreements, the Company may be required to make additional payments of up to $800,000 contingent upon the achievement of certain operating results through September 30, 1997. In addition, the Water Equipment Technologies agreement provides for payment of contingent consideration at September 30, 1997 and 1998 if certain specified targets are achieved. Any such increases to the purchase price of the acquired companies will be recorded as additional goodwill.


On March 5, 1997, the Company acquired the Nordic Water Products Group for approximately $12,100,000, consisting of $11,100,000 in cash and $1,000,000 of seller notes. The purchase price includes approximately $4,100,000 of goodwill, which will be amortized on a straight-line basis over 40 years. The purchase price allocation has been based on preliminary estimates, which may be revised at a later date. Further, in conjunction with its planned initial public offering expected to be completed during the third quarter of fiscal 1997, the Company anticipates acquiring two additional businesses, Bioclear Technology, Inc. and Lanco Environmental Products, Inc. The combined purchase price of these pending acquisitions is expected to total approximately $20,400,000, consisting of $16,800,000 in cash and 328,270 shares of the Company's Common Stock aggregating $3,600,000 (assuming an estimated initial public offering price of $11.00 per share.)


These acquisitions were accounted for as purchases. The consolidated statement of operations of the Company includes the results of operations of the acquired businesses for the period subsequent to the effective date of these acquisitions.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


2. ACQUISITIONS (CONTINUED)

The following unaudited pro forma information presents the consolidated results of operations of the Company assuming the completed and pending acquisitions discussed above were completed on December 7, 1994:



                                                      PERIOD FROM
                                                      DECEMBER 7,
                                                       1994, TO       YEAR ENDED     SIX MONTHS ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,       MARCH 31,
                                                         1995            1996         1996      1997
                                                     -------------   -------------   -------   -------
                                                                  (Thousands of dollars)
Net sales........................................       $59,778         $72,687      $35,827   $41,556
Operating profit.................................         2,362           5,725        2,217     3,224
Income before taxes..............................           527           1,922          196     1,647
Net income.......................................           300           1,095          111       939



The pro forma results of operations are not indicative of the actual results of operations that would have occurred had the acquisitions been made on the date indicated, or the results that may be obtained in the future.


3. INVENTORIES

Inventories consisted of the following:


                                                                      SEPTEMBER 30,
                                                                    -----------------   MARCH 31,
                                                                     1995       1996      1997
                                                                    ------     ------   ---------
                                                                       (Thousands of dollars)
Raw materials and supplies......................................    $1,099     $1,864    $ 4,486
Work in process and finished goods..............................        76      1,367      4,332
                                                                    ------     ------   ---------
                                                                    $1,175     $3,231    $ 8,818
                                                                    ======     ======    =======


4. CONTRACT BILLING STATUS

     Information with respect to the billing status of contracts in process is as follows:


                                                                      SEPTEMBER 30,
                                                                    -----------------   MARCH 31,
                                                                     1995       1996      1997
                                                                    ------     ------   ---------
                                                                       (Thousands of dollars)
Contract costs incurred to date.................................    $   --     $1,957    $ 4,434
Estimated profits...............................................        --      1,864      3,196
                                                                    ------     ------   ---------
Contract revenue earned to date.................................        --      3,821      7,630
Less billings to date...........................................       341      2,933      3,857
                                                                    ------     ------   ---------
Cost and estimated earnings in excess of billings, net..........    $ (341)    $  888    $ 3,773
                                                                    ======     ======    =======

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


4. CONTRACT BILLING STATUS (CONTINUED)
The above amounts are included in the accompanying consolidated balance sheet as:


                                                                      SEPTEMBER 30,
                                                                    -----------------   MARCH 31,
                                                                     1995       1996      1997
                                                                    ------     ------   ---------
                                                                       (Thousands of dollars)
Costs in excess of billings.....................................    $   --     $1,447    $ 5,058
Billings in excess of costs.....................................       341        559      1,285
                                                                    ------     ------   ---------
                                                                    $ (341)    $  888    $ 3,773
                                                                    ======     ======    =======



Amounts receivable include retainage which has been billed, but is not due pursuant to retainage provisions in construction contracts until completion of performance and acceptance by the customer. This retainage aggregated $158,000 at September 30, 1995, $528,000 at September 30, 1996 and $431,000 at March 31,
1997, respectively. Substantially all retained balances are collectible within one year.


5. LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following:


                                                                   SEPTEMBER 30,        MARCH 31,
                                                                    1995       1996       1997
                                                                   ------     -------   ---------
                                                                       (Thousands of dollars)
LONG-TERM DEBT
  Term note payable to a bank, payable in quarterly
     installments commencing at $400,000 and increasing to
     $750,000. Interest is payable monthly at designated
     variable rates. (7.87% at March 31, 1997).................    $   --     $    --    $11,000
  Revolving credit agreements with a bank, due February 18,
     2000. Interest is payable monthly at designated variable
     rates. (7.11% at March 31, 1997)..........................        --          --     10,110
  Subordinated note to former parent of acquired business due
     October 1, 1999. Interest is payable at maturity at a rate
     of 7% per annum...........................................        --          --      1,000
  Term note payable to a bank in monthly installments of
     $59,524, plus interest at prime plus 1.5% (9.75% at
     September 30, 1996), with the balance due March 31,
     1997......................................................     4,000       4,643         --
  Revolving credit agreement due March 31, 1997 with interest due monthly at prime plus 1% (9.25% at September 30,
     1996).....................................................       539         672         --
  Note payable to bank due March 31, 1997 with interest due
     monthly at prime plus 1.5% (9.75% at September 30,
     1996).....................................................        --         450         --
  Other notes payable to various parties with interest ranging
     from 3.9% to 10.6%........................................        --          80      1,238

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)



                                                                     SEPTEMBER 30,      MARCH 31,
                                                                    1995       1996       1997
                                                                   ------     -------   ---------
                                                                       (Thousands of dollars)

5. LONG-TERM OBLIGATIONS (CONTINUED)

NOTES PAYABLE -- RELATED PARTIES
  Subordinated note payable to former shareholders of Great
     Lakes Environmental, Inc., due in equal annual
     installments of $500,000 plus interest at 7% beginning on
     September 1, 1998.........................................     1,500       1,500      1,500
  Subordinated note payable to former shareholders of Mass
     Transfer Systems, Inc., due February 1, 2001, with
     interest payable annually at 5.61%........................        --       1,300      1,300
  Subordinated note payable to former shareholders of Mass
     Transfer Systems, Inc. with interest at 7%, due December
     31, 1996..................................................        --         400         --
  Note payable to former shareholder of Mass Transfer Systems,
     Inc. with interest at 10%, due August 1, 1997.............                   400        400
  Subordinated note payable to former shareholders of Aero-Mod,
     Inc., due April 26, 2001, with interest payable annually
     at 7%.....................................................        --         300        300

CONVERTIBLE SUBORDINATED NOTES -- RELATED PARTIES
  Note payable to former shareholders of Mass Transfer System,
     Inc., due February 1, 2003. Interest accrues at 5.61% per
     annum with payments commencing February 1, 1999...........        --       2,000         --
  Note payable to former shareholders of Aero-Mod, Inc., due
     April 26, 2003. Interest accrues at 5.45% per annum with
     payments commencing April 26, 1999........................        --         400         --
                                                                   ------     -------   ---------
                                                                    6,039      12,145     26,848
Less current maturities........................................       571       1,969      2,019
                                                                   ------     -------   ---------
                                                                   $5,468     $10,176    $24,829
                                                                   ======     =======    =======



No interest was paid by the Company in 1995. In 1996, interest paid approximated $631,000.



On February 19, 1997, the Company entered into a long-term credit facility with a bank to refinance the obligations due to its existing senior bank leaders which were due to mature on March 31, 1997. As such, $4,667,000 at September 30, 1996 was classified as long-term debt.


The new credit facility ("Credit Facility") provides the Company with a revolving line-of-credit of up to $8,000,000 and a term loan of $11,000,000. The revolving line-of-credit has a sublimit of $6,000,000 for letters of credit and can be used for working capital and other general corporate purposes. Loans under the Credit Facility bear interest at a designated variable base rate plus spreads ranging from zero to 50 basis points and 25 to 75 basis points, respectively, depending on the ratio of total consolidated indebtedness to its earnings before interest, taxes, depreciation and amortization. At the Company's option, the loans under the Credit Facility may bear interest based on a designated London interbank offering rate plus spreads ranging from 175 to 225 basis points and 200 to 250 basis points, respectively, based on the same ratio. The revolving line-of-credit terminates in February 2000, and the term loan matures in February 2002. The term loan has mandatory

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


5. LONG-TERM OBLIGATIONS (CONTINUED)

quarterly repayments commencing June 30, 1997 in amounts ranging from $400,000 to $750,000 per repayment. The Credit Facility prohibits or restricts the Company from many actions, including paying dividends and incurring or assuming other indebtedness or liens.

Obligations under the Credit Facility are secured by substantially all of the Company's assets, including equipment, inventory, accounts receivable and general intangibles and a pledge of most of the stock of the Company's subsidiaries.

As part of the Credit Facility, two of the foreign subsidiaries of the Company have separate facilities of $2,000,000 and $3,800,000, respectively, for borrowings in local currencies. Each separate facility is guaranteed by the Company. Both of these facilities mature in February 2000, with outstanding amounts bearing interest based on a designated London interbank offering rate plus a spread of 250 basis points.


As additional consideration for the Credit Facility, the Company entered into a warrant agreement dated February 19, 1997, (the "Bank Warrant Agreement") pursuant to which the Bank has been granted a warrant, expiring in 2002, to purchase 225,000 shares of Common Stock at a purchase price of $4.50 per share. The aggregate fair value of the 225,000 warrants issued of $265,500 ($1.18 per warrant) will be treated as an original issue discount and amortized on a straight-line basis through interest expense over the life of the Credit Facility.



Additionally, in March 1997, the Company entered into a note purchase agreement (the "Note Purchase Agreement") pursuant to which the Company may issue, and several purchasers have committed to purchase, five year subordinated notes in the principal amount of up to $10,000,000 (the "1997 Notes"). The 1997 Notes will be issued in $1,000,000 increments at the discretion of the Company. The obligation of purchasers to purchase the 1997 Notes expires on December 31, 1997 (or earlier in the event of a prepayment event). As of March 5, 1997, no amounts are outstanding under the 1997 Notes. In addition, purchasers of the 1997 Notes have been granted warrants to purchase 125,000 shares of the Company's Common Stock at a purchase price of $4.50 per share. The aggregate fair value of the 125,000 warrants issued of $147,000 ($1.18 per warrant) will be capitalized as deferred financing costs and amortized on a straight-line basis over the life of the Note Purchase Agreement. Under the Note Purchase Agreement, warrants will be granted for each $1,000,000 Note issued to purchase 30,000 shares of the Company's Common Stock at a purchase price of $4.50 per share. The fair value of any additional warrants will be determined at the date of issuance and will be treated as an original issue discount, amortized on a straight-line basis through interest expense over the life of the Note.


Future maturities of long-term obligations, giving effect to this refinancing, for the five years subsequent to September 30, 1996 are as follows:
1997 -- $1,969,000; 1998 -- $2,108,000; 1999 -- $2,851,000; 2000 -- $1,217,000
and 2001 -- $1,600,000.

The $400,000 of convertible notes were converted into 100,000 shares of common stock in October 1996 and the $2,000,000 of convertible notes were converted into 500,000 shares of common stock in January 1997.

6. LEASES

The Company leases certain facilities and equipment under operating leases, some of which are with an entity controlled by related parties. The Company believes that the rents due under the related party leases are comparable to those which would be charged by an unrelated party. Rent expense totaled $64,000 in 1995 and

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


6. LEASES (CONTINUED)

$241,000 in 1996. With regard to 1996, $116,000 of rent expense was with related parties. Aggregate future minimum lease payments under noncancelable operating leases at September 30, 1996 are as follows:

                                                        RELATED
                                                         PARTY      OTHER
                                                        LEASES      LEASES     TOTAL
                                                        -------     ------     ------
                                                        (Thousands of dollars)
            1997....................................    $   458      $152      $  610
            1998....................................        462       152         614
            1999....................................        466       159         625
            2000....................................        471       160         631
            2001....................................        338       160         498
            Thereafter..............................         --        21          21
                                                        -------     ------     ------
                                                        $ 2,195      $804      $2,999
                                                         ======     =====      ======

7. REDEEMABLE PREFERRED STOCK

Preferred stock consists of 400,000 shares of Series A Preferred Stock (issued in fiscal 1995), 1,700,000 shares of Series B Preferred Stock (issued in fiscal
1995) and 1,150,000 shares of Series C Preferred Stock (issued in fiscal 1996). These shares have a par value of $.001 per share and a base liquidation price of $1.25 per share for Series A Preferred Shares, $2.00 per share for Series B Preferred Shares, and $4.00 per share for Series C Preferred Shares.

Holders of Preferred Stock may, at their option, convert their shares into Common Stock on a one-for-one basis. Such conversion is required if the Company consummates an underwritten public offering of Common Stock at a price of at least $6 a share and gross proceeds to the Company exceed $10 million. The holders of Preferred Shares are entitled to the number of votes equal to the number of Common Shares into which the Preferred Shares could be converted.

Dividends begin to accrue on the third anniversary of original issuance, which is December 9, 1997 for Series A Preferred Stock, September 15, 1998 for Series B Preferred Stock and June 27, 1999 for Series C Preferred Stock. Dividends accrue at a rate of 8% per annum, payable in either additional Preferred Shares or cash, at the option of the individual holder. All accrued and unpaid dividends shall become payable upon conversion into Common Stock; repurchase or redemption of the Preferred Shares by the Company or the liquidation or winding up of affairs of the Company.

The majority of the holders of all series of Preferred Stock, treated as a single class, may require the Company to redeem the outstanding Preferred Shares in the case of a consolidation or merger in which the Company is not the surviving corporation. The Company may redeem the Preferred Shares at anytime with the consent of shareholders owning at least 60% of the outstanding Preferred Shares.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


8. INCOME TAXES

The provision for income taxes consists of the following:

                                                                 PERIOD FROM
                                                                 DECEMBER 7,
                                                                   1994 TO         YEAR ENDED
                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                    1995              1996
                                                                -------------     -------------
                                                                    (Thousands of dollars)
     Current:
       Federal..............................................         $--              $  --
       State................................................          35                  5
                                                                     ---             ------
                                                                      35                  5
     Deferred...............................................          --                 99
     Reduction in valuation allowance.......................          --                (99)
                                                                     ---             ------
                                                                     $35              $   5
                                                                ==========        ==========


The Company made income tax payments of approximately $9,000 in 1995 and $40,000 in 1996.


Following is the reconciliation between the provision (credit) for income taxes and the amount computed by applying the statutory U.S. federal income tax rate of 34% to income before income taxes:

                                                                 PERIOD FROM
                                                                 DECEMBER 7,
                                                                   1994 TO         YEAR ENDED
                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                    1995              1996
                                                                -------------     -------------
                                                                    (Thousands of dollars)
     Provision (credit) for income taxes at the statutory
       federal rate.........................................        $(162)            $ 106
     Adjustments:
       State and local income taxes.........................           35                 5
       Change in valuation allowance........................          163               (99)
       Other................................................           (1)               (7)
                                                                -------------     -------------
     Provision for income taxes.............................        $  35             $   5
                                                                ==========        ==========
     Effective income tax rate..............................          (7%)               2%
                                                                ==========        ==========

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


8. INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of the net operating loss carryforward and temporary differences are as follows:

                                                                          SEPTEMBER 30,
                                                                         1995      1996
                                                                         -----     -----
                                                                          (Thousands of
                                                                            dollars)
     Deferred tax assets:
       Net operating loss carryforward...............................    $  85     $ 152
       Other.........................................................       78       133
       Valuation allowance...........................................     (163)      (64)
                                                                         -----     -----
                                                                            --       221
     Deferred tax liabilities:
       Amortization of goodwill......................................       --      (164)
       Other.........................................................       --       (57)
                                                                         -----     -----
                                                                            --      (221)
                                                                         -----     -----
     Net deferred tax liability......................................    $  --     $  --
                                                                         =====     =====

As of September 30, 1996, the Company has deferred tax assets attributable to operating loss carryforwards and other temporary differences. Realization of these carryforwards and other temporary differences is considered uncertain and a valuation allowance has been recorded. The Company has a net operating loss carryforward of $447,000 for income tax purposes which expires in the year 2011.

9. STOCK COMPENSATION PLANS

During 1995, the Board of Directors approved the Waterlink, Inc. 1995 Stock Option Plan which provides for the granting of stock options to key employees for the purchase of shares of the Company's Common Stock. The maximum aggregate number of shares to which options may be granted under the Plan was increased from 800,000 shares to 1,300,000 shares in December 1996. The number of stock options granted and the purchase price thereof is determined by the Compensation Committee of the Board of Directors.

                        WATERLINK, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1996


               (Information as of March 31, 1997 and for the six


               months ended March 31, 1996 and 1997 is unaudited)


9. STOCK COMPENSATION PLANS (CONTINUED)

The following table summarizes activity under this plan:

                                                         PERIOD FROM
                                                         DECEMBER 7,
                                                           1994 TO                  YEAR ENDED
                                                        SEPTEMBER 30,             SEPTEMBER 30,
                                                            1995                       1996
                                                    ---------------------     ----------------------
                                                    NUMBER       OPTION       NUMBER        OPTION
                                                      OF        PRICE PER       OF        PRICE PER
                                                    SHARES        SHARE       SHARES        SHARE
                                                    -------     ---------     -------     ----------
Outstanding at beginning of year................         --          --       215,000     $      .10
Granted.........................................    215,000       $ .10       501,500     $.10-$4.40
Exercised.......................................         --          --       (50,000)    $      .10
Canceled........................................         --          --            --             --
                                                    -------     -------       -------
Outstanding at end of year......................    215,000       $ .10       666,500     $.10-$4.40
                                                    =======     =======       =======
Exercisable at end of year......................         --          --         3,750     $      .10
                                                    =======     =======       =======
Reserved for future options.....................    185,000          --        83,500             --
                                                    =======     =======       =======

The Company has reserved 5,273,000 shares of Common Stock for possible conversion of the convertible subordinated notes described in Note 5, the possible conversion of the Preferred Shares described in Note 7 and the exercise of outstanding stock options.


A special charge to operations of approximately $2.6 million ($0.13 per share, after tax), assuming an initial public offering price of $11.00 per share, will be incurred in the quarter in which the Offering is completed. Such charge results primarily from the issuance upon completion of the Offering by the Company of a ten year option to purchase 100,000 shares of Common Stock at a price of $.10 per share to an officer of the Company pursuant to the terms of an employment agreement. Of this amount, approximately $1.1 million is non-cash, and approximately $1.5 million represents cash payments related principally to the reimbursement of income taxes resulting from this stock option issuance.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
GREAT LAKES ENVIRONMENTAL, INC.

     We have audited the accompanying balance sheets of GREAT LAKES ENVIRONMENTAL, INC. as of December 31, 1994 and August 31, 1995 and the related statements of income, shareholders' equity and cash flows for the year ended December 31, 1994 and the eight months ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GREAT LAKES ENVIRONMENTAL, INC. at December 31, 1994 and August 31, 1995 and the results of its operations and its cash flows for the year ended December 31, 1994 and the eight months ended August 31, 1995, in conformity with generally accepted accounting principles.

Dennis D. Tysl & Company, Ltd.

Palatine, Illinois
February 23, 1997

                        GREAT LAKES ENVIRONMENTAL, INC.

                                 BALANCE SHEETS

                                                                     DECEMBER 31,     AUGUST 31,
                                                                         1994            1995
                                                                     ------------     ----------
ASSETS
Current assets:
  Cash and cash equivalents......................................     $1,084,188      $  786,716
  Trade receivables, less allowance of $60,000...................      1,707,092       1,739,149
  Inventories....................................................        724,130         677,984
  Deposits and prepaid expenses..................................         31,300          43,794
  Note receivables--shareholders.................................         18,664          19,484
                                                                      ----------      ----------
Total current assets.............................................      3,565,374       3,267,127
Equipment........................................................        224,628         276,136
Less accumulated depreciation....................................       (187,202)       (214,936)
                                                                      ----------      ----------
                                                                          37,426          61,200
                                                                      ----------      ----------
Total assets.....................................................     $3,602,800      $3,328,327
                                                                      ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................     $  543,149      $  766,674
  Commissions payable............................................        212,443         220,408
  Customer deposits..............................................         71,652          28,602
  Accrued profit-sharing.........................................         61,513          29,832
  Accrued expenses...............................................        109,899          35,339
  Accrued state income taxes.....................................         22,691          16,809
                                                                      ----------      ----------
Total current liabilities........................................      1,021,347       1,097,664
Shareholders' equity:
  Common stock, no par value:
     Authorized, issued and outstanding, 645 shares..............          1,000           1,000
  Paid-in capital................................................        380,000         380,000
  Retained earnings..............................................      2,200,453       1,849,663
                                                                      ----------      ----------
Total shareholders' equity.......................................      2,581,453       2,230,663
                                                                      ----------      ----------
Total liabilities and shareholders' equity.......................     $3,602,800      $3,328,327
                                                                      ==========      ==========

        The accompanying notes are an integral part of these statements.

                        GREAT LAKES ENVIRONMENTAL, INC.

                              STATEMENTS OF INCOME

                                                                                      EIGHT MONTHS
                                                                      YEAR ENDED         ENDED
                                                                     DECEMBER 31,      AUGUST 31,
                                                                         1994             1995
                                                                     ------------     ------------
Net sales........................................................     $8,566,316       $5,724,860
Cost of sales....................................................      5,754,175        3,829,553
                                                                      ----------       ----------
Gross profit.....................................................      2,812,141        1,895,307
Selling, general and administrative expenses.....................      1,393,224          864,105
                                                                      ----------       ----------
Income before taxes..............................................      1,418,917        1,031,202
State and local income taxes.....................................         21,000           16,500
                                                                      ----------       ----------
Net income.......................................................     $1,397,917       $1,014,702
                                                                      ==========       ==========

        The accompanying notes are an integral part of these statements.

                        GREAT LAKES ENVIRONMENTAL, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                         TOTAL
                                              COMMON     PAID-IN       RETAINED      SHAREHOLDERS'
                                              STOCK      CAPITAL       EARNINGS         EQUITY
                                              ------     --------     ----------     -------------
YEAR ENDED DECEMBER 31, 1994
  Balance at January 1, 1994..............    $1,000     $380,000     $1,755,629      $  2,136,629
  Dividends paid..........................                              (953,093)         (953,093)
  Net income..............................                             1,397,917         1,397,917
                                              ------     --------     -----------     ------------
  Balance at December 31, 1994............     1,000      380,000      2,200,453         2,581,453
EIGHT MONTHS ENDED AUGUST 31, 1995
  Dividends paid..........................                            (1,365,492)       (1,365,492)
  Net income..............................                             1,014,702         1,014,702
                                              ------     --------     -----------     ------------
  Balance at August 31, 1995..............    $1,000     $380,000     $1,849,663      $  2,230,663
                                              ======     ========     ===========     ============

        The accompanying notes are an integral part of these statements.

                        GREAT LAKES ENVIRONMENTAL, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                     EIGHT MONTHS
                                                                     YEAR ENDED         ENDED
                                                                    DECEMBER 31,      AUGUST 31,
                                                                        1994             1995
                                                                    ------------     ------------
OPERATING ACTIVITIES
Net income......................................................     $1,397,917       $ 1,014,702
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..................................................         37,430            27,734
  Changes in working capital:
     Accounts receivable........................................       (465,439)          (32,057)
     Inventories................................................       (222,938)           46,146
     Other current assets.......................................          7,385           (13,314)
     Accounts payable and accrued expenses......................        308,384           148,965
     Other current liabilities..................................       (175,649)          (72,648)
                                                                     ----------        ----------
Net cash provided by operating activities.......................        887,090         1,119,528
INVESTING ACTIVITIES
Purchase of equipment...........................................        (28,218)          (51,508)
FINANCING ACTIVITIES
Payment of dividends............................................       (953,093)       (1,365,492)
                                                                     ----------        ----------
Net decrease in cash and cash equivalents.......................        (94,221)         (297,472)
Cash and cash equivalents at beginning of year..................      1,178,409         1,084,188
                                                                     ----------        ----------
Cash and cash equivalents at end of year........................     $1,084,188       $   786,716
                                                                     ==========        ==========

        The accompanying notes are an integral part of these statements.

                        GREAT LAKES ENVIRONMENTAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 1995

1.   DESCRIPTION OF BUSINESS AND ORGANIZATION

Great Lakes Environmental, Inc. (the "Company"), located in Addison, Illinois, operates in a single business segment designing oil/water separation equipment and systems. The Company's products are used by industrial customers primarily in the manufacturing, food processing and refinery/petrochemical sectors.

Effective January 1, 1989, the Company elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal corporate income taxes on its income. Instead, the shareholders are liable for individual federal income taxes on their respective shares of the Company's income. This election was terminated as a result of the business combination with Waterlink, Inc. described below.

On August 31, 1995, Waterlink, Inc. purchased certain assets and assumed certain liabilities of Great Lakes Environmental, Inc.

2.   ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

Sales are recognized when products are shipped.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

EQUIPMENT

Property and equipment is recorded at cost. Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally using the accelerated methods based on the estimated useful lives of the assets, which range from 3 to 7 years.

EMPLOYEE RETIREMENT PLAN

The Company sponsors a profit-sharing plan which covers substantially all employees with more than one full year of service. The Company's contributions to the plan are at the discretion of the Board of Directors. The amount charged to operations relating to the plan was $100,000 for the year ended December 31, 1994 and $60,000 for the eight months ended August 31, 1995.

FINANCIAL INSTRUMENTS

The carrying value of cash, cash equivalents, accounts receivable and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company maintains its cash in bank deposit

                        GREAT LAKES ENVIRONMENTAL, INC.

                                AUGUST 31, 1995

2.   ACCOUNTING POLICIES (CONTINUED)
accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes it is not exposed to any significant credit risk on cash and cash equivalents.

Concentrations of credit risk with respect to trade receivables are limited by the Company collecting customer deposits in conjunction with larger contracts. The Company grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from credit sales are provided for in the financial statements and have been within management's expectations.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain items in the 1994 financial statements have been reclassified to agree with the 1995 classifications.

3.   INVENTORIES

Inventories were as follows:

                                                                       DECEMBER 31,     AUGUST 31,
                                                                           1994            1995
                                                                       ------------     ----------
Raw materials......................................................      $242,294        $ 463,616
Work in process....................................................       481,836          214,368
                                                                         --------        ---------
                                                                         $724,130        $ 677,984
                                                                         ========        =========

4.   NOTES RECEIVABLE--SHAREHOLDERS

The notes receivable--shareholders represents demand notes due from two shareholders in connection with the purchase and retirement of shares of the Company's common stock. The notes bear interest, which is paid monthly, at a variable rate (5.88% at August 31, 1995).

5.   LEASES

As part of the business combination with Waterlink, Inc., the Company entered into a five year lease agreement with the former majority shareholder for its principal office, warehouse and production facility in Addison, Illinois. Prior to this time, the Company leased these facilities from the shareholder on a month-to-month basis. The Company believes that the rents due under the related party lease agreement are comparable to those which would be charged by an unrelated party. Rent expense totaled $44,400 for the year ended December 31, 1994 and $29,600 for the eight months ended August 31, 1995.

                        GREAT LAKES ENVIRONMENTAL, INC.

                                AUGUST 31, 1995

5.   LEASES (CONTINUED)
Aggregate future minimum lease payments under noncancelable related party operating leases at August 31, 1995 are as follows:

          Remainder of 1995............................................    $ 43,600
          1996.........................................................     130,800
          1997.........................................................     134,700
          1998.........................................................     138,800
          1999.........................................................     142,900
          2000.........................................................     147,200
                                                                           --------
                                                                           $738,000
                                                                           ========

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Mass Transfer Systems, Inc.

     We have audited the accompanying balance sheets of Mass Transfer Systems, Inc. as of December 31, 1994, December 31, 1995 and January 31, 1996 and the related statements of operations, shareholders' equity and cash flows for the year ended February 28, 1994, ten month period ended December 31, 1994, year ended December 31, 1995 and the month ended January 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mass Transfer Systems, Inc. at December 31, 1994, December 31, 1995 and January 31, 1996 and the results of its operations and its cash flows for the year ended February 28, 1994, ten month period ended December 31, 1994, year ended December 31, 1995 and the month ended January 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Canton, Ohio
February 28, 1997

                          MASS TRANSFER SYSTEMS, INC.

                                 BALANCE SHEETS


                                                               DECEMBER 31,             JANUARY
                                                         -------------------------         31,
                                                            1994           1995           1996
                                                         ----------     ----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents..........................    $1,327,835     $1,691,883     $  842,922
  Accounts receivable, less allowance of $13,000.....     1,935,299      1,426,585      1,760,541
  Notes receivable--shareholder......................       125,043             --             --
  Inventories........................................       334,786        294,747        423,141
  Prepaid expenses...................................        35,739         32,406         24,637
                                                         ----------     ----------     ----------
Total current assets.................................     3,758,702      3,445,621      3,051,241
Property, plant and equipment:
  Cost...............................................     1,108,021      1,074,722      1,080,290
  Less accumulated depreciation......................       323,767        321,988        327,536
                                                         ----------     ----------     ----------
                                                            784,254        752,734        752,754
Other assets:
  Intangible assets, less accumulated amortization of
     $67,000 in 1994, $134,000 in 1995 and $139,600
     in 1996.........................................       134,000         67,000         61,417
  Deposits...........................................            --         17,532         17,532
                                                         ----------     ----------     ----------
                                                            134,000         84,532         78,949
                                                         ----------     ----------     ----------
Total assets.........................................    $4,676,956     $4,282,887     $3,882,944
                                                         ==========     ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade............................    $  438,454     $  456,083     $  557,661
  Accrued expenses...................................       348,781        512,503        452,235
  Customer deposits..................................       853,082        457,494        366,592
  Current portion of long-term obligations...........       106,437        112,042        112,405
                                                         ----------     ----------     ----------
Total current liabilities............................     1,746,754      1,538,122      1,488,893
Long-term obligations:
  Long-term debt.....................................       150,668        104,504        100,566
  Note payable--shareholder..........................       900,000      1,200,000      1,200,000
  Other..............................................        67,000             --             --
                                                         ----------     ----------     ----------
                                                          1,117,668      1,304,504      1,300,566
Shareholders' equity:
  Capital stock, no par common:
     Authorized shares--12,500
     Issued and outstanding--100 shares..............        10,000         10,000         10,000
  Retained earnings..................................     1,802,534      1,430,261      1,083,485
                                                         ----------     ----------     ----------
Total shareholders' equity...........................     1,812,534      1,440,261      1,093,485
                                                         ----------     ----------     ----------
Total liabilities and shareholders' equity...........    $4,676,956     $4,282,887     $3,882,944
                                                         ==========     ==========     ==========


        The accompanying notes are an integral part of these statements.

                          MASS TRANSFER SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                               TEN MONTHS
                                                YEAR ENDED       ENDED        YEAR ENDED      MONTH ENDED
                                               FEBRUARY 28,   DECEMBER 31,   DECEMBER 31,     JANUARY 31,
                                                   1994           1994           1995            1996
                                               ------------   ------------   ------------     -----------
Net sales....................................   $ 5,788,295    $6,171,344     $8,796,689       $ 620,140
Cost of goods sold...........................     2,982,743     3,068,971      4,719,545         406,814
                                               ------------   ------------   ------------     -----------
Gross profit.................................     2,805,552     3,102,373      4,077,144         213,326
Selling, general and administrative
  expenses...................................     1,942,848     2,131,136      2,687,952         279,565
                                               ------------   ------------   ------------     -----------
Operating income (loss)......................       862,704       971,237      1,389,192         (66,239)
Other income (expense):
  Interest expense...........................       (18,253)     (102,262)      (134,664)        (11,760)
  Interest income............................        24,787        21,613         25,846           4,017
  Other-net..................................       (10,994)      (15,140)        38,669         (19,794)
                                               ------------   ------------   ------------     -----------
Income (loss) before income taxes............       858,244       875,448      1,319,043         (93,776)
State and local income taxes.................         1,080        35,904         38,170              --
                                               ------------   ------------   ------------     -----------
Net income (loss)............................   $   857,164    $  839,544     $1,280,873       $ (93,776)
                                                  =========    ==========     ==========       =========

        The accompanying notes are an integral part of these statements.

                          MASS TRANSFER SYSTEMS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                        TOTAL
                                                         COMMON       RETAINED      SHAREHOLDERS'
                                                          STOCK       EARNINGS         EQUITY
                                                         -------     ----------     -------------
YEAR ENDED FEBRUARY 28, 1994
  Balance at March 1, 1993...........................    $10,000     $2,336,175      $  2,346,175
  Net income.........................................                   857,164           857,164
  Distributions to shareholders......................                (1,932,284)       (1,932,284)
                                                         --------    -----------      -----------
  Balance at February 28, 1994.......................     10,000      1,261,055         1,271,055
TEN MONTHS ENDED DECEMBER 31, 1994
  Net income.........................................                   839,544           839,544
  Distributions to shareholders......................                  (298,065)         (298,065)
                                                         --------    -----------      -----------
  Balance at December 31, 1994.......................     10,000      1,802,534         1,812,534
YEAR ENDED DECEMBER 31, 1995
  Net income.........................................                 1,280,873         1,280,873
  Distributions to shareholders......................                (1,653,146)       (1,653,146)
                                                         --------    -----------      -----------
  Balance at December 31, 1995.......................     10,000      1,430,261         1,440,261
MONTH ENDED JANUARY 31, 1996
  Net loss...........................................                   (93,776)          (93,776)
  Distributions to shareholders......................                  (253,000)         (253,000)
                                                         --------    -----------      -----------
  Balance at January 31, 1996........................    $10,000     $1,083,485      $  1,093,485
                                                         ========    ===========      ===========

        The accompanying notes are an integral part of these statements.

                          MASS TRANSFER SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                            TEN MONTHS
                                           YEAR ENDED         ENDED          YEAR ENDED      MONTH ENDED
                                          FEBRUARY 28,     DECEMBER 31,     DECEMBER 31,     JANUARY 31,
                                              1994             1994             1995            1996
                                          ------------     ------------     ------------     -----------
OPERATING ACTIVITIES
Net income (loss).....................     $   857,164      $  839,544       $ 1,280,873      $ (93,776)
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation........................          67,552          56,294            69,192          5,548
  Amortization........................          11,170          55,830            67,000          5,583
  Loss on sale of property............          15,616              --            11,151             --
  Changes in working capital:
     Accounts receivable..............        (514,638)       (658,222)          508,714       (333,956)
     Notes receivable--shareholder....              --        (125,043)          125,043             --
     Inventories......................        (165,535)        (80,331)           40,039       (128,394)
     Other current assets.............           4,083          (6,141)            3,333          7,769
     Accounts payable.................         333,703           6,778            17,629        101,578
     Other current liabilities........          28,149         870,542          (231,865)      (151,170)
     Other assets.....................        (139,083)        251,672           (17,532)            --
                                             ---------       ---------        ----------      ---------
Net cash (used) provided by operating
  activities..........................         498,181       1,210,923         1,873,577       (586,818)
INVESTING ACTIVITIES
Purchase of property, plant and
  equipment--net......................         (64,293)        (40,306)          (48,824)        (5,568)
FINANCING ACTIVITIES
Payments of long-term debt............         (38,419)        (99,052)         (107,559)        (3,575)
Proceeds from issuance of long-term
  debt................................         201,000              --                --             --
Note payable--shareholder.............              --        (266,510)               --             --
Distributions to shareholders.........        (765,617)       (298,065)       (1,353,146)      (253,000)
                                             ---------       ---------        ----------      ---------
Net cash used in financing
  activities..........................        (603,036)       (663,627)       (1,460,705)      (256,575)
                                             ---------       ---------        ----------      ---------
(Decrease) increase in cash and cash
  equivalents.........................        (169,148)        506,990           364,048       (848,961)
Cash and cash equivalents at beginning
  of year.............................         989,993         820,845         1,327,835      1,691,883
                                             ---------       ---------        ----------      ---------
Cash and cash equivalents at end of
  year................................     $   820,845      $1,327,835       $ 1,691,883      $ 842,922
                                             =========       =========        ==========      =========
SUPPLEMENTAL CASH FLOW INFORMATION
Non-cash financing activities:
  Issuance of notes
     payable--officer.................     $ 1,166,667              --       $   300,000             --
  Distributions to shareholders.......      (1,166,667)             --          (300,000)            --

        The accompanying notes are an integral part of these statements.

                          MASS TRANSFER SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                JANUARY 31, 1996

1.   DESCRIPTION OF BUSINESS AND ORGANIZATION

Mass Transfer Systems, Inc. (the "Company"), located in Fall River, Massachusetts, operates in a single business segment, designing customized jet aeration systems to introduce oxygen into a wastewater stream in order to accelerate the biological digestion process. The Company's products are used by industrial and municipal customers worldwide to increase the efficiency of processing waste water, with sales primarily in the United States, the United Kingdom and Canada. Export sales represented approximately two-thirds of total sales for all periods presented.

Effective March 1, 1987, the Company elected, by unanimous consent of its shareholders, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal corporate income taxes on its income. Instead, the shareholders are liable for individual federal income taxes on their respective shares of the Company's income. This election was terminated as a result of the business combination with Waterlink, Inc. described below.

At the close of business on January 31, 1996, Waterlink, Inc. purchased substantially all of the assets and assumed certain liabilities of the Company.

2.   ACCOUNTING POLICIES

PERIODS INCLUDED IN FINANCIAL STATEMENTS

The Company changed its year end in 1994 from February 28 to December 31. In addition, the accompanying financial statements include the one month period in 1996 prior to the business combination with Waterlink, Inc. Reference to these various periods in the notes to the financial statements are: 1996--the one month ended January 31, 1996; 1995--the year ended December 31, 1995; 1994--the ten months ended December 31, 1994; and 1993--the year ended February 28, 1994.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

Sales are recognized when products are shipped.

ACCOUNTS RECEIVABLE

Accounts receivable include retainage which has been billed, but is not due pursuant to retainage provisions in construction contracts until completion of performance and acceptance by the customer. This retainage aggregated $360,000, $360,000 and $349,000 at December 31, 1994, December 31, 1995 and January 31,
1996, respectively. Substantially all retained balances are collected within one year.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

                          MASS TRANSFER SYSTEMS, INC.

                                JANUARY 31, 1996

2.   ACCOUNTING POLICIES (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is recorded at cost. Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally using the straight-line method over the estimated useful lives of the assets. The useful lives range from 15 to 31 years for buildings and improvements; 5 to 10 years for machinery and equipment and 3 to 10 years for furniture and fixtures.

INTANGIBLE ASSET

The intangible asset is a covenant-not-to-compete contract with a former shareholder and is carried at cost. Amortization is recorded using the straight-line method over the life of the contract of three years.

FOREIGN CURRENCY TRANSLATION

Some transactions of the Company are made in currencies different from its own. Gains and losses from these transactions are included in income as they occur. Net foreign currency transaction gains and (losses) included in income before taxes totaled ($18,000) in 1993, ($15,000) in 1994, $54,000 in 1995 and
($20,000) in 1996.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.   INVENTORIES

Inventories were as follows:

                                                              DECEMBER 31,            JANUARY
                                                         -----------------------        31,
                                                           1994          1995          1996
                                                         ---------     ---------     ---------
Raw materials........................................    $ 141,191     $ 268,422     $ 407,165
Work in process......................................      193,595        26,325        15,976
                                                         ---------     ---------     ---------
                                                         $ 334,786     $ 294,747     $ 423,141
                                                         =========     =========     =========

                          MASS TRANSFER SYSTEMS, INC.

                                JANUARY 31, 1996

4.   PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is as follows:

                                                              DECEMBER 31,            JANUARY
                                                         -----------------------        31,
                                                           1994          1995          1996
                                                         ---------     ---------     ---------
Land.................................................    $  80,435     $  80,435     $  80,435
Building and improvements............................      618,538       620,735       626,303
Machinery and equipment..............................      111,640       116,980       116,980
Furniture and fixtures...............................      297,408       256,572       256,572
                                                         ---------     ---------     ---------
                                                         1,108,021     1,074,722     1,080,290
Less accumulated depreciation........................      323,767       321,988       327,536
                                                         ---------     ---------     ---------
                                                         $ 784,254     $ 752,734     $ 752,754
                                                         =========     =========     =========

5.   LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following:

                                                              DECEMBER 31,            JANUARY
                                                         -----------------------        31,
                                                           1994          1995          1996
                                                         ---------     ---------     ---------
Mortgage payable to a bank in monthly installments of
  $4,723, plus interest at prime plus  1/2% (9.0% at
  January 31, 1996), secured by land and building....    $ 190,105     $ 149,546     $ 145,971
Note payable-shareholder, due February 1, 2001 with
  interest at 10%....................................      900,000     1,200,000     1,200,000
Non-compete agreement, expires December 31, 1996.....      134,000        67,000        67,000
                                                         ---------     ---------     ---------
                                                         1,224,105     1,416,546     1,412,971
Less current portion.................................      106,437       112,042       112,405
                                                         ---------     ---------     ---------
                                                         $1,117,668    $1,304,504    $1,300,566
                                                         =========     =========     =========

The note payable-shareholder represents a promissory note due to the majority shareholder for unpaid distributions. Through January 31, 1996, the note was unsecured and due on demand. The terms of the note were revised to provide a due date of February 1, 2001 in connection with the business combination with Waterlink, Inc. Accordingly, the note was reclassified to long-term obligations for all periods presented. Interest expense on the note payable-shareholder was as follows: 1994--$90,900; 1995--$103,600 and 1996--$10,000.

The non-compete agreement between the Company and a previous minority shareholder provides for semi-annual installments on June 30 and December 31 of each year over a three year period.

Approximate future maturities of long-term debt obligations for the five years subsequent to January 31, 1996 are as follows: 1997--$112,000; 1998--$50,000;
1999--$51,000; 2000--$-0-and 2001--$1,200,000.

Interest expense approximates interest paid for all periods presented.

                          MASS TRANSFER SYSTEMS, INC.

                                JANUARY 31, 1996

6.   FINANCIAL INSTRUMENTS

The carrying value of cash, cash equivalents, accounts receivable and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments. The Company's long-term debt, except for notes payable to related parties, has a variable rate and cost approximates fair value at January 31, 1996. The notes payable to related parties do not have a ready market and cost is assumed to approximate fair value.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company maintains its cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes it is not exposed to any significant credit risk on cash and cash equivalents.

Concentrations of credit risk with respect to trade receivables are limited by the Company collecting customer deposits in conjunction with larger contracts. The Company grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from credit sales are provided for in the financial statements and have been within management's expectations.

The Company issues letters of credit as guarantees for various performance obligations. Under the terms of these letters of credit, approximately $143,000 and $140,000 of cash was restricted at December 31, 1995 and January 31, 1996, respectively. The letters of credit outstanding at January 31, 1996 are scheduled to expire at various times through June of 1997.

The Company periodically enters into foreign exchange contracts to hedge certain operational exposures against changes in foreign currency exchange rates. Because the impact of movements in currency exchange rates on foreign exchange contracts offsets the related impact on the underlying items being hedged, these instruments do not subject the Company to risk that would not otherwise result from changes in currency exchange rates. At December 31, 1995 and January 31, 1996, the Company had a foreign exchange contract outstanding which exchanged U.S. dollars for Canadian dollars. The contract, which matured in February 1996, had a notional amount of approximately $150,000 and an unrealized gain of $3,000 at January 31, 1996.

7.   CONTINGENCIES

The Company is involved in certain legal actions arising in the ordinary course of business. In the opinion of management, such litigation and claims will be resolved without a material effect on the Company's financial position, cash flows or results of operations.

                          INDEPENDENT AUDITOR'S REPORT

                                                                   April 3, 1997

To the Board of Directors
Aero-Mod, Inc, and Affiliates

     I have audited the accompanying combined balance sheets of Aero-Mod, Inc. and Affiliates as of October 31, 1994, October 31, 1995, and April 26, 1996 and the related combined statements of income, retained earnings, and cash flows for the years ended October 31, 1994 and 1995; and the period beginning November 1, 1995 and ended April 26, 1996. These financial statements are the responsibility of the companies' management. My responsibility is to express an opinion on these financial statements based on my audits.

     I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

     In my opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Aero-Mod, Inc. and Affiliates at October 31, 1994, October 31, 1995, and April 26, 1996, and the results of operations and cash flows on a combined basis for the periods then ended in conformity with generally accepted accounting principles.

Sink, Gillmore & Gordon LLP

James L. Gordon, C.P.A.
Manhattan, Kansas

                         AERO-MOD, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                         OCTOBER        OCTOBER
                                                           31,            31,         APRIL 26,
                                                           1994           1995           1996
                                                        ----------     ----------     ----------
ASSETS
  CURRENT ASSETS
     Cash...........................................    $  111,275     $  355,759     $  233,249
     Accounts receivable--trade.....................       485,587        832,830        506,597
     Bid bonding....................................         3,404          3,405             --
     Inventory......................................       467,556        704,710        570,721
     Costs and estimated profits in excess of
       billings on uncompleted projects.............       467,242        195,617        496,138
                                                        ----------     ----------     ----------
          Total Current Assets......................     1,535,064      2,092,321      1,806,705
  FIXED ASSETS
  Property, plant & equipment.......................       525,621        542,760        592,680
  Accumulated depreciation--property, plant &
     equipment......................................      (291,119)      (344,654)      (357,623)
                                                        ----------     ----------     ----------
          Net Book Value of Fixed Assets............       234,502        198,106        235,057
  OTHER ASSETS
     Life insurance--cash value.....................        30,123         36,038         35,036
     Other deposits.................................            --         33,132         18,912
     Notes receivable--stockholder..................        75,838         79,707         79,707
     Notes receivable--other........................            --             --          2,817
     Intangibles....................................        71,961         75,131         82,736
     Accumulated amortization--intangibles..........        (8,793)       (11,716)       (12,561)
                                                        ----------     ----------     ----------
          Total Other Assets........................       169,129        212,292        206,647
                                                        ----------     ----------     ----------
  TOTAL ASSETS......................................    $1,938,695     $2,502,719     $2,248,409
                                                        ==========     ==========     ==========

        The accompanying notes are an integral part of these statements.

                         AERO-MOD, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS

                                                         OCTOBER       OCTOBER
                                                           31,           31,        APRIL 26,
                                                          1994          1995           1996
                                                        ---------     ---------     ----------
LIABILITIES AND STOCKHOLDER'S EQUITY
  CURRENT LIABILITIES
     Accounts payable--trade........................    $ 325,739     $ 271,170     $  178,887
     Accrued expenses...............................      163,303       225,085         88,929
     Billings in excess of costs and estimated
       earnings on uncompleted contracts............           --        22,769             --
     Accrued income taxes...........................       35,662        16,842         32,976
     Other payables.................................          295        19,483            965
     Deferred income taxes..........................       85,023       118,697        127,697
     Current portion of long-term liabilities.......      533,580       702,042        717,606
                                                        ----------    ----------    ----------
          Total Current Liabilities.................    1,143,602     1,376,088      1,147,060
  LONG-TERM LIABILITIES
     Long-term notes payable........................        7,758            --          3,003
     Deferred income taxes..........................       11,484        13,231         12,001
                                                        ----------    ----------    ----------
          Total Long-Term Liabilities...............       19,242        13,231         15,004
                                                        ----------    ----------    ----------
          Total Liabilities.........................    1,162,844     1,389,319      1,162,064
  STOCKHOLDER'S EQUITY
     Capital stock..................................       43,960        43,960         43,960
     Additional paid-in capital.....................       33,201        33,201         33,201
     Retained earnings..............................      698,690     1,036,239      1,009,184
                                                        ----------    ----------    ----------
          Total Stockholder's Equity................      775,851     1,113,400      1,086,345
                                                        ----------    ----------    ----------
Total Liabilities and Stockholder's Equity..........    $1,938,695    $2,502,719    $2,248,409
                                                        ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                         AERO-MOD, INC. AND AFFILIATES

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                            FOR THE YEARS ENDED
                                                        ---------------------------        FOR THE
                                                        OCTOBER 31,     OCTOBER 31,      PERIOD ENDED
                                                           1994            1995         APRIL 26, 1996
                                                        -----------     -----------     --------------
Sales.................................................  $ 4,594,381     $ 3,122,102       $1,881,903
Cost of Sales.........................................    3,549,150       1,861,304        1,285,170
                                                         ----------      ----------       ----------
Gross Profit..........................................    1,045,231       1,260,798          596,733
Selling, General & Administrative Expenses............      799,837         908,058          436,771
                                                         ----------      ----------       ----------
NET INCOME (LOSS) FROM OPERATIONS.....................      245,394         352,740          159,962
OTHER INCOME AND EXPENSE:
  Interest income.....................................        3,311           3,999            1,391
  Municipal lease income..............................        9,625          12,500            4,375
  Consulting income...................................           --          17,306              876
  Other (net).........................................       25,821           4,107              844
                                                         ----------      ----------       ----------
     TOTAL OTHER INCOME AND EXPENSE...................       38,757          37,912            7,486
INCOME (LOSS) BEFORE INCOME TAXES.....................      284,151         390,652          167,448
INCOME TAX:
  Income tax expense..................................      123,982          17,682           37,401
  Deferred income tax expense (benefit)...............      (18,478)         35,421            7,770
                                                         ----------      ----------       ----------
     TOTAL INCOME TAX.................................      105,504          53,103           45,171
                                                         ----------      ----------       ----------
NET INCOME............................................      178,647         337,549          122,277
RETAINED EARNINGS -- BEGINNING OF PERIOD..............      520,043         698,690        1,036,239
Dividend Distributions Paid...........................           --              --         (149,332)
                                                         ----------      ----------       ----------
RETAINED EARNINGS -- END OF PERIOD....................  $   698,690     $ 1,036,239       $1,009,184
                                                         ==========      ==========       ==========

        The accompanying notes are an integral part of these statements.

                         AERO-MOD, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                              FOR THE
                                                              FOR THE YEARS ENDED           PERIOD ENDED
                                                        -------------------------------       APR. 26,
                                                        OCT. 31, 1994     OCT. 31, 1995         1996
                                                        -------------     -------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................      $ 178,647         $ 337,549        $  122,277
  Adjustments to reconcile net income to net cash
     flows from operating activities:
     Depreciation...................................         53,746            53,535            12,969
     Amortization...................................          2,866             3,176               845
     Deferred income taxes..........................        (18,478)           35,421             7,770
     Change in other prepaids.......................           (904)          (33,133)           14,808
     Change in accounts receivable..................        (30,526)         (347,243)          326,234
     Change in costs and estimated earnings in
       excess of billings...........................        232,084           271,625          (300,521)
     Change in inventory............................        (78,596)         (237,154)          133,989
     Change in accounts payable.....................        102,707           (54,568)          (92,284)
     Change in billings in excess of costs and
       estimated earnings...........................        (40,000)           22,769           (22,769)
     Change in accrued expenses.....................          7,062            61,781          (136,155)
     Change in accrued income taxes.................        (52,128)          (18,820)           16,134
     Change in accrued other payable................             11            19,189           (18,518)
                                                          ---------         ---------         ---------
       Net Cash Flows from Operating Activities.....        356,491           114,127            64,779
                                                          ---------         ---------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of fixed assets and intangibles (net)...       (101,908)          (20,564)          (57,525)
  Change in cash surrender value of life
     insurance......................................         (8,795)           (5,915)            1,002
  Change in notes receivable-stockholder............         (9,432)           (3,868)               --
                                                          ---------         ---------         ---------
       Net Cash Flows from Investing Activities.....       (120,135)          (30,347)          (56,523)
                                                          ---------         ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..........................        490,600           667,950           697,055
  Principle payments on notes payable...............       (651,128)         (507,246)         (678,489)
  S corporation distributions.......................             --                --          (149,332)
                                                          ---------         ---------         ---------
       Net Cash Flows from Financing Activities.....       (160,528)          160,704          (130,766)
                                                          ---------         ---------         ---------
Increase (Decrease) in Cash.........................         75,828           244,484          (122,510)
Cash at Beginning of Period.........................         35,447           111,275           355,759
                                                          ---------         ---------         ---------
Cash at End of Period...............................      $ 111,275         $ 355,759        $  233,249
                                                          =========         =========         =========
Supplementary Information
  Interest paid.....................................      $  64,736         $  60,837        $   64,736
                                                          =========         =========         =========
  Income taxes paid.................................      $ 176,110         $  36,502        $  176,110
                                                          =========         =========         =========

        The accompanying notes are an integral part of these statements.

                         AERO-MOD, INC. AND AFFILIATES

                         NOTES TO FINANCIAL STATEMENTS

                                 APRIL 26, 1996

NOTE A--NATURE OF OPERATIONS

Aero-Mod, Inc. and Affiliates refers to the combined activities of Aero-Mod, Inc., Resi-Tech, Inc., and Blue Water Services, Inc.

Aero-Mod, Inc. is a Kansas corporation incorporated December 19, 1980 with its principal office in Manhattan, Kansas. The company constructs wastewater treatment systems.

Resi-Tech, Inc. is a Kansas corporation incorporated July 17, 1991 with its principal office in Manhattan, Kansas. The company distributes sludge dewatering systems.

Blue Water Services, Inc. is a Kansas corporation incorporated July 17, 1991 with its principal office in Manhattan, Kansas. The company conducts operations for water and wastewater utilities.

NOTE B--SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the companies' financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in preparation of the financial statements.

1.   OPERATING CYCLE

Assets and liabilities related to contracts are included as current assets and current liabilities on the accompanying balance sheets, as they will normally be completed within the following fiscal year.

2.   FINANCIAL STATEMENT PERIODS

The periods reported on these financial statements are the years ended October 31, 1994, and October 31, 1995 and the period beginning November 1, 1995 and ended April 26, 1996 (referred to as "the period ended April 26, 1996" throughout).

3.   REVENUE AND COST RECOGNITION

Revenues from construction contracts are recognized on the percentage-of-completion method, measured by contract costs incurred to date by phase in relation to total estimated contract costs when contracts have progressed sufficiently to allow for estimation.

Contract costs include all direct material, labor, subcontracts and those indirect costs related to contract performance, such as gas, oil supplies, travel, equipment rent and allocations of indirect construction costs.

Estimated losses on contracts in progress are recorded in the period such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlement may result in revisions to costs and income and are recognized when determined.

The asset "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues received.

4.   INVENTORY

Inventory is generally stated at the lower of cost (first-in, first-out method) or market. Capitalized Section 263A costs are as follows:

                         AERO-MOD, INC. AND AFFILIATES

                                 APRIL 26, 1996

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OCT. 31,       OCT. 31,       APR. 26,
  1994           1995           1996
--------       --------       --------
 $ 2,136       $ 14,153        $ 3,389
 =======       ========        =======

5.   FIXED ASSETS

Fixed assets are stated at cost. Major improvements and betterments to existing fixed assets have been capitalized. Expenditures for maintenance and repairs which do not extend the life of the applicable assets have been charged to expense as incurred.

Depreciation is provided principally by the straight-line and accelerated methods over the estimated useful lives of the assets, which are generally five to ten years (10 to 40 years for leasehold improvements).

6.   AMORTIZATION OF INTANGIBLES

The cost of patents acquired are being amortized on the straight-line method over 17 years.

7.   INCOME TAX EXPENSE (BENEFIT)

Resi-Tech, Inc. (except for FYE October 31, 1994) and Blue Water Services, Inc. are subchapter S corporations, and, therefore, do not pay income tax at the corporate level. The companies' corporate income tax expense (benefit) is as follows:

                                                             OCT. 31,     OCT. 31,     APR. 26,
                                                               1994         1995         1996
                                                             --------     --------     --------
Current income tax expense (benefit).....................    $123,982     $ 17,682     $ 37,401
Deferred income tax expense (benefit):
  Contract related.......................................     (27,869)      33,674        9,000
  Property and equipment related.........................       9,391        1,747       (1,230)
                                                             --------     --------     --------
Income Tax Expense (Benefit).............................    $105,504     $ 53,103     $ 45,171
                                                             ========     ========     ========

The components of the balance of accrued income taxes payable were:

                                                             OCT. 31,     OCT. 31,     APR. 26,
                                                               1994         1995         1996
                                                             --------     --------     --------
Currently payable........................................    $123,982     $ 17,682     $ 37,401
Less estimated tax payments..............................     (88,320)        (840)      (4,425)
                                                             --------     --------     --------
Total accrued income taxes...............................    $ 35,662     $ 16,842     $ 32,976
                                                             ========     ========     ========

The components of the balance of deferred income taxes were:

                                                             OCT. 31,     OCT. 31,     APR. 26,
                                                               1994         1995         1996
                                                             --------     --------     --------
Contract related.........................................    $ 85,023     $118,697     $127,697
Property and equipment related...........................      11,484       13,231       12,001
                                                             --------     --------     --------
Total deferred income taxes..............................    $ 96,507     $131,928     $139,698
                                                             ========     ========     ========

                         AERO-MOD, INC. AND AFFILIATES

                                 APRIL 26, 1996

NOTE B--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Contracts in progress are reported for financial statement purposes using the percentage-of-completion method whereas for tax reporting purposes, the completed contract method of accounting is utilized.

On April 26, 1996, the companies had state income tax credits in the amount of $11,990 to carryforward.

8.   CASH SURRENDER VALUE OF LIFE INSURANCE

The companies and stockholder's spouse are beneficiaries of insurance policies on the life of the 100% stockholder.

9.   USE OF ESTIMATES

The preparation of financial statements under generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

10. ALLOWANCE FOR DOUBTFUL ACCOUNTS

The companies have elected to use the direct write-off method to account for bad debts. This is not in conformity with generally accepted accounting principles; however, the difference is not considered material.

NOTE C--CONTRACT RECEIVABLES

Contract receivables included in "Accounts receivable-trade" are as follows:

                                                          OCT. 31,      OCT. 31,      APR. 26,
                                                            1994          1995          1996
                                                          ---------     ---------     ---------
Contract receivables--
  Billed:
     Completed contracts..............................    $  48,370     $ 469,665     $ 278,012
     Contracts in progress............................      186,750            --            --
  Unbilled:                                                      --            --            --
                                                          ---------     ---------     ---------
Total Contract Receivables............................    $ 235,120     $ 469,665     $ 278,012
                                                          =========     =========     =========

NOTE D--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

                                                          OCT. 31,      OCT. 31,      APR. 26,
                                                            1994          1995          1996
                                                          ---------     ---------     ---------
Costs incurred on uncompleted contracts...............    $ 434,959     $ 319,074     $ 330,091
Estimated earnings....................................      218,853       296,572       328,685
                                                          ---------     ---------     ---------
  Subtotal............................................      653,812       615,646       658,776
Less billings to date.................................     (186,570)     (442,798)     (162,638)
                                                          ---------     ---------     ---------
  Total...............................................    $ 467,242     $ 172,848     $ 496,138
                                                          =========     =========     =========

Included in accompanying balance sheet under the following captions:

                         AERO-MOD, INC. AND AFFILIATES

                                 APRIL 26, 1996

NOTE D--COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS (CONTINUED)

                                                          OCT. 31,      OCT. 31,      APR. 26,
                                                            1994          1995          1996
                                                          ---------     ---------     ---------
Costs and estimated earnings in excess of billings on
  uncompleted contracts...............................    $ 467,242     $ 195,617     $ 496,138
Billings in excess of costs and estimated earnings on
  uncompleted contracts...............................           --       (22,769)           --
                                                           --------      --------      --------
Total.................................................    $ 467,242     $ 172,848     $ 496,138
                                                           ========      ========      ========

NOTE E--RELATED PARTY TRANSACTIONS

The companies lease facilities from the sole stockholder. The lease is an operating lease, which is renewed monthly, requiring monthly payments of $5,500 as of April 26, 1996.

The note receivable from stockholder carries no repayment schedule or assigned rate of interest.

The companies paid the stockholder $34,250, $68,700, and $33,300 for the years ended October 31, 1994, and October 31, 1995, and the period ended April 26, 1996, respectively.

The companies paid the stockholder $45,000 in royalties for the years ended October 31, 1994 and October 31, 1995.

                         AERO-MOD, INC. AND AFFILIATES

                                 APRIL 26, 1996

NOTE F--NOTES PAYABLE

Notes payable consist of the following:

                                                          OCT. 31,      OCT. 31,      APR. 26,
                                                            1994          1995          1996
                                                          ---------     ---------     ---------
1.   Contract advance on purchase of corporate assets
     from Waterlink, Inc. See subsequent events (NOTE
     M) for further explanation.......................    $      --     $      --     $ 689,059
2.   7.715% note to Security Mutual Life Insurance
     Company, due November 1, subsequent to the
     balance sheet date, secured by cash value of
     officer life insurance...........................       20,615        20,615        20,615
3.   Various notes on vehicle and equipment purchases,
     secured by vehicles and equipment................    $  14,606     $   5,718     $  10,935
4.   Non-interest bearing note payable through October
     31, 1996 in annual installments of $7,759 to
     Robert K. Holdeman in settlement of claim,
     secured by company stock. This note was settled
     in full prior to April 26, 1996..................       15,517         7,759            --
5.   10.00% note revolving line of credit payable to
     First National Bank of Wamego, due on demand or
     March 8, 1996, and March 8, 1995, line of credit
     limit $160,000, secured by accounts receivable,
     inventory and equipment..........................      160,000       160,000            --
6.   9.30% note, revolving line of credit payable to
     First National Bank of Wamego, due on demand or
     March 8, 1995, line of credit limit $278,000,
     secured by contracts receivable, inventory,
     equipment and other assets.......................      278,000            --            --
7.   9.00% note, revolving line of credit payable to
     First National Bank of Wamego, due on demand or
     March 8, 1996, and March 9, 1995, line of credit
     limit $520,000 and $159,375, secured by contracts
     receivable, inventory, equipment and other
     assets...........................................       52,600       507,950            --
                                                            -------       -------       -------
     Subtotal.........................................      541,338       702,042       720,609
     Less: Current portion............................     (533,580)     (702,042)     (717,606)
                                                            -------       -------       -------
     Total Long-Term Notes Payable....................    $   7,758     $      --     $   3,003
                                                            =======       =======       =======

Maturities of notes payable are as follows:

                                                       OCT. 31,       OCT. 31,       APR. 26,
                                                         1994           1995           1996
                                                      ----------     ----------     ----------
Year One..........................................    $  533,580     $  702,042     $  717,606
Year Two..........................................         7,758             --          3,003
                                                      ----------     ----------     ----------
  Total...........................................    $  541,338     $  702,042     $  720,609
                                                      ==========     ==========     ==========

                         AERO-MOD, INC. AND AFFILIATES

                                 APRIL 26, 1996

NOTE G--BACKLOG

Following is a reconciliation of backlog of signed contracts:

                                                       OCT. 31,       OCT. 31,       APR. 26,
                                                         1994           1995           1996
                                                      ----------     ----------     ----------
Balance--Beginning of Period......................    $  806,321     $   90,388     $  929,084
Add: New contracts and change orders during
  period..........................................     2,479,046      2,469,007      1,922,635
Less: Contract revenues earned during period......    (3,194,979)    (1,630,311)    (1,477,645)
                                                      ----------     ----------     ----------
Balance--End of Period............................    $   90,388     $  929,084     $1,374,074
                                                      ==========     ==========     ==========

NOTE H--STOCKHOLDER'S EQUITY

                                                                             CLASS A       CLASS B
                                                                COMMON      PREFERRED     PREFERRED
                                                               --------     ---------     ---------
a.   AERO-MOD, INC.
     Number of authorized shares...........................     150,000        30,000        20,000
     Par value per share...................................    $     10      $     10      $     10
     Number of shares issued and outstanding...............       3,846            --            --
     Additional paid-in capital............................    $ 33,201
b.   RESI-TECH, INC.
     Number of authorized shares...........................      20,000
     Par value per share...................................    $      5
     Number of shares issued and outstanding...............         100
c.   BLUE WATER SERVICES, INC.
     Number of authorized shares...........................      10,000
     Par value per share...................................    $      1
     Number of shares issued and outstanding...............       5,000

NOTE I--SIMPLIFIED EMPLOYEE PENSION PLAN

The companies sponsor a simplified employee pension plan for qualifying employees in which discretionary contributions are made to eligible participant's individual IRA account. Contributions are based on a percentage of each covered employee's salary. For the years ended October 31, 1994 and October 31, 1995, a 5.0% contribution had been made. For the period beginning November 1, 1995 and ended April 26, 1996, no decision had been made relating to pension contributions.

NOTE J--MAJOR CUSTOMERS AND RISK CONCENTRATIONS

The companies currently grant credit to its customers. Management believes that its contract acceptance, billing, and collection policies are adequate to minimize potential credit risk. The companies conduct a large portion of their business with large corporations and various municipalities. The stability of these entities should also minimize potential credit risk.

                         AERO-MOD, INC. AND AFFILIATES

                                 APRIL 26, 1996

NOTE K--CONCENTRATIONS OF CREDIT RISK

The companies maintain their cash balances in one financial institution located in Manhattan, Kansas. These balances are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The companies' uninsured cash balances are as follows:

OCT. 31,   OCT. 31,     APR. 26,
  1994       1995         1996
--------   --------     --------
$18,355    $337,440     $139,362
=======    ========     ========

NOTE L--CONTINGENCY/FOREIGN CURRENCY CONTRACTS

Aero-Mod, Inc. was engaged in one foreign contract stated in terms of foreign currency. The fluctuation of the exchange rates between the foreign currency and the U.S. dollar resulted in a foreign currency transaction loss in the amount of $49,867, which is reflected in gross sales for the period ended April 26, 1996. Since the amount of gain or loss relating to this contract could not be reasonably estimated as of October 31, 1995, no adjustment was made to the books. The contract price, however, was adjusted to reflect the October 31, 1995 exchange rate when calculating percentage-of-completion amounts for work-in-progress.

NOTE M--SUBSEQUENT EVENTS

Substantially all of the assets and liabilities of Aero-Mod, Inc. and Affiliates were acquired by Waterlink, Inc. (a Delaware corporation), A-M Acquisitions Corp., (a Delaware corporation and wholly-owned subsidiary of Waterlink, Inc.), and B-W Acquisition Corp. (a Delaware corporation and wholly-owned subsidiary of Waterlink, Inc.), on April 26, 1996, subsequent to the amounts reported in these financial statements.

The items listed above, along with other assets owned personally by Lawrence A. Schmid, the sole stockholder of the companies, were involved in the transaction.

Lawrence A. Schmid, the sole stockholder of the companies, is currently bound by employment and non-compete contracts with A-M Acquisitions Corp.

Lawrence A. Schmid currently receives monthly rent in the amount of $5,500 from A-M Acquisitions Corp. for the use of buildings and real estate which he continues to own personally.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Water Equipment Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Water Equipment Technologies, Inc. and subsidiary as of September 30, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Water Equipment Technologies, Inc. and subsidiary at September 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Canton, Ohio
March 7, 1997

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                           SEPTEMBER 30,
                                                                      -----------------------
                                                                        1995          1996
                                                                      ---------     ---------
ASSETS
Current assets:
  Cash and cash equivalents.......................................   $  169,541    $   64,360
  Accounts receivable, less allowance of $50,000..................    1,208,262     1,518,002
  Accounts receivable -- related parties..........................        3,063       288,660
  Inventories.....................................................      985,089     1,016,225
  Costs in excess of billings.....................................       19,268        57,416
  Refundable income taxes.........................................       31,685            --
  Deferred income taxes...........................................       45,297       118,884
  Prepaid expenses and other assets...............................           --        15,878
                                                                     ----------   -----------
Total current assets..............................................    2,462,205     3,079,425
Property, plant and equipment, net................................      322,389       242,532
Deferred income taxes.............................................        3,300         7,628
Other assets......................................................       15,019        12,082
                                                                     ----------   -----------
Total assets......................................................   $2,802,913    $3,341,667
                                                                     ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................   $  578,393    $  551,042
  Note payable to bank............................................      150,000            --
  Note payable -- related party...................................      402,833            --
  Accrued expenses................................................       71,572       535,189
  Income taxes payable............................................           --        32,840
  Billings in excess of cost......................................      118,786       104,841
  Current portion of long-term debt...............................       11,670         8,664
                                                                     ----------   -----------
Total current liabilities.........................................    1,333,254     1,232,576
Long-term debt....................................................      280,193            --
Shareholders' equity:
  Common stock, $.001 par value
     Authorized shares -- 2,000,000
     Issued and outstanding shares -- 1,000,000 in 1995 and
      1,105,000 in 1996...........................................          200           221
  Additional paid-in capital......................................       13,776     1,025,568
  Retained earnings...............................................    1,175,490     1,083,302
                                                                     ----------   -----------
Total shareholders' equity........................................    1,189,466     2,109,091
                                                                     ----------   -----------
Total liabilities and shareholders' equity........................   $2,802,913   $ 3,341,667
                                                                     ==========   ===========

        The accompanying notes are an integral part of these statements.

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED SEPTEMBER 30,
                                                         -------------------------------------
                                                           1994          1995          1996
                                                         ---------     ---------     ---------
Net sales............................................   $6,692,973    $8,425,934    $8,441,293
Cost of sales........................................    4,311,571     5,788,548     5,496,649
                                                        ----------    ----------    ----------
Gross profit.........................................    2,381,402     2,637,386     2,944,644
Selling, general and administrative expenses.........    2,327,591     2,475,054     2,024,763
Stock compensation...................................           --            --     1,011,813
                                                        ----------    ----------    ----------
Operating income (loss)..............................       53,811       162,332       (91,932)
Other income (expense):
  Interest expense...................................      (30,561)      (71,405)      (46,790)
  Other -- net.......................................       71,756         3,519         7,658
                                                        ----------    ----------    ----------
Income (loss) before income taxes....................       95,006        94,446      (131,064)
Provision (credit) for income taxes..................       37,638        37,745       (38,876)
                                                        ----------    ----------    ----------
Net income (loss)....................................   $   57,368    $   56,701    $  (92,188)
                                                        ==========    ==========    ==========

        The accompanying notes are an integral part of these statements.

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                             ADDITIONAL                   TOTAL
                                                    COMMON    PAID-IN     RETAINED    SHAREHOLDERS'
                                                    STOCK     CAPITAL     EARNINGS       EQUITY
                                                    ------   ----------   ---------   -------------
YEAR ENDED SEPTEMBER 30, 1994
Balance at October 1, 1993........................   $200    $   13,776  $1,061,421    $1,075,397
Net income........................................     --            --      57,368        57,368
                                                     ----    ----------  ----------    ----------
Balance at September 30, 1994.....................    200        13,776   1,118,789     1,132,765
YEAR ENDED SEPTEMBER 30, 1995
Net income........................................     --            --      56,701        56,701
                                                     ----    ----------  ----------    ----------
Balance at September 30, 1995.....................    200        13,776   1,175,490     1,189,466
YEAR ENDED SEPTEMBER 30, 1996
Issuance of 105,000 shares of
  common stock as compensation....................     21     1,011,792          --     1,011,813
Net loss..........................................     --            --     (92,188)      (92,188)
                                                     ----    ----------  ----------    ----------
Balance at September 30, 1996.....................   $221    $1,025,568  $1,083,302    $2,109,091
                                                     ====    ==========  ==========    ==========

        The accompanying notes are an integral part of these statements.

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED SEPTEMBER 30,
                                                          -------------------------------------
                                                            1994          1995          1996
                                                          ---------     ---------     ---------
OPERATING ACTIVITIES
Net income (loss).....................................    $  57,368     $  56,701     $ (92,188)
Adjustments to reconcile net income (loss)
  to net cash used by operating activities:
     Depreciation and amortization....................       92,740       120,864       107,735
     Deferred taxes...................................          469        31,829       (77,915)
     Stock compensation...............................           --            --     1,011,813
     Changes in working capital:
       Accounts receivable............................     (697,715)       54,071      (309,740)
       Accounts receivable -- related parties.........          150        (2,388)     (285,597)
       Inventories....................................      (37,079)       51,661       (31,136)
       Cost in excess of billings.....................       92,930       (19,268)      (38,148)
       Prepaids and other assets......................       (5,630)      (19,980)       18,744
       Accounts payable...............................       48,212      (313,806)      (27,351)
       Other accrued expenses.........................      (25,479)      (28,231)      496,457
       Billings in excess of cost.....................       16,007       (59,697)      (13,945)
                                                          ---------     ---------     ---------
Net cash provided (used) by operating activities......     (458,027)     (128,244)      758,729
INVESTING ACTIVITIES
Purchases of equipment -- net.........................     (181,897)     (114,436)      (27,878)

FINANCING ACTIVITIES
Payments on long-term borrowings......................      (13,651)       (8,799)     (283,199)
Proceeds from long-term debt..........................       26,318
Notes payable to banks -- net.........................           --       150,000      (150,000)
Payments on notes payable -- related parties..........           --      (509,775)     (402,833)
Proceeds from notes payable -- related parties........           --       700,000            --
                                                          ---------     ---------     ---------
Net cash (used) provided by financing activities......       12,667       331,426      (836,032)
                                                          ---------     ---------     ---------
(Decrease) increase in cash and cash equivalents......     (627,257)       88,746      (105,181)
Cash and cash equivalents at beginning of year........      708,052        80,795       169,541
                                                          ---------     ---------     ---------
Cash and cash equivalents at end of year..............    $  80,795     $ 169,541     $  64,360
                                                          =========     =========     =========

        The accompanying notes are an integral part of these statements.

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1996

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Water Equipment Technologies, Inc. (the "Company"), located in West Palm Beach, Florida, operates in a single business segment designing and building water treatment filters and reverse osmosis systems and related equipment. The Company's products are used worldwide by industrial, municipal and residential customers, with sales primarily in the United States, United Kingdom, Middle East and Pacific Rim. Export sales represented approximately one-third of total sales for all periods presented.

At the close of business on September 30, 1996, the Company merged with Waterlink, Inc. in a transaction in which the Company exchanged all of its common stock for a combination of cash and shares of common stock in Waterlink, Inc. Immediately prior to the merger transaction, the Company's wholly-owned subsidiary, Ultra Pure Water, was spun-off in the form of a dividend to the shareholders' of the Company. The accompanying financial statements include only the accounts and operations of Water Equipment Technologies, Inc. and its wholly-owned subsidiary, Water Equipment Technologies (Europe) Limited, which were acquired by Waterlink, Inc. on September 30, 1996 as described above. Water Equipment Technologies (Europe) Limited become inactive on December 31, 1994. All significant intercompany balances and transactions have been eliminated.

2. ACCOUNTING POLICIES

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

The principal business of the Company is to design and produce water and wastewater treatment systems, the majority of which are custom designed and take a number of months to complete. Revenue for significant contracts is recognized using the percentage-of-completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimates to complete and losses, if any, are recognized in the period in which they are determined. Sales of membrane filters in the residential market are recognized when shipped.

FINANCIAL INSTRUMENTS

The carrying value of cash, cash equivalents, accounts receivable and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments.

CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk with respect to trade receivables are limited due to the Company's credit policy which generally requires deposits at signing of the contract and letters of credit for all customers outside the United States. The Company grants credit to domestic customers based on an evaluation of their financial condition and collateral is generally not required. Losses from credit sales are provided for in the financial statements and have historically been within management's expectations.

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

2. ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is valued at cost. Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally using the declining-balance and straight-line methods over the estimated useful lives of assets. The useful lives are 5 years for leasehold improvements; 5 to 7 years for machinery and equipment and 7 years for furniture and fixtures.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. INVENTORIES

Inventories were as follows:

                                                                        1995          1996
                                                                      ---------     ---------
Raw materials.....................................................    $ 505,744    $  515,539
Work in progress..................................................       59,877        11,726
Finished goods....................................................      419,468       488,960
                                                                      ---------    ----------
                                                                      $ 985,089    $1,016,225
                                                                      =========    ==========

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is as follows:

                                                                        1995          1996
                                                                      ---------     ---------
Leasehold improvements............................................    $  99,328     $  86,515
Machinery and equipment...........................................      600,735       580,297
Furniture and fixtures............................................      265,048       286,287
                                                                      ----------    ----------
                                                                        965,111       953,099
Less accumulated depreciation.....................................      642,722       710,567
                                                                      ----------    ----------
                                                                      $ 322,389     $ 242,532
                                                                      ==========    ==========

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

5. FINANCING ARRANGEMENTS

Long-term debt was as follows:

                                                                              SEPTEMBER 30,
                                                                           -------------------
                                                                             1995        1996
                                                                           --------     ------
10% convertible debentures, repaid in September 1996...................    $275,000     $   --
Note payable in monthly installments of $822, including principal and
  interest at 7.5% through August 1997, collateralized by a vehicle....      16,863      8,664
                                                                           --------     ------
                                                                            291,863      8,664
Less current portion of long-term debt.................................      11,670      8,664
                                                                           --------     ------
                                                                           $280,193     $   --
                                                                           ========     ======

Note payable -- related party at September 30, 1995 represents a 10% demand note payable to the majority shareholder. The note was repaid in September 1996 in anticipation of the merger with Waterlink, Inc.

Interest expense approximates interest paid for each of three years in the period ended September 30, 1996. Interest paid to related parties amounted to $21,700 in 1994, $30,700 in 1995 and $20,100 in 1996.

6. LEASES

In connection with the merger with Waterlink, Inc., the Company entered into a five year lease agreement with the former majority shareholder for its principal office, warehouse and production facility in Florida. Prior to this time, the Company leased certain of these facilities from the shareholder on a month-to-month basis. The Company believes that the rents due under the related party lease agreement are comparable to those which would be charged by an unrelated party. Rent expense totaled $142,500 in 1994, $162,300 in 1995 and $124,400 in 1996.

Aggregate future minimum lease payments under noncancelable related party operating leases at September 30, 1996 are as follows:

            1997...................................................   $  254,521
            1998...................................................      254,521
            1999...................................................      254,521
            2000...................................................      254,521
            2001...................................................      254,521
                                                                      ----------
                                                                      $1,272,605
                                                                      ==========

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

7. CONTRACT BILLING STATUS

Information with respect to the billing status of contracts in process is as follows:

                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                         1995          1996
                                                                       --------     ----------
Costs incurred on uncompleted contracts............................    $ 38,265     $  495,626
Estimated earnings.................................................      18,743        480,785
                                                                       --------     ----------
                                                                         57,008        976,411
Less billings to date..............................................     156,526      1,023,836
                                                                       --------     ----------
                                                                       $(99,518)    $  (47,425)
                                                                       ========      =========

These amounts are included in the accompanying balance sheets under the following captions:

                                                                           SEPTEMBER 30,
                                                                     -------------------------
                                                                        1995           1996
                                                                     ----------     ----------
Costs in excess of billings......................................    $   19,268     $   57,416
Billings in excess of costs......................................      (118,786)      (104,841)
                                                                     ----------     ----------
                                                                     $  (99,518)    $  (47,425)
                                                                     ==========     ==========

8.   STOCK COMPENSATION

On September 25, 1996, in contemplation of the merger with Waterlink, the Board of Directors approved issuance of 105,000 shares of the Company's common stock to certain key employees as compensation for prior services rendered. In addition, the majority shareholder of the Company provided 110,000 of his shares to two employees as consideration for prior services. Based on the fair value of the Company's stock at September 25, 1996 as determined by the final purchase price by Waterlink, stock compensation expense of approximately $1,012,000 was recorded by the Company, with a corresponding increase to common stock and additional paid-in capital.

9.   INCOME TAXES

The provision (credit) for income taxes consists of the following:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
Current:
  Federal................................................    $ 30,667     $  4,472     $ 33,840
  State..................................................       6,502        1,444        5,199
                                                             --------     --------     --------
                                                               37,169        5,916       39,039
Deferred.................................................         469       31,829      (77,915)
                                                             --------     --------     --------
Provision (credit) for income taxes......................    $ 37,638     $ 37,745     $(38,876)
                                                             ========     ========     ========

Income taxes paid were $49,400 in 1994, $25,400 in 1995 and $4,700 in 1996.

                       WATER EQUIPMENT TECHNOLOGIES, INC.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               SEPTEMBER 30, 1996

9.   INCOME TAXES (CONTINUED)
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of the temporary differences are as follows:

                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1995         1996
                                                                         --------     --------
Deferred tax assets:
  Non-deductible accruals............................................    $ 29,350     $ 37,035
  Stock compensation.................................................          --       62,588
  Other..............................................................      19,247       26,889
                                                                         --------     --------
Net deferred tax asset...............................................    $ 48,597     $126,512
                                                                         ========     ========

Following is the reconciliation between the provision (credit) for income taxes and the amount computed by applying the statutory U.S. federal income tax rate of 34% to income before income taxes:

                                                                  YEAR ENDED SEPTEMBER 30,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
Provision (credit) for income taxes at the statutory
  federal rate...........................................    $ 32,302     $ 32,112     $(44,562)
Adjustments:
  State and local income taxes, net of federal tax
     benefit.............................................       4,291          953        3,432
  Non-deductible expenses................................       1,045        4,680        2,254
                                                             --------     --------     --------
Provision (credit) for income taxes......................    $ 37,638     $ 37,745     $(38,876)
                                                             ========     ========     ========
Effective income tax rate................................          40%          40%         (30%)
                                                             ========     ========     ========

Management has determined, based on the Company's history of prior earnings, that operating results of the Company will more likely than not be sufficient to recognize fully the net deferred tax asset. Accordingly, no valuation allowance for deferred tax assets is required.

10. CONTINGENCIES

The Company is involved in certain legal actions arising in the ordinary course of business. In the opinion of management, such litigation and claims will be resolved without a material effect on the Company's financial position, cash flows or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Nordic Water Products Group


     We have audited the accompanying combined balance sheets of the Nordic Water Products Group as of March 31, 1996 and February 28, 1997, and the related combined statement of operations, shareholders' equity and cash flows for each of the two years in the period ended March 31, 1996, and for the eleven months ended February 28, 1997. These financial statements, which are expressed in Swedish Kronor, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards in Sweden which, in all material respects, conform to generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Nordic Water Products Group at March 31, 1996, and February 28, 1997, and the combined results of their operations and their cash flows for the two years in the period ended March 31, 1996, and for the eleven months ended February 28, 1997 in conformity with generally accepted accounting principles in Sweden.



     Generally accepted accounting principles in Sweden vary in certain respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected net income for each of the two years in the period ended March 31, 1996 and for the eleven months ended February 28, 1997, and shareholders' equity as of March 31, 1996 and February 28, 1997, to the extent summarized in Note 13, to the combined financial statements.


                                                  ERNST & YOUNG AB
                                                  Torbjorn Hanson

Stockholm, Sweden

May 12, 1997

                          NORDIC WATER PRODUCTS GROUP

                            COMBINED BALANCE SHEETS


                                                                          MARCH 31,   FEBRUARY 28,
                                                                            1996          1997
                                                                          ---------   ------------
                                                                            KSEK          KSEK
ASSETS
Current assets:
  Cash and cash equivalents.............................................     5,545        25,453
  Accounts receivable, net..............................................    33,143        36,757
  Accounts receivable -- related party..................................     5,895         1,772
  Inventories...........................................................    41,497        60,210
  Prepaid expenses......................................................    16,739        10,197
  Other current assets..................................................     3,222         2,160
                                                                           -------       -------
Total current assets....................................................   106,041       136,549
Property, plant and equipment, less accumulated depreciation............     8,271         7,308
Intangible assets, net..................................................     2,728         2,974
Investment in affiliated company........................................     6,909            --
Other assets............................................................     6,186         6,093
                                                                           -------       -------
Total assets............................................................   130,135       152,924
                                                                           =======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.............................................    16,671        13,787
  Accounts payable -- related party.....................................     6,060         4,027
  Accrued expenses......................................................    24,348        29,074
  Customer deposits.....................................................    24,619        36,260
  Accrued income taxes..................................................       335            80
                                                                           -------       -------
Total current liabilities...............................................    72,033        83,228
Notes payable -- related party..........................................    30,435        43,002
Deferred income taxes...................................................       486           501
Pensions................................................................     7,750         7,850
Other non-current obligations...........................................       100           880
                                                                           -------       -------
Total non-current liabilities...........................................    38,771        52,233
Shareholders' equity:
  Common stock..........................................................     4,000         4,000
  Restricted reserves...................................................     5,428         5,432
  Retained earnings.....................................................     9,903         8,031
                                                                           -------       -------
Total shareholders' equity..............................................    19,331        17,463
                                                                           -------       -------
Total liabilities and shareholders' equity..............................   130,135       152,924
                                                                           =======       =======


        The accompanying notes are an integral part of these statements.

                          NORDIC WATER PRODUCTS GROUP

                       COMBINED STATEMENTS OF OPERATIONS


                                                                                         ELEVEN
                                                                                         MONTHS
                                                                 YEAR ENDED MARCH        ENDED
                                                                       31,            FEBRUARY 28,
                                                                 1995       1996          1997
                                                                -------    -------    ------------
                                                                 KSEK       KSEK          KSEK
Net sales....................................................   170,265    207,416       157,281
Cost of sales................................................   118,432    145,547       104,750
                                                                -------    -------       -------
Gross profit.................................................    51,833     61,869        52,531
Selling, general and administrative expenses.................    57,436     54,413        54,166
                                                                -------    -------       -------
Operating income (loss)......................................    (5,603)     7,456        (1,635)
Other income (expense):
  Interest expense -- related party..........................    (1,620)    (1,813)       (1,373)
  Interest income............................................       849        588           660
  Other income (expense).....................................      (109)       133          (183)
                                                                -------    -------       -------
Income (loss) before income taxes............................    (6,483)     6,364        (2,531)
Provision for income taxes...................................       463      1,512           434
                                                                -------    -------       -------
Net income (loss)............................................    (6,946)     4,852        (2,965)
                                                                =======    =======       =======


        The accompanying notes are an integral part of these statements.

                          NORDIC WATER PRODUCTS GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                  TOTAL
                                                  NUMBER     COMMON   RESTRICTED   RETAINED   SHAREHOLDERS'
                                                 OF SHARES   STOCK     RESERVES    EARNINGS      EQUITY
                                                 ---------   ------   ----------   --------   -------------
                                                              KSEK       KSEK        KSEK         KSEK
YEAR ENDED MARCH 31, 1995
Balance at April 1, 1994.......................    40,000    4,000       4,853      12,025        20,878
Net loss.......................................                                     (6,946)       (6,946)
Transfer.......................................                            325        (325)           --
Contributed capital............................                                      3,193         3,193
Distribution to shareholder....................                                       (436)         (436)
Translation adjustment.........................                                       (663)         (663)
                                                   ------    -----      ------      ------        ------
Balance at March 31, 1995......................    40,000    4,000       5,178       6,848        16,026
YEAR ENDED MARCH 31, 1996
Net income.....................................                                      4,852         4,852
Transfer.......................................                            250        (250)           --
Contributed capital............................                                        928           928
Distribution to shareholder....................                                     (2,914)       (2,914)
Translation adjustment.........................                                        439           439
                                                   ------    -----      ------      ------        ------
Balance at March 31, 1996......................    40,000    4,000       5,428       9,903        19,331
ELEVEN MONTHS ENDED
FEBRUARY 28, 1997
Net loss.......................................                                     (2,965)       (2,965)
Transfer.......................................                              4          (4)           --
Contributed capital............................                                      1,437         1,437
Translation adjustment.........................                                       (340)         (340)
                                                   ------    -----      ------      ------        ------
Balance at February 28, 1997...................    40,000    4,000       5,432       8,031        17,463
                                                   ======    =====      ======      ======        ======


        The accompanying notes are an integral part of these statements.

                          NORDIC WATER PRODUCTS GROUP

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                      ELEVEN MONTHS
                                                                  YEAR ENDED MARCH        ENDED
                                                                         31,          FEBRUARY 28,
                                                                  -----------------   -------------
                                                                   1995      1996         1997
                                                                  -------   -------   -------------
                                                                   KSEK      KSEK         KSEK
Cash Flows from Operating Activities
Net income (loss)..............................................   (6,946)    4,852       (2,965)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization..................................    4,388     4,232        3,270
Deferred income taxes..........................................      123       977           15
Changes in assets and liabilities:
  Accounts receivable..........................................     (652)   (6,281)      (3,614)
  Accounts receivable -- related party.........................   (8,272)   18,126        4,123
  Inventories..................................................   (1,255)   13,995      (18,713)
  Prepaid and other assets.....................................      600    (6,963)       6,542
  Other assets.................................................     (950)     (842)       1,063
  Accounts payable.............................................      631    (7,539)      (2,885)
  Accounts payable-related party...............................    9,054      (433)       5,041
  Accrued expenses and other...................................   (3,730)    2,448        4,726
  Customer deposits............................................   (1,088)  (18,307)      11,641
  Accrued income taxes.........................................       88       247         (255)
                                                                 -------   -------      -------
Net cash provided by (used in) operating activities............   (8,009)    4,512        7,989
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of equipment.........................................   (3,307)   (2,172)      (2,063)
Investment in affiliated company...............................   (3,068)       --        6,737
Proceeds from sales of equipment...............................      357       127           --
                                                                 -------   -------      -------
Net cash provided by (used in) investing activities............   (6,018)   (2,045)       4,674
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable--related party.....................      391       368        6,466
Payments on notes payable--related party.......................     (106)     (532)          --
Distribution to shareholder....................................     (606)   (4,047)          --
Capital contributions received.................................    3,193       928        1,437
                                                                 -------   -------      -------
Net cash provided by (used in) financing activities............    2,872    (3,283)       7,903
Effect of exchange rate changes on cash........................     (633)    1,921         (658)
                                                                 -------   -------      -------
Net increase (decrease) in cash and cash equivalents...........  (11,788)    1,105       19,908
Cash and cash equivalents at beginning of year.................   16,228     4,440        5,545
                                                                 -------   -------      -------
Cash and cash equivalents at end of year.......................    4,440     5,545       25,453
                                                                 =======   =======      =======


        The accompanying notes are an integral part of these statements.

                          NORDIC WATER PRODUCTS GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS


                               FEBRUARY 28, 1997





1. DESCRIPTION OF BUSINESS AND ORGANIZATION

The Nordic Water Products Group of companies (the "Group") operates in a single business segment, designing and producing water and waste water treatment equipment used by industrial and municipal customers. The Group's sales are made predominately in Europe, with a concentration in the Scandinavian countries and Germany.

The combined financial statements include the financial statements of the companies purchased by Waterlink, Inc. in a transaction which was consummated on March 5, 1997. During the periods included in these financial statements there was no single holding company for the Group, with the companies all ultimately owned by Anglian Water International ("Anglian"). The companies which comprise the Nordic Water Products Group are as follows:

                              OPERATING COMPANY                        COUNTRY
            -----------------------------------------------------      --------
            Nordic Water Products AB.............................      Sweden
            Axel Johnson Engineering GmbH........................      Germany
            Noxon AB.............................................      Sweden
            Zickert Products AB..................................      Sweden
            Zickert Milijo AS....................................      Denmark
            Nordic Water Products SL.............................      Spain

2. BASIS OF PRESENTATION

The accompanying combined financial statements have been prepared in accordance with Swedish generally accepted accounting principles for the purpose of complying with the rules and regulations of the Securities and Exchange Commission located in the United States of America. A reconciliation of net income and shareholders' equity between Swedish GAAP and U.S. GAAP is performed in Note 13.


The figures presented in these financial statements have been prepared by combining the historical results of the entities listed in Note 1, except for the provision of income taxes discussed below. All inter-group transactions and balances have been eliminated on combination.


3. ACCOUNTING POLICIES

REVENUE RECOGNITION

Sales are primarily recorded when products are shipped. Revenues for contracts are recognized using the completed-contract method of accounting.

FISCAL YEAR END


The Group's fiscal year ends on March 31. References in the footnotes to the years 1995 and 1996 refer to the fiscal years ended March 31, 1995, and 1996, respectively. For accounting purposes, the Group was assumed to be acquired on March 1, 1997. References in the footnotes to the year 1997 refers to the eleven months ended February 28, 1997.


CASH EQUIVALENTS

The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                          NORDIC WATER PRODUCTS GROUP

                               FEBRUARY 28, 1997



3. ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Group to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Group places its cash equivalents with high quality financial institutions.

Concentrations of credit risk with respect to trade receivables are limited due to the Group's large number of customers and their dispersion across many different regions and industries. The Group grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from credit sales are provided for in the financial statements and have been within management's expectations.

FINANCIAL INSTRUMENTS

The carrying value of cash, cash equivalents, accounts receivable and accounts payable are a reasonable estimate of their fair value due to the short-term nature of these instruments. The notes payable -- related party do not have a ready market and cost is assumed to approximate fair value.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined using the average cost method.

AMORTIZATION OF INTANGIBLE ASSETS

Intangible assets consist primarily of goodwill which is amortized on a straight-line basis over ten years.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is valued at cost. Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally using the straight-line method over the estimated useful lives of assets. The useful lives range from 16 to 50 years for building and improvements; 5 to 10 years for machinery, equipment and furniture.

INCOME TAXES


On a historical basis, the taxable income of certain companies in the Group was included in the tax return of the Anglian tax paying group of which it was a part. The provision for income taxes in these financial statements was calculated on a standalone basis for all companies using the appropriate enacted tax rate for each country. The deferred tax provision was provided for temporary differences between the financial reporting basis and the statutory tax basis of the Group's assets and liabilities.


RESEARCH AND DEVELOPMENT


Research and development costs are charged to expense as incurred and amounted to KSEK 6,293 in 1995, KSEK 5,152 in 1996 and KSEK 5,531 in 1997.


FOREIGN CURRENCY TRANSLATION

Local currencies of the countries indicated in Note 1 above are considered the functional currencies of the companies included in the combined financial statements. Assets and liabilities are translated at the rate of

                          NORDIC WATER PRODUCTS GROUP

                               FEBRUARY 28, 1997



3. ACCOUNTING POLICIES (CONTINUED)


exchange in effect on the balance sheet dates, while income and expense items are translated at average rates of exchange prevailing during the applicable period. The related translation adjustments are reflected in shareholder's equity. Foreign currency exchange gains or (losses) recorded in the statement of operations were KSEK (94) in 1995, KSEK 701 in 1996 and KSEK (183) in 1997.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


4. ACCOUNTS RECEIVABLE



Accounts receivable are stated net of allowances for doubtful accounts of KSEK 762 at March 31, 1996 and KSEK 520 at February 28, 1997.


5. INVENTORIES

Inventories consisted of the following:


                                                                        MARCH 31,     FEBRUARY 28,
                                                                          1996            1997
                                                                        ---------     ------------
                                                                           KSEK           KSEK
Raw material and supplies...........................................       8,991         10,179
Work in progress....................................................      14,327         36,009
Finished goods......................................................      18,179         14,022
                                                                         -------        -------
                                                                          41,497         60,210
                                                                         =======        =======


6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is as follows:


                                                                        MARCH 31,     FEBRUARY 28,
                                                                          1996            1997
                                                                        ---------     ------------
                                                                           KSEK            KSEK
Buildings and improvements..........................................       3,015           3,272
Machinery, furniture and equipment..................................      19,687          22,726
                                                                        --------        --------
                                                                          22,702          25,998
Less accumulated depreciation.......................................     (14,431)        (18,690)
                                                                        --------        --------
                                                                           8,271           7,308
                                                                        ========        ========

                          NORDIC WATER PRODUCTS GROUP

                               FEBRUARY 28, 1997



7. INTANGIBLE ASSETS


Intangible assets are as follows:


                                                                        MARCH 31,     FEBRUARY 28,
                                                                          1996            1997
                                                                        ---------     ------------
                                                                            KSEK           KSEK
Goodwill............................................................       5,259          4,304
Other intangible assets.............................................           5          1,986
                                                                         -------        -------
                                                                           5,264          6,290

Less accumulated depreciation.......................................      (2,536)        (3,316)
                                                                         -------        -------
                                                                           2,728          2,974
                                                                         =======        =======


8. NOTES PAYABLE -- RELATED PARTY

Notes payable -- related party represent amounts due to entities in the Anglian Group not included in these financial statements. Terms of these notes are subject to a formal agreement with each related entity at interest rates ranging from 0% to 7%. The notes have no stated maturity date and repayment is not expected within the next year. Accordingly, the entire amount of the notes are classified as long-term.

Interest expense approximates interest paid for all periods presented.

9. LEASES


The Group leases certain facilities and equipment under operating leases. Rent expense totaled KSEK 4,914 in 1995, KSEK 5,046 in 1996 and KSEK 3,886 in 1997. Aggregate future minimum lease payments under noncancelable operating leases at February 28, 1997 are as follows: 1998 -- KSEK 4,229; 1999 -- KSEK 3,196;
2000 -- KSEK 1,779; 2001 -- KSEK 1,195; 2002 -- KSEK 1,176 and thereafter KSEK
1,176.


10. PENSION OBLIGATIONS

Substantially all employees of Nordic Water Products AB and Zickert AB in Sweden participate in defined benefit pension plans. These plans provide benefits based on employee's compensation and are not required to be funded.


The following information is provided in accordance with the U.S. GAAP disclosure requirements of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." Assumptions used to calculate costs and actuarial present value include an assumed discount rate of 7.5% in 1996 and 1997. The assumed rate of increase in future compensation was 4.5% in 1996 and 1997.



Net periodic pension cost includes the following components:



                                                                YEAR ENDED
                                                                 MARCH 31,     ELEVEN MONTHS ENDED
                                                               -------------      FEBRUARY 28,
                                                               1995    1996           1997
                                                               -----   -----   -------------------
                                                               KSEK    KSEK           KSEK
Service cost of benefits earned during the year..............   131     208             217
Interest cost on projected benefit obligation................   437     430             448
Net amortization and deferral................................  (113)   (129)           (141)
                                                               ----    ----            ----
Net periodic pension cost....................................   455     509             524
                                                               ====    ====            ====

                          NORDIC WATER PRODUCTS GROUP

                               FEBRUARY 28, 1997



10. PENSION OBLIGATIONS (CONTINUED)

The following table sets forth the accrued pension costs recognized in the combined balance sheets:


                                                            MARCH 31,     FEBRUARY 28,
                                                              1996            1997
                                                            ---------     ------------
                                                              KSEK            KSEK
            Actuarial present value of benefit
              obligations:
              Accumulated benefit obligation............      5,818           5,992
                                                              =====           =====
            Projected benefit obligation for service
              rendered to date..........................      5,978           6,157
            Unrecognized net gain.......................        100             111
            Unrecognized net asset at transition........      1,672           1,582
                                                              -----           -----
            Accrued pension cost........................      7,750           7,850
                                                              =====           =====


11. INCOME TAXES


The provision for income taxes consists of the following:



                                                              YEAR ENDED
                                                              MARCH 31,        ELEVEN MONTHS ENDED
                                                            --------------        FEBRUARY 28,
                                                            1995     1996             1997
                                                            ----     -----     -------------------
                                                            KSEK     KSEK             KSEK
Current taxes:
  Sweden................................................     30        120             49
  Non-Sweden............................................    310        396            370
                                                            ---      -----            ---
                                                            340        516            419
Deferred taxes:
  Sweden................................................    123        996             15
                                                            ---      -----            ---
Provision for income taxes..............................    463      1,512            434
                                                            ===      =====            ===


The effective tax rate differs from the federal statutory rate as set forth in the following reconciliation:


                                                              YEAR ENDED
                                                               MARCH 31,        ELEVEN MONTHS ENDED
                                                            ---------------        FEBRUARY 28,
                                                            1995      1996             1997
                                                            -----     -----     -------------------
Swedish statutory income tax rate.......................    (28.0%)    28.0%           (28.0%)
Non-deductible expenses.................................      0.5       0.4              0.5
Non-utilized operating loss.............................     22.7       4.9             11.4
Utilized operating loss.................................      0.4     (12.5)             0.0
Other...................................................     (2.7)      3.0             (1.0)
                                                            -----     -----            -----
Effective income tax rates..............................     (7.1%)    23.8%           (17.1%)
                                                            =====     =====            =====

                          NORDIC WATER PRODUCTS GROUP

                               FEBRUARY 28, 1997



11. INCOME TAXES (CONTINUED)


The effect of temporary differences giving rise to deferred tax assets and liabilities are as follows:



                                                                        MARCH 31,     FEBRUARY 28,
                                                                          1996            1997
                                                                        ---------     ------------
                                                                          KSEK            KSEK
Deferred tax assets:
  Foreign operating loss carryforwards..............................       8,205           8,205
  Other temporary differences.......................................       3,999           4,005
                                                                        --------       ---------
                                                                          12,204          12,210
Valuation allowance.................................................     (12,204)        (12,210)
                                                                        --------       ---------
                                                                              --              --
Deferred tax liabilities:
  Other temporary differences.......................................         486             501
                                                                        --------       ---------
Net deferred tax liability..........................................         486             501
                                                                        ========       =========



As of February 28, 1997, the Group has deferred tax assets attributable to operating loss carryforwards and other temporary differences in Germany. Realization of these carryforwards and other temporary differences is considered uncertain and a valuation allowance has been recorded. For statutory tax purposes, the foreign operating loss carryforwards amounted to KSEK 15,878 at February 28, 1997 and have an indefinite expiration period.


12. CONTINGENCIES

The Group is involved in certain legal actions arising in the ordinary course of business. In the opinion of management, such litigation and claims will be resolved without a material effect on the Group's financial position, cash flows or results of operations.

13. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES

Application of U.S. GAAP would have the following approximate effect on the combined net income and stockholders' equity.

Reconciliation of Net Income


                                                                    MARCH 31,
                                                                 ----------------     FEBRUARY 28,
                                                                  1995      1996          1997
                                                                 ------     -----     ------------
                                                                  KSEK      KSEK         KSEK
Net income (loss) as reported................................    (6,946)    4,852        (2,965)
Accounting for contracts.....................................    (1,960)    1,417         2,196
                                                                 -------    -----       -------
Approximate net income (loss) as per U.S. GAAP...............    (8,906)    6,269          (769)
                                                                 =======    =====       =======


Reconciliation of Shareholders' Equity


                                                                        MARCH 31,     FEBRUARY 28,
                                                                          1996            1997
                                                                        ---------     ------------
                                                                          KSEK            KSEK
Shareholders' equity as reported....................................      19,331         17,463
Accounting for contracts............................................      (3,559)        (1,276)
                                                                         -------        -------
Approximate shareholders' equity as per U.S. GAAP...................      15,772         16,187
                                                                         =======        =======

                          NORDIC WATER PRODUCTS GROUP

                               FEBRUARY 28, 1997



13. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (CONTINUED)

The application of U.S. GAAP would not have significantly affected the other reported balance sheet items in the combined balance sheet.

Accounting for Contracts

Under U.S. GAAP, income from significant contracts is permitted to be recognized using the percentage-of-completion method of accounting in the proportion that costs bear to total estimated costs at completion. Under Swedish GAAP, income is generally recorded using the completed contract method. This adjustment was made to conform to Waterlink's policy of using the percentage-of-completion method.

Restricted Reserves and Retained Earnings

Under Swedish law, restricted reserves are not available for distribution but are required to be held to meet statutory requirements. Translation gain or loss on conversion of foreign financial statements is included in restricted reserves and retained earnings, as applicable.

Exchange Rate Data


The following table sets forth at the end of and for the periods indicated, certain information concerning the closing, average, high and low exchange rates for United States Dollars ("US$") as a ratio of Swedish Kronor ("SEK"). The exchange rates used are those quoted by the Federal Reserve Bank of New York and are the noon buying rates in New York City for cable transfers in foreign currencies. On April 11, 1997, the closing ratio of United States Dollars per Swedish Kronor was .130.



                                                             AT AND FOR
                                                                 THE
                                                             YEAR ENDING        AT END FOR THE
                                                              MARCH 31,       ELEVEN MONTHS ENDED
                                                            -------------        FEBRUARY 28,
                                                            1995     1996            1997
                                                            ----     ----     -------------------
Ratio of US$ per SEK
Exchange rate at end of period..........................    .135     .150             .134
Average exchange rate during period.....................    .132     .143             .147
Highest exchange rate during period.....................    .139     .152             .152
Lowest exchange rate during period......................    .128     .136             .133

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Lanco Environmental Products, Inc.

     We have audited the accompanying balance sheet of Lanco Environmental Products, Inc., as of December 31, 1995 and 1996, and the related statements of income, changes in stockholder's equity and cash flows for the six-month periods ended June 30, 1995 and December 31, 1995, and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lanco Environmental Products, Inc., as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the six-month periods ended June 30, 1995 and December 31, 1995, and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Plante & Moran, LLP

March 18, 1997
Grand Rapids, Michigan

                       LANCO ENVIRONMENTAL PRODUCTS, INC.
                                 BALANCE SHEETS


                                                              DECEMBER 31,           MARCH 31,
                                                         -----------------------     ---------
                                                           1995          1996          1997
                                                         ---------     ---------     ---------
                                                                                     (UNAUDITED)
                                     ASSETS
CURRENT ASSETS
  Cash and cash equivalents..........................   $  367,166    $   25,948    $   38,440
  Trade accounts receivable -- Net of allowance for
     doubtful accounts of $10,000, $25,000, and
     $25,000, respectively...........................      426,084       512,440       326,598
  Inventories (Note 2)...............................      252,591       477,959       412,700
  Other..............................................           --         6,335        39,529
                                                        ----------    ----------    ----------
     Total current assets............................    1,045,841     1,022,682       817,267
LEASEHOLD IMPROVEMENTS AND EQUIPMENT (Note 3)........      126,863       145,720       151,709
                                                        ----------    ----------    ----------
     Total assets....................................   $1,172,704    $1,168,402    $ 968,976
                                                        ==========    ==========    ==========

                      LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
  Trade accounts payable.............................   $  214,527    $  301,068    $  327,478
  Accounts payable -- Related parties (Note 6).......      606,820       222,009        81,009
  Customer deposits..................................        4,556        41,323        12,321
  Federal income taxes payable (Note 5)..............        9,900            --            --
  Deferred taxes (Note 5)............................       88,000       159,200       151,800
  Accrued expenses...................................       15,703        29,377        34,121
                                                        ----------    ----------    ----------
     Total current liabilities.......................      939,506       752,977       606,729
STOCKHOLDER'S EQUITY
  Common stock -- $1 par value:
     Authorized -- 60,000 shares
     Issued and outstanding -- 1,000 shares..........        1,000         1,000         1,000
  Additional paid-in capital.........................      166,838       166,838       166,838
  Retained earnings..................................       65,360       247,587       194,409
                                                        ----------    ----------    ----------
     Total stockholder's equity......................      233,198       415,425       362,247
                                                        ----------    ----------    ----------
     Total liabilities and stockholder's equity......   $1,172,704    $1,168,402    $  968,976
                                                        ==========    ==========    ==========


        The accompanying notes are an integral part of these statements.

                       LANCO ENVIRONMENTAL PRODUCTS, INC.
                              STATEMENTS OF INCOME

                                     SIX MONTHS    SIX MONTHS                   THREE MONTHS   THREE MONTHS
                                       ENDED         ENDED        YEAR ENDED       ENDED          ENDED
                                      JUNE 30,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                        1995          1995           1996           1996           1997
                                     ----------   ------------   ------------   ------------   ------------
                                      (NOTE 1)                                     (NOTE 1)
                                                                                        (UNAUDITED)
NET SALES..........................   $800,070     $1,402,401     $2,673,486      $401,839       $648,041
COST OF SALES......................    574,899      1,007,733      1,763,231       280,281        549,740
                                      --------     ----------     ----------      --------       --------
GROSS PROFIT.......................    225,171        394,668        910,255       121,558         98,301
SELLING, ADMINISTRATIVE AND GENERAL
  EXPENSES.........................    215,735        314,498        710,412       140,532        177,979
                                      --------     ----------     ----------      --------       --------
OPERATING INCOME (LOSS)............      9,436         80,170        199,843       (18,974)       (79,678)
OTHER INCOME -- Net................         --         11,790         75,484            --          6,500
                                      --------     ----------     ----------      --------       --------
INCOME (LOSS) -- Before taxes on
  income...........................      9,436         91,960        275,327       (18,974)       (73,178)
FEDERAL INCOME TAXES (BENEFIT)
  (Note 5).........................      1,300         26,600         93,100        (4,400)       (20,000)
                                      --------     ----------     ----------      --------       --------
NET INCOME (LOSS)..................   $  8,136     $   65,360     $  182,227       (14,574)       (53,178)
                                      ========     ==========     ==========      ========       ========


        The accompanying notes are an integral part of these statements.

                       LANCO ENVIRONMENTAL PRODUCTS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


                                               COMMON STOCK
                                             -----------------
                                             NUMBER               ADDITIONAL
                                               OF                  PAID-IN      RETAINED
                                             SHARES     AMOUNT     CAPITAL      EARNINGS      TOTAL
                                             -------    ------    ----------    ---------    --------
BALANCE -- July 1, 1995 (Inception)........   1,000     $1,000     $ 166,838    $      --    $167,838
Net income for the six months
  ended December 31, 1995..................      --         --            --       65,360      65,360
                                             -------    ------    ----------    ---------    --------
BALANCE -- December 31, 1995...............   1,000      1,000       166,838       65,360     233,198
Net Income.................................      --         --            --      182,227     182,227
                                             -------    ------    ----------    ---------    --------
BALANCE -- December 31, 1996...............   1,000     $1,000       166,838      247,587     415,425
Net income (loss) for the three months
  ended March 31, 1997.....................      --         --            --      (53,178)    (53,178)
                                             -------    ------    ----------    ---------    --------
BALANCE -- March 31, 1997..................   1,000     $1,000     $ 166,838    $ 194,409    $362,247
                                             =======    ======      ========     ========    ========


        The accompanying notes are an integral part of these statements.

                       LANCO ENVIRONMENTAL PRODUCTS, INC.
                            STATEMENTS OF CASH FLOWS


                                     SIX MONTHS    SIX MONTHS                   THREE MONTHS   THREE MONTHS
                                       ENDED         ENDED        YEAR ENDED       ENDED          ENDED
                                      JUNE 30,    DECEMBER 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                        1995          1995           1996           1996           1997
                                     ----------   ------------   ------------   ------------   ------------
                                      (NOTE 1)                                          (UNAUDITED)
Net income (loss)..................  $    8,136    $   65,360     $  182,227     $  (14,574)       (53,178)
Adjustments to reconcile net income
  (loss) to cash provided by
  operating activities:
  Provision for bad debts..........          --        10,000         16,282             --             --
  Depreciation and amortization....       8,747        10,011         22,603          4,014          5,979
  Deferred taxes...................      28,000       (10,000)        71,200         69,700         (7,400)
  (Increase) decrease in assets:
     Accounts receivable...........     159,088      (285,142)      (102,638)       123,991        185,842
     Inventories...................     (90,067)       20,346       (225,368)      (153,266)        65,259
     Other current assets..........          --            --         (6,335)            --        (20,594)
  Increase (decrease) in
     liabilities:
     Trade accounts payable and
       accrued expenses............     (35,293)       65,406        100,215          7,911         31,154
     Federal income taxes
       payable.....................     (29,287)       30,900         (9,900)       (87,060)       (12,600)
     Customer deposits.............          --         4,556         36,767         12,336        (29,002)
                                     ----------   ------------   ------------   ------------   ------------
       Net cash provided by (used
          in) operating
          activities...............      49,324       (88,563)        85,053        (36,948)       165,460
CASH FLOWS FROM INVESTING
  ACTIVITIES
  Purchase of equipment............      (2,000)      (16,345)       (41,460)        (7,414)       (11,968)
CASH FLOWS FROM FINANCING
  ACTIVITIES
  Advances from related company....     187,695        62,900        110,365         31,000         31,750
  Payments on advances from related
     company.......................     (91,218)     (265,664)      (495,176)      (330,778)      (172,750)
                                     ----------   ------------   ------------   ------------   ------------
     Net cash provided by (used in)
       financing activities........      96,477      (202,764)      (384,811)      (299,778)      (141,000)
                                     ----------   ------------   ------------   ------------   ------------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS.................     143,801      (307,672)      (341,218)      (344,140)        12,492
CASH AND CASH EQUIVALENTS --
  Beginning of period..............     531,037       674,838        367,166        367,166         25,948
                                     ----------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS -- End of
  period...........................  $  674,838    $  367,166     $   25,948     $   23,026         38,440
                                      =========    ==========     ==========     ==========     ==========
CASH PAID FOR INTEREST AND INCOME
  TAXES
  Interest.........................  $       --    $       --     $       --     $       --     $       --
                                      =========    ==========     ==========     ==========     ==========
  Income taxes.....................  $    8,287    $       --     $   37,160     $   12,960     $       --
                                      =========    ==========     ==========     ==========     ==========


        The accompanying notes are an integral part of these statements.

                       LANCO ENVIRONMENTAL PRODUCTS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996


              (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE


               MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Lanco Environmental Products, Inc., is engaged in manufacturing wastewater treatment equipment and components. The Company grants credit to customers, the majority of whom are United States manufacturers.


Basis of Presentation -- Lanco Environmental Products, Inc., was formed July 1, 1995, when the sole stockholder of Lanco Corporation transferred the assets and liabilities of Lanco Corporation's Environmental Products Division into a separate corporation owned by the stockholder. All assets and liabilities were transferred at their historical carrying amount. These financial statements present the operations of Lanco Environmental Products, Inc., for the six-month period from July 1, 1995 to December 31, 1995, and the year ended December 31, 1996. Also presented, for comparative purposes, are statements of income and cash flows for the Environmental Products Division of Lanco Corporation for the six-month period January 1, 1995, to June 30, 1995.



The balance sheet as of March 31, 1997, the statement of operations and retained earnings for the nine months ended March 31, 1996 and 1997 and the statements of cash flows for the periods then ended are unaudited and reflect all adjustments, which include, in the opinion of management, adjustments consisting only of normal recurring adjustments necessary to present fairly the results of operations for such periods. Results of interim periods are not necessarily indicative of results to be expected for any other interim period or for the year taken as a whole.


Cash Equivalents -- The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Revenue and Cost Recognition -- Revenue from the sale of wastewater treatment equipment contracts is generally recognized upon shipment. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, repairs and depreciation costs. Selling and administrative costs are charged to expense as incurred.

Financial Instruments -- The carrying values of cash, cash equivalents, accounts receivable and accounts payable are reasonable estimates of their fair market values due to the short-term nature of these instruments.

Inventories -- Inventories of component parts and finished goods are stated at the lower of cost, determined by the first-in, first-out method, or market.

Leasehold Improvements and Equipment -- Leasehold improvements and equipment are recorded at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Income Taxes -- The Company accounts for income taxes following the liability method. A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between book and tax accounting.

Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                       LANCO ENVIRONMENTAL PRODUCTS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1996


              (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


NOTE 2 -- INVENTORIES

Inventories consist of the following:


                                                                                        MARCH
                                                                 DECEMBER 31,            31,
                                                             ---------------------     --------
                                                               1995         1996         1997
                                                             --------     --------     --------
Component parts..........................................    $ 80,517     $191,087     $271,200
Finished goods...........................................     172,074      286,872      141,500
                                                             --------     --------     --------
Total inventories........................................    $252,591     $477,959     $412,700
                                                             ========     ========     ========


NOTE 3 -- PROPERTY, PLANT EQUIPMENT

Cost of property, plant and equipment and depreciable lives are summarized as follows:


                                                        DECEMBER 31,
                                                    --------------------    MARCH 31,    DEPRECIABLE
                                                      1995        1996        1997       LIFE-YEARS
                                                    --------    --------    ---------    -----------
Leasehold improvements............................  $105,863    $105,863    $ 105,863          25
Automotive equipment..............................    30,500      65,651       65,651           5
Shop equipment....................................    67,040      68,737       72,099          10
Furniture and fixtures............................    12,382      16,994       25,600        5-10
                                                    --------    --------     --------
Total cost........................................   215,785     257,245      269,213
Accumulated depreciation..........................    88,922     111,525      117,504
                                                    --------    --------     --------
Net carrying amount...............................  $126,863    $145,720    $ 151,709
                                                    ========    ========    =========


NOTE 4 -- LINE OF CREDIT


The Company has a $100,000 line of credit with a bank. It is collateralized by the personal guarantee of the sole stockholder and is due on demand. Interest on borrowings is at bank's prime rate, an effective rate of 8.50 percent at March 31, 1997. There were no amounts outstanding under this arrangement during 1996 or 1997.


NOTE 5 -- FEDERAL INCOME TAXES

The provision for income taxes consists of the following:


                                          SIX MONTHS ENDED,         YEAR ENDED     THREE MONTHS ENDED
                                       JUNE 30,    DECEMBER 31,    DECEMBER 31,    MARCH 31,    MARCH 31,
                                         1995          1995            1996          1996         1997
                                       --------    ------------    ------------    ---------    ---------
Current tax expense (benefit)........  $(26,700)     $ 36,600        $ 21,900      $ (74,100)   $ (12,600)
Deferred tax expense (benefit).......    28,000       (10,000)         71,200         69,700       (7,400)
                                       --------      --------        --------       --------     --------
Total tax expense....................  $  1,300      $ 26,600        $ 93,100      $  (4,400)   $ (20,000)
                                       ========      ========        ========      =========    =========


A reconciliation of the provision for income taxes from continuing operations to income taxes computed by applying the statutory federal tax rate to income before taxes is as follows:

                       LANCO ENVIRONMENTAL PRODUCTS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                           DECEMBER 31, 1995 AND 1996


              (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE
               MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


NOTE 5 -- FEDERAL INCOME TAXES (CONTINUED)


                                           SIX MONTHS ENDED         YEAR ENDED     THREE MONTHS ENDED
                                       JUNE 30,    DECEMBER 31,    DECEMBER 31,    MARCH 31,    MARCH 31,
                                         1995          1995            1996          1996         1997
                                       --------    ------------    ------------    ---------    ---------
Tax computed at 34% of pretax
  income.............................  $  3,200      $ 31,300        $ 93,600      $  (6,400)   $ (24,900)
Effect of nondeductible expenses.....       400         3,800           5,700          4,500        5,900
Effect of graduated rates and
  other..............................    (2,300)       (8,500)         (6,200)        (2,500)      (1,000)
                                       --------      --------        --------      ---------    ---------
Total tax provision..................  $  1,300      $ 26,600        $ 93,100      $  (4,400)   $ (20,000)
                                       ========      ========        ========      =========    =========


The details of the net deferred tax liabilities are as follows:


                                             SIX MONTHS ENDED        YEAR ENDED    THREE MONTHS ENDED
                                          JUNE 30,   DECEMBER 31,   DECEMBER 31,   MARCH 31,   MARCH 31,
                                            1995         1995           1996         1996        1997
                                          --------   ------------   ------------   ---------   ---------
Allowance for doubtful accounts.........  $     --     $ (3,400)      $ (8,500)    $  (3,400)  $  (8,500)
Inventory costs capitalized.............    92,900       85,400        161,700       155,100     140,300
Depreciation............................     5,100        6,000          6,000         6,000      20,000
                                          --------     --------       --------     ---------   ---------
Net deferred tax liabilities............  $ 98,000     $ 88,000       $159,200     $ 157,700   $ 151,800
                                          ========     ========       ========     =========   =========


NOTE 6 -- LEASES AND RELATED-PARTY TRANSACTIONS

The accounts payable to related party represent unsecured noninterest-bearing advances from companies related by common ownership.

The Company pays an annual management fee to a related company of $100,000 for administrative services. The two companies have the same stockholder.

The Company leases its operating facilities from the sole stockholder under an operating lease arrangement that requires monthly rents of $5,000. The lease, which terminates May 31, 1997, contains annual automatic renewal options. The Company is required to pay all insurance, taxes and maintenance costs associated with the property.

The Company also entered into noncancellable operating leases for vehicles and machinery with a company that is wholly owned by the sole stockholder that require monthly payments of $2,250. The leases terminate May 31, 1997.


Total rent expense was $27,057 and $22,400 for the six months ended June 30, 1995 and December 31, 1995, respectively, and $87,055 in 1996. Rent expense was $21,000 and $21,750 for the three months ended March 31, 1996 and 1997, respectively. All rent payments were made to related parties.


NOTE 7 -- SUBSEQUENT EVENT

The sole stockholder signed a letter of intent on February 17, 1997, to sell the Company. The closing of the transaction is subject to satisfactory completion of due diligence performed by the acquiring company.

                                AUDITORS' REPORT

To the Directors of
Bioclear Technology Inc.

     We have audited the consolidated balance sheet of Bioclear Technology Inc. as at August 31, 1996 and 1995, and the consolidated statements of income and retained earnings and cash flows for each of the years in the three-year period ended August 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at August 31, 1996 and 1995, and the results of its operations and the changes in its financial position for each of the years in the three-year period ended August 31, 1996 in accordance with accounting principles generally accepted in Canada.

                                          ERNST & YOUNG
                                          Chartered Accountants

Winnipeg, Canada,
October 25, 1996, except for note 9 [b], which is as of April 15, 1997.

                            BIOCLEAR TECHNOLOGY INC.
            Incorporated under the Canada Business Corporations Act

                          CONSOLIDATED BALANCE SHEETS


                                                             AS AT AUGUST 31,
                                                          -----------------------      MARCH 31,
                                                            1995          1996            1997
                                                             C $           C $            C $
                                                          ---------     ---------     ------------
                                                                                      (unaudited)
ASSETS
CURRENT
  Cash and cash equivalents.............................  1,715,677     2,350,094          58,741
  Accounts receivable...................................    126,457     2,415,050       1,704,092
  Income taxes recoverable..............................         --        21,221          48,238
  Inventory (at lower of specific cost and net
     realizable value)..................................     50,745            --          47,000
  Prepaid expenses......................................     80,514        69,926         222,702
                                                          ---------     ---------       ---------
     Total current assets...............................  1,973,393     4,856,291       2,080,773
  Fixed assets (Note 4).................................    991,107     1,094,320       2,989,894
                                                          ---------     ---------       ---------
                                                          2,964,500     5,950,611       5,070,667
                                                          =========     =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
  Bank indebtedness (Note 3)............................         --       331,000       2,973,629
  Accounts payable and accrued charges (Note 6).........  2,020,390     4,270,991         511,939
  Deferred revenue......................................         --       156,000              --
  Income taxes payable..................................     80,559            --              --
  Due to shareholders...................................         --            --         367,113
  Deferred income taxes.................................    108,500       282,000         280,000
                                                          ---------     ---------       ---------
     Total current liabilities..........................  2,209,449     5,039,991       4,132,681
                                                          ---------     ---------       ---------
SHAREHOLDERS' EQUITY
  Share capital (Note 5)................................     90,157        85,151          85,151
  Retained earnings.....................................    664,894       825,469         852,835
                                                          ---------     ---------       ---------
     Total shareholders' equity.........................    755,051       910,620         937,986
                                                          ---------     ---------       ---------
                                                          2,964,500     5,950,611       5,070,667
                                                          =========     =========       =========


        The accompanying notes are an integral part of these statements.

                            BIOCLEAR TECHNOLOGY INC.

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS


                                                                                 SEVEN MONTHS ENDED
                                                 YEAR ENDED AUGUST 31,                MARCH 31,
                                           ----------------------------------   ---------------------
                                             1994        1995         1996        1996        1997
                                              C $         C $         C $          C $         C $
                                           ---------   ---------   ----------   ---------   ---------
                                                                                     (unaudited)
SALES....................................  2,906,831   7,448,964   10,507,190   3,023,985   1,776,384
COST OF SALES (Note 6)...................  1,762,875   3,332,146    4,368,223   1,328,494     694,904
                                           ---------   ---------   ----------   ---------   ---------
GROSS PROFIT.............................  1,143,956   4,116,818    6,138,967   1,695,491   1,081,480
                                           ---------   ---------   ----------   ---------   ---------
Expenses
  Depreciation...........................     67,592     107,544      145,813      67,467      75,463
  Interest...............................     40,077      15,240       16,816       2,415      31,535
  Administrative.........................    901,038   4,228,081    5,323,641     998,204     954,093
                                           ---------   ---------   ----------   ---------   ---------
                                           1,008,707   4,350,865    5,486,270   1,068,086   1,061,091
                                           ---------   ---------   ----------   ---------   ---------
Income (loss) from operations............    135,249    (234,047)     652,697     627,405      20,389
                                           ---------   ---------   ----------   ---------   ---------
Other income (loss)
  Interest...............................     14,116     111,967       71,953      21,070      24,767
  Gain (loss) on foreign exchange........         --      74,290      (16,029)         --      (4,790)
  Loss on sale of fixed assets...........     (3,361)         --           --          --          --
                                           ---------   ---------   ----------   ---------   ---------
                                              10,755     186,257       55,924      21,070      19,977
                                           ---------   ---------   ----------   ---------   ---------
Income (loss) before income taxes........    146,004     (47,790)     708,621     648,475      40,366
                                           ---------   ---------   ----------   ---------   ---------
Income tax expense (recovery)
  Current................................     45,000      87,000       72,555      31,000      15,000
  Deferred...............................     (5,000)   (131,500)     173,500     187,500      (2,000)
                                           ---------   ---------   ----------   ---------   ---------
                                              40,000     (44,500)     246,055     218,500      13,000
                                           ---------   ---------   ----------   ---------   ---------
NET INCOME (LOSS) FOR THE PERIOD.........    106,004      (3,290)     462,566     429,975      27,366

Retained earnings, beginning of period...    597,180     703,184      664,894     664,894     825,469
Excess of redemption price over stated
  capital (Note 5).......................         --          --     (282,991)         --          --
Refundable taxes paid (Note 7)...........         --     (35,000)     (19,000)         --          --
                                           ---------   ---------   ----------   ---------   ---------
RETAINED EARNINGS, END OF PERIOD.........    703,184     664,894      825,469   1,094,869     852,835
                                           =========   =========   ==========   =========   =========


        The accompanying notes are an integral part of these statements.

                            BIOCLEAR TECHNOLOGY INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                               SEVEN MONTHS ENDED
                                               YEAR ENDED AUGUST 31,                MARCH 31,
                                          --------------------------------   -----------------------
                                            1994       1995        1996         1996         1997
                                            C $         C $         C $         C $          C $
                                          --------   ---------   ---------   ----------   ----------
                                                                                   (unaudited)
OPERATING ACTIVITIES
  Net income (loss) for the period......   106,004      (3,290)    462,566      429,975       27,366
  Add charges (deduct credits) to
     operations not requiring a current
     cash payment
       Depreciation and amortization....    67,592     107,544     145,813       67,467       75,463
       Deferred income tax (recovery)...    (5,000)   (131,500)    173,500      187,500       (2,000)
       Loss on sale of fixed assets.....     3,361          --          --           --           --
                                          ---------  ---------   ----------  ----------   ----------
                                           171,957     (27,246)    781,879      684,942      100,829
Net change in non-cash working capital
  balances related to operations (Note
  8)....................................   250,794   2,319,947      77,561       18,791   (3,430,887)
                                          ---------  ---------   ----------  ----------   ----------
CASH PROVIDED BY OPERATING ACTIVITIES...   422,751   2,292,701     859,440      703,733   (3,330,058)
                                          ---------  ---------   ----------  ----------   ----------
INVESTING ACTIVITIES
  Purchase of fixed assets..............  (103,695)   (339,595)   (249,023)     (69,398)  (1,971,037)
  Proceeds on sale of fixed assets......     4,979          --          --           --           --
                                          ---------  ---------   ----------  ----------   ----------
CASH USED IN INVESTING ACTIVITIES.......   (98,716)   (339,595)   (249,023)     (69,398)  (1,971,037)
                                          ---------  ---------   ----------  ----------   ----------
FINANCING ACTIVITIES
  Refundable taxes paid (Note 7)........        --     (35,000)    (19,000)          --           --
  Repayment of long-term debt...........   (82,422)   (477,957)         --           --           --
  Issuance of shares....................    15,036          --          --           --           --
  Redemption of shares (Note 5).........        --          --    (288,000)          --           --
  Decrease in due to shareholders.......    (3,517)     (1,429)         --           --      367,113
                                          ---------  ---------   ----------  ----------   ----------
CASH USED IN FINANCING ACTIVITIES.......   (70,903)   (514,386)   (307,000)          --      367,113
                                          ---------  ---------   ----------  ----------   ----------
NET INCREASE (DECREASE) IN CASH DURING
  THE PERIOD............................   253,132   1,438,720     303,417      634,335   (4,933,982)
Cash position, beginning of period......    23,825     276,957   1,715,677    1,715,677    2,019,094
                                          ---------  ---------   ----------  ----------   ----------
CASH POSITION, END OF PERIOD............   276,957   1,715,677   2,019,094    2,350,012   (2,914,888)
                                          =========  =========   ==========  ==========   ==========


---------------

Cash position is comprised of cash and cash equivalents, net of bank indebtedness.

        The accompanying notes are an integral part of these statements.

                            BIOCLEAR TECHNOLOGY INC.
                             NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

                                AUGUST 31, 1996


           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SEVEN MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED.)


1. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management on the historical cost basis in accordance with accounting principles generally accepted in Canada. These accounting principles are, in all material respects, in accordance with those generally accepted in the United States except as described in note 11, "Summary of Significant Differences Between Canadian and U.S. Generally Accepted Accounting Principles."

(a) Principles of consolidation

These consolidated financial statements, expressed in Canadian dollars, include the accounts of the company and its wholly-owned subsidiaries, Bioclear Tech Sales Inc. and Bioclear Technology U.S.A., Inc.

(b) Revenue recognition

The company recognizes contract revenue using the "percentage of completion" method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimates to complete and losses, if any, are recognized in the period in which they are determined.

(c) Fixed assets

Fixed assets are stated at historical cost. Normal maintenance and repairs are expensed as incurred. Investment tax credits received towards the acquisition of fixed assets are deducted from fixed assets with depreciation calculated on the net amount.

Depreciation is provided over the estimated life of the asset at the following annual rates and bases:

Building                     4%    Declining balance
Furniture and fixtures      20%    Declining balance
Office equipment            20%    Declining balance
Pilot plant                 20%    Declining balance
Shop equipment              20%    Declining balance
Bridge crane                20%    Declining balance
Small tools                 50%    Straight line
Trucks                      30%    Declining balance

When fixed assets are sold or scrapped, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

(d) Income taxes

The company follows the tax allocation method of providing for income taxes. Under this method, the provision for income taxes is based upon the income reported on the income statement.

(e) Translation of foreign currencies

The financial statements of the U.S. subsidiary, which is considered to be an integrated foreign operation, and foreign currency denominated balances of the company have been translated to Canadian dollars using the

                            BIOCLEAR TECHNOLOGY INC.
                             NOTES TO CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                                AUGUST 31, 1996


           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SEVEN MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED.)


1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) temporal method. Under this method, monetary assets and liabilities, both current and long-term, are translated at year end rates of exchange. Other assets and liabilities are translated at historical rates of exchange in effect at the dates of transactions.

Revenue and costs are translated at the average rates of exchange for the year except for property, plant and equipment, depreciation and opening inventory which are translated at historical rates.

Gains and losses on translation are included in income.

2. AMALGAMATION

The company was formed on August 31, 1996, through the amalgamation of 3212904 Canada Ltd. and Bioclear Technology Inc. Also, Bioclear Technology Inc. was formed on August 31, 1994 through the amalgamation of 3034321 Canada Ltd., Bioclear Technology Inc. and Bioclear Holdings Inc. The financial statements of the company recognize the continuity of interest of the shareholders in the assets, liabilities, and operations of the amalgamating companies and are prepared on the following basis:

(a) In the balance sheet, the assets, liabilities, share capital and retained earnings of the amalgamating companies have been combined at their respective carrying values.

(b) The statements of income and retained earnings and cash flows represent the combined results of operations and combined cash flows of the amalgamating companies during the years.

3. BANK INDEBTEDNESS

As collateral security for the bank indebtedness, the company has provided a general security agreement providing a charge over all assets owned by the company registered in Canada.

4. FIXED ASSETS

                                             1995                                    1996
                             ------------------------------------    -------------------------------------
                                          ACCUMULATED    NET BOOK                 ACCUMULATED    NET BOOK
                               COST       DEPRECIATION    VALUE        COST       DEPRECIATION     VALUE
                                C $           C $          C $          C $           C $           C $
                             ---------    -----------    --------    ---------    -----------    ---------
Land........................    52,066           --        52,066       52,066           --         52,066
Building....................   668,464      156,889       511,575      711,550      178,213        533,337
Furniture and fixtures......    56,825       23,554        33,271       68,144       31,251         36,893
Office equipment............   160,690       36,555       124,135      140,620       61,706         78,914
Pilot plant.................    94,394       69,431        24,963       94,394       74,423         19,971
Shop equipment..............    96,058       15,469        80,589      191,854       41,677        150,177
Bridge crane................   105,474       38,574        66,900      130,651       54,472         76,179
Small tools.................     7,853        7,814            39       10,864        9,358          1,506
Trucks......................   114,786       17,217        97,569      205,412       60,135        145,277
                             ---------      -------       -------    ---------      -------      ---------
                             1,356,610      365,503       991,107    1,605,555      511,235      1,094,320
                             =========      =======       =======    =========      =======      =========

                            BIOCLEAR TECHNOLOGY INC.
                             NOTES TO CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                                AUGUST 31, 1996


           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SEVEN MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED.)


5. SHARE CAPITAL

                                                                    1994       1995       1996
                                                                    C $        C $        C $
                                                                   ------     ------     ------
AUTHORIZED
Unlimited number of Class A voting common shares
Unlimited number of Class B common shares carrying two votes per share
Unlimited number of preference shares, voting, convertible to
  Class B common shares, non-cumulative dividends not to exceed C
  $.10 per share redeemable at the option of the company or
  shareholder at C $1 per share
ISSUED
944,486 Class A common shares (1995 and 1994 -- 1,000,008).......      36         36         37
4,896,000 preference shares (1995 and 1994 -- 5,184,000).........  90,121     90,121     85,114
                                                                   ------     ------     ------
                                                                   90,157     90,157     85,151
                                                                   ======     ======     ======

During 1996, 55,556 Class A common shares and 288,000 preference shares were purchased for cancellation for consideration of C $288,000. Also, 34 Class A common shares were issued for consideration of C $3.

During 1994, one Class A common share was issued for cash consideration of C $15,000. On February 18, 1994 all Class A common shares were purchased for cancellation and 5,184,000 preference shares were issued as consideration for the purchase. New common shares were issued for C $36. On August 31, 1994, at the time of the amalgamation described in note 2, the 36 issued Class A common shares were split 27,778 for each share and resulted in 1,000,008 Class A common shares being issued.

6. RELATED PARTY TRANSACTIONS


During the year, the company had the following transactions with companies owned by shareholders of Bioclear Technology Inc.:


                                                                1994        1995         1996
                                                                 C $         C $          C $
                                                               -------     -------     ---------
Cost of sales
  Roman Equipment Services (1973) Ltd........................  650,630     557,326     1,018,704
  Jenkyns Electric Ltd.......................................       --     120,811        35,592

Charges for these services were at estimated fair market value.

At year end, C $186,248 [1995 -- C $10,077; 1994 -- C $167,770] remains payable to Roman Equipment Services (1973) Ltd. and is included in accounts payable.

7. REFUNDABLE INCOME TAXES

The Company is classified as a private corporation under the Income Tax Act and, therefore, certain taxes paid relative to investment income are potentially refundable and are not deducted in computing net income for the year. Such taxes will normally be refunded at the rate of C $1 for each C $3 of taxable dividends paid.

                            BIOCLEAR TECHNOLOGY INC.
                             NOTES TO CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                                AUGUST 31, 1996


           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SEVEN MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED.)


7. REFUNDABLE INCOME TAXES (CONTINUED)
When some part of these taxes becomes definitely refundable because of dividend payments, the appropriate amount is transferred to income taxes recoverable. At year end, the balance in the Company's refundable tax account was approximately C $54,000 (1995 -- C $35,000; 1994 -- C $Nil).

8. NET CHANGE IN NON-CASH WORKING CAPITAL BALANCES RELATED TO OPERATIONS


                                                                                 SEVEN-MONTH
                                                                                PERIOD ENDED
                                        YEAR ENDED AUGUST 31,                     MARCH 31,
                                 ------------------------------------     -------------------------
                                  1994         1995           1996           1996           1997
                                   C $          C $           C $            C $            C $
                                 -------     ---------     ----------     ----------     ----------
Net decrease (increase) in
  current assets
  Accounts receivable..........  356,686       661,806     (2,288,593)      (766,424)       710,958
  Income taxes recoverable.....  (13,191)       13,191        (21,221)       (46,678)       (27,017)
  Inventory....................       --       (50,745)        50,745         50,745        (47,000)
  Prepaid expenses.............  (23,956)      (38,744)        10,588        (95,898)      (152,776)
Net increase (decrease) in
  current liabilities:
  Accounts payable and accrued
     charges...................  (60,734)    1,653,880      2,250,601     (2,009,294)    (3,759,052)
  Deferred revenue.............       --            --        156,000      2,935,899       (156,000)
  Income taxes payable.........   (8,011)       80,559        (80,559)       (49,559)            --
                                 -------     ---------      ---------     ----------     ----------
                                 250,794     2,319,947         77,561         18,791     (3,430,887)
                                 =======     =========      =========     ==========     ==========


9. SUBSEQUENT EVENTS


(a) Subsequent to year end, the company entered into contracts totaling approximately C $1,200,000 for the expansion of the company's manufacturing facility.


(b) On April 15, 1997, the shareholders of the Company signed a purchase and sale agreement whereby they agreed to sell all the shares of the Company to Waterlink, Inc.

10. COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform with the presentation of the current year.

11. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada which, in the case of Bioclear Technology Inc., conform in all material respects with those in the United States except that:

(a) Short-term bank borrowings have been presented in the consolidated statement of cash flows as a component of cash and cash equivalents rather than as a financing activity. If U.S. generally accepted

                            BIOCLEAR TECHNOLOGY INC.
                             NOTES TO CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                                AUGUST 31, 1996


           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SEVEN MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED.)


11. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED) accounting principles had been followed, the amounts on the consolidated statement of cash flows would be adjusted as follows:


                                                                                   SEVEN MONTH
                                                                                  PERIOD ENDED
                                               YEAR ENDED AUGUST 31,                MARCH 31,
                                          -------------------------------     ---------------------
                                           1994        1995        1996        1996         1997
                                            C $         C $         C $         C $          C $
                                          -------     -------     -------     -------     ---------
     Cash provided by financing
       activities.......................       --          --     331,000      77,725     2,642,629
     Net increase in cash during the
       period...........................       --          --     331,000      77,725     2,642,029
     Cash position, end of period.......       --          --     331,000     408,725     2,973,629


(b) The interest expense for each period approximates the interest paid for each period. The amount of income taxes paid in each period was as follows:


                                                                                   SEVEN MONTH
                                                                                  PERIOD ENDED
                                                YEAR ENDED AUGUST 31,               MARCH 31,
                                           -------------------------------     -------------------
                                            1994        1995        1996        1996        1997
                                             C $         C $         C $         C $         C $
                                           -------     -------     -------     -------     -------
     Income taxes paid...................   17,917       1,397     172,572     127,237      42,017


(c) Under SEC regulations, the redeemable preferred shares included in share capital would be presented separately outside shareholders' equity as follows:


                                                                  AUGUST 31,          MARCH 31,
                                                               -----------------     ------------
                                                                1995       1996          1997
                                                                C $        C $           C $
                                                               ------     ------     ------------
     Redeemable preferred shares.............................  90,121     85,114        85,114
     Common share capital....................................      36         37            37



(d) The accompanying consolidated balance sheet at March 31, 1997, the related consolidated statements of income and retained earnings and cash flows for the seven months ended March 31, 1996 and 1997 ("interim financial statements") have been prepared by the Company in accordance with Canadian generally accepted accounting principles for interim financial information and are unaudited. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The interim financial statements include all adjustments, consisting of only normal recurring adjustments considered necessary for a fair presentation of the results of interim periods. Operating results for the seven months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ended August 31, 1997.



(e) The following table sets forth at the end of and for the periods indicated, certain information concerning the closing, average, high and low exchange rates for United States Dollars ("US$") as a ratio of Canadian Dollars ("C$"). The exchange rates used are those quoted by the Federal Reserve Bank of New York and are the noon buying rates in New York City for cable transfer in foreign currencies. On April 15, 1997, the closing ratio of United States Dollar per Canadian Dollar was .716.

                            BIOCLEAR TECHNOLOGY INC.
                             NOTES TO CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                                AUGUST 31, 1996


           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE SEVEN MONTHS


11. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)


                                                                                 AT AND FOR THE
                                                                                      SEVEN
                                                       AT AND FOR THE YEAR        MONTHS ENDED
                                                         ENDED AUGUST 31,           MARCH 31,
                                                      ----------------------     ---------------
                                                      1994     1995     1996     1996      1997
                                                      ----     ----     ----     -----     -----
     Ratio of US$ per C$
     Exchange rate at end of period...............    .729     .744     .731      .733      .722
     Average exchange rate during period..........    .739     .728     .734      .737      .735
     Highest exchange rate during period..........    .756     .746     .746      .746      .746
     Lowest exchange rate during period...........    .722     .710     .727      .728      .723


                                           [WATERLINK LOGO]

                                        SELECT RECENT PROJECTS*
Holland. Manufacture and install                                 Finland. Provide 18 continuous sand filters for
decanter centrifuges and related equipment                         pulp and paper water supply treatment system.
for a municipal wastewater facility.
                                                                                           Germany. Design/build
Canada. Design/build 102,000 IGPD municipal                                               5400 cubic meters/hour
SBR wastewater treatment facility.                                                          process water supply
                                                                                          plant using continuous
USA. Pharmaceutical company. Design and                                                            sand filters.
furnish system to remove chrome and other
contaminants from groundwater, using inclined                                    Poland. Manufacture and install
plate clarification and tertiary filtration.                                        four decanter centrifuges to
                                                                                   dewater sludge at a municipal
USA. Provide slant rib                                                                      wastewater facility.
coalescing oil/water
separators for treatment                                                                         Russia. Design/
of washdown wastewater.                                                                          build municipal
                                                                                           drinking water plant.
Taiwan. Provide slant rib
coalescing oil/water                                                                            Austria. Provide
separators for a major                                                                             67 continuous
refinery.                                                                                           sand filters
                                                                                                 for steel works
Korea. Design/build                                                                                cooling water
4.4 MGD RO                                                                                     recycling system.
boiler feedwater treat-
ment system for a new                                                                      United Arab Emirates.
steel manufacturing plant.              [Picture of Globe with call outs]                    Provide 20 small RO
                                                                                              systems to convert
USA. Design/build                                                                         sea water and brackish
100,000 GPD                                                                           water into drinking water.
municipal wastewater
treatment facility.                                                                                Oman. Furnish
                                                                                                 four RO systems
Mexico. Design/                                                                                 totaling 600,000
build 1.0 MGD                                                                                          GPD for a
municipal                                                                                   government facility.
wastewater
treatment facility.                                                                      Saudi Arabia. Engineer,
                                                                                         manufacture and furnish
Mexico. Design/                                                                           five brackish water RO
build 1.2 MGD                                                                             systems totaling 2 MGD
municipal                                                                                     for a large dairy.
wastewater
treatment facility.                                                                     Pakistan. Furnish two RO
                                                                                        systems totaling 400,000
USA. Provide dual                                                                        GPD for gold and copper
dissolved air flotation                                                                        mining operation.
system for a large
poultry processing                                                                    Egypt. Furnish one 132,000
facility.                                                                                GPD sea water RO system
                                                                                             for a resort hotel.
USA. Provide 3.0 MGD
RO municipal                                                       UK. Design/install wastewater aeration system
water treatment                                                          for major Swiss pharmaceutical company.
system for color removal.
                                                                        UK. Design/install dedicated large scale
USA. Provide 6.0 MGD                                                          wastewater aeration system serving
RO system                                                                multiple chemical manufacturing plants.
for drinking water
treatment project.                                                  Scotland. Design/install wastewater aeration
                                                                              system for pharmaceutical company.
Colombia. Engineer, manufacture and furnish 1.8 MGD
RO water treatment system for brewery.                        Chile. International airport. Design/build/operate
                                                                           2.2 MGD sanitary wastewater facility.

                                         GPD = US gallons per day
                                         MGD = US million gallons per day
*Projects include pending                IGPD = Imperial gallons per day
 acquisitions of Bioclear and Lanco.

                                          WATER AND WASTEWATER
                                     TREATMENT SOLUTIONS, WORLDWIDE.


==================================     ======================================

     NO DEALER, SALESPERSON OR ANY
OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY               4,500,000 SHARES
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN                   -----------------
CONNECTION WITH THE OFFER CONTAINED                [WATERLINK LOGO]
HEREIN AND, IF GIVEN OR MADE, SUCH                -----------------
INFORMATION OR REPRESENTATIONS MUST
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR ANY OF
THE UNDERWRITERS. THIS PROSPECTUS                    COMMON STOCK
DOES NOT CONSTITUTE AN OFFER OF ANY
SECURITIES OTHER THAN THOSE TO
WHICH IT RELATES OR AN OFFER TO
SELL, OR A SOLICITATION OF AN OFFER
TO BUY, THOSE TO WHICH IT RELATES IN
ANY STATE TO ANY PERSON TO WHOM IT
IS NOT LAWFUL TO MAKE SUCH OFFER IN
SUCH STATE. THE DELIVERY OF THIS

PROSPECTUS AT ANY TIME DOES NOT
IMPLY THAT THE INFORMATION HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO
ITS DATE.

          ---------------
         TABLE OF CONTENTS

                                           PAGE
                                           ----
Prospectus Summary......................     3
Risk Factors............................     7
The Company.............................    14
Use of Proceeds.........................    16
Dividend Policy.........................    16
Capitalization..........................    17          ---------------
Dilution................................    18            PROSPECTUS
Selected and Pro Forma Consolidated                             , 1997
  Financial Data........................    19          ---------------
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    22
The Water Purification and Wastewater
  Treatment Industry....................    27
Business................................    29
Management..............................    37
Security Ownership......................    48
Certain Transactions....................    50
Shares Eligible For Future Sale.........    51
Description of Capital Stock............    53
Underwriting............................    61
Legal Matters...........................    63
Experts.................................    63
Additional Information..................    63
Systems, Equipment and Services                        SMITH BARNEY INC.
  Glossary..............................    65
Index to Consolidated Financial                      OPPENHEIMER & CO., INC.
  Statements............................   F-1
                                                      SANDERS MORRIS MUNDY

     UNTIL           , 1997 (25 DAYS
AFTER THE COMMENCEMENT OF THE
OFFERING), ALL DEALERS EFFECTING
TRANSACTIONS IN THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN
ADDITION TO THE OBLIGATION OF
DEALERS TO DELIVER A PROSPECTUS,
WHEN ACTING AS UNDERWRITERS AND WITH
RESPECT TO THEIR UNSOLD ALLOTMENTS
ON SUBSCRIPTIONS.

==================================     ======================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth expenses in connection with the issuance of the Common Stock being registered. All of the amounts shown are estimates, except the registration fee:


            SEC registration fee....................................   $   17,425
            Listing expenses........................................      100,770
            Accounting fees and expenses............................      750,000
            Legal fees and expenses.................................      500,000
            Blue Sky fees and expenses..............................       15,000
            Printing expenses.......................................      317,000
            Miscellaneous expenses..................................      549,805
                                                                       ----------
            Total...................................................   $2,250,000
                                                                       ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the DGCL permits the indemnification of the directors and officers of the Company. The Company Bylaws provide that it will indemnify the officers, directors, employees and agents of the Company to the extent permitted by the DGCL.

     The Company Certificate provides for the indemnification of directors and officers of the Company, and persons who serve or served at the request of the Company as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Company's Board. In the event a claim for indemnification by any person has not been paid in full by the Company after written request has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in the Company Certificate is a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under state law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


     During the past three years the Company issued and sold shares of its capital stock without registration under the Securities Act of 1933, as amended (the "Act"), in reliance on the exemption provided therefrom by Section 4(2) of the Act, in the transactions described below. In each transaction, the Company did not engage any underwriter, broker or placement agent. In connection with each such transaction, the Company obtained appropriate investment representations supporting its reliance on such exemption from registration. In such transactions (other than in connection with the Water Equipment Technologies, Inc. acquisition), the Company obtained representations from the investors that each was an "accredited investor," as defined in Regulation D under the Act. In such transactions, appropriate disclosure was provided to each investor to support the Company's reliance on the exemption from registration provided by Section 4(2) of the Act.


     On December 9, 1994, the Company issued and sold 1,200,000 shares of the Common Stock and 400,000 shares of the Series A Preferred Stock in a private placement to two accredited investors: (i) Brantley Venture

Partners III, L.P. (400,000 shares of the Common Stock and 400,000 shares of the Series A Preferred Stock), and (ii) Theodore F. Savastano (800,000 shares of Common Stock). The total offering price was $501,200.

     On August 30 and September 15, 1995, the Company issued and sold 1,700,000 shares of the Series B Preferred Stock in a private placement to three accredited investors: (i) Brantley Venture Partners III, L.P. (950,000 shares),
(ii) River Cities Capital Fund Limited Partnership (375,000 shares), and (iii) IPP95, L.P. (375,000 shares). The total offering price was $3,400,000.

     On August 31, 1995, the Company issued 250,000 shares of the Common Stock in connection with its acquisition of substantially all of the assets and properties of Great Lakes Environmental, Inc. ("GLE"). The portion of the purchase price attributable to the shares received by GLE as $500,000.

     On June 27, 1996, the Company issued and sold 1,150,000 shares of the Series C Preferred Stock in a private placement to five accredited investors:
(i) Brantley Venture Partners, III L.P. (250,000 shares), (ii) River Cities Capital Fund Limited Partnership (250,000 shares), (iii) Environmental Opportunities Fund, L.P. (556,062 shares), (iv) Environmental Opportunities Fund (Cayman) L.P. (68,938 shares) and (v) Bruce Cummings (25,000 shares). The total offering price was $4,600,000.

     On September 30, 1996, the Company issued 499,996 shares of the Common Stock in connection with its acquisition of all of the issued and outstanding capital stock of Water Equipment Technologies, Inc. ("WET"). The shares of the Common Stock were issued to 11 shareholders of WET upon the merger of WET with and into a wholly-owned subsidiary of the Company (the "Merger"). The total dollar value of the 499,996 shares of the Common Stock issued to the shareholders of WET in the Merger was $2,124,983. On February 28, 1997, the Company issued 111,788 additional shares of the Common Stock to the shareholders of WET in payment of an adjustment to the purchase price paid by the Company for the issued and outstanding shares of WET. The total dollar value of the 111,788 shares of Common Stock issued to the shareholders of WET as purchase price adjustment was $475,099.


     On October 15, 1996, the Company issued 100,000 shares of the Common Stock to Lawrence M. Schmid ("Schmid") on Schmid's conversion of a convertible subordinated promissory note in the principal amount of $400,000 (the "Schmid Note") at a conversion price of $4.00 per share of the Common Stock. The Schmid Note was issued to Schmid as part of the purchase price for the Company's acquisition of certain patents and related know-how owned by Schmid and acquired by the Company as part of its acquisition of all of the business, assets and goodwill of Aero-Mod Incorporated and Resi-Tech Inc.



     On January 6, 1997, the Company issued 500,000 shares of the Common Stock to Mark E. Neville (350,000 shares) and Frederick J. Siino (150,000 shares) on their conversion of a convertible subordinated promissory note in the principal amount of $2,000,000 (the "Mass Transfer Note") at a conversion price of $4.00 per share of the Common Stock. The Mass Transfer Note was issued to Mass Transfer Systems, Inc. ("Mass Transfer") as part of the purchase price for the Company's acquisition of all of the business assets and goodwill of Mass Transfer. The Mass Transfer Note was distributed to Messrs. Neville and Siino, the sole shareholders of Mass Transfer, following completion of the acquisition.


     On February 19, 1997, the Company issued 25,000 shares of the Common Stock to Wheat First Securities, Inc., a Custodian for L. Dean Hertert, IRA. Mr. Hertert is a Vice President of the Company. Mr. Hertert paid $106,250 for these shares.

     On February 19, 1997, the Company granted Bank of America a warrant to purchase 225,000 shares of the Common Stock at a purchase price of $4.50 per share (the "Bank Warrant"). The Bank Warrant was issued as additional consideration for the provision of the Company's credit facility with Bank of America. The Bank Warrant expires on February 19, 2002.

     On March 12, 1997, in connection with its issuance of subordinated notes in the principal amount of up to $10,000,000 (the "1997 Notes"), the Company agreed to issue to purchasers of the 1997 Notes warrants to purchase up to 1,025,000 shares of the Common Stock (the "Base Warrant") and warrants to purchase up to 512,500 shares of the Common Stock (the "Additional Warrants" and together with the Base Warrants, the

"1997 Warrants"). Each 1997 Warrant entitles the holder to purchase one share of Common Stock at an initial purchase price per share of $4.50 ("Exercise Price"), as adjusted on the occurrence of certain events.


     On March 14, 1997, the Company issued 50,000 shares of the Common Stock to Michael J. Vantusko. Mr. Vantusko is Chief Financial Officer of the Company. Mr. Vantusko paid $212,500 (or $4.25 per share) for these shares.



     On April 3, 1997, the Company issued 25,000 shares of the Common Stock to Rollin S. Reiter. Mr. Reiter is a director of the Company. Mr. Reiter paid $106,250 (or $4.25 per share) for these shares.



     On April 11, 1997, the Company issued 10,000 shares of the Common Stock to Dr. Paul N. Sutton. Dr. Sutton is a director of the Company. Dr. Sutton paid $42,500 (or $4.25 per share) for these shares.



     On April 14, 1997, the Company issued 5,000 shares of the Common Stock to Mr. John R. Miller. Mr. Miller is a director of the Company. Mr. Miller paid $21,250 (or $4.25 per share) for these shares.



     As of the date of this Registration Statement, the Company has granted options to acquire an aggregate 817,500 shares of the Common Stock pursuant to its 1995 Stock Option Plan. In addition, the Company issued 77,500 shares of the Common Stock to three employees of the Company upon the exercise of stock options granted to them under the 1995 Stock Option Plan: (i) on March 1, 1996, Nancy A. Hamerly, the former chief financial officer of the Company, purchased 5,000 shares of the Common Stock for an aggregate purchase price of $500 (or $.10 per share), (ii) on June 1, 1996 Chet S. Ross purchased 45,000 shares of the Common Stock for an aggregate purchase price of $4,500 (or $.10 per share),
(iii) on January 3, 1997, Nancy A. Hamerly purchased 15,000 shares of the Common Stock for an aggregate purchase price of $1,500 (or $.10 per share), (iv) on March 10, 1997 Donald A. Weidig purchased 2,500 shares of Common Stock for an aggregate purchase price of $250 (or $.10 per share), and (v) on March 31, 1997, Nancy A. Hamerly purchased 10,000 shares of the Common Stock for an aggregate purchase price of $40,000 ($4.00 per share).


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)        Exhibits


   **1.1  Form of Underwriting Agreement.



   **3.1 Form of Fifth Amended and Restated Certificate of Incorporation of the Company.



   **3.2  Form of Amended and Restated By-Laws of the Company.



    *4.1 Form of Rights Agreement, dated as of May 23, 1997, between the Company and American Stock Transfer & Trust Company.



   **4.2 Amended and Restated Registration Rights Agreement, dated as of March 6, 1997, by and among the Company, Brantley Venture Partners III, L.P., Theodore F. Savastano, River Cities Capital Fund Limited Partnership, IPP95, L.P., Environmental Opportunities Fund, L.P., Environmental Opportunities Fund (Cayman), L.P., Brantley Capital Corporation and National City Capital Corporation.



   **4.3 Registration Rights Agreement, dated as of January 31, 1996, between the Company and Mass Transfer Systems, Inc.



   **4.4 Registration Rights Agreement, dated as of April 26, 1996, between the Company and Lawrence A. Schmid.



   **4.5 Registration Rights Agreement dated as of September 30, 1996, between the Company, Lawrence Stenger, Theresa Stenger, Ronald Jaworski, Christine Jaworski, John Stenger, Dawn P. Stenger, Scott Stenger, Kristie D. Stenger, Jorg Menningman, Michael Mudrick, Robert Young and Gary Prae.



    *5.1  Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.



   *10.1  Employment Agreement, dated May 23, 1997, between the Company and Chet
          S. Ross.



   *10.2 Employment Agreement, dated May 23, 1997, between the Company and Theodore F. Savastano.

     *10.3 Employment Agreement, dated May 23, 1997, between the Company and Michael J. Vantusko.



     *10.4 Employment Agreement, dated May 23, 1997, between the Company and L. Dean Hertert, Jr.



      *10.5 Employment Agreement, dated July 1, 1987, between Nordic Water Products AB and Dr. Hans F. Larsson.



     **10.6 Credit Agreement, dated as of February 19, 1997 among the Company, Bank of America Illinois, as agent, and the other financial institutions party thereto.



     **10.7 Brantley Guaranty, dated as of February 19, 1997, by Brantley Venture Partners, III, L.P. in favor of Bank of America Illinois, as agent, on behalf of the other financial institutions party to the Credit Agreement, dated as of February 19, 1997.



     **10.8 Credit Agreement, dated as of March 4, 1997, among Gigantissimo 2061 AB (to be known as Waterlink (Sweden) AB), the Company, as guarantor, and Bank of America National Trust & Savings Association, London Branch.



     **10.9 Credit Agreement, dated as of March 4, 1997, among Provista Einhundertsechsundfunfzigste Verwaltungsgesellschaft mbH (to be known as Waterlink (Germany) GmbH), Waterlink, Inc., as guarantor, and Bank of America National Trust & Savings Association, Frankfurt Branch.



   **10.10 Common Stock Warrant Agreement, dated as of February 19, 1997, between the Company and Bank of America Illinois.



   **10.11  The Company's 1995 Stock Option Plan.



   **10.12 Subordinated Note Purchase Agreement and Credit Facility, dated as of March 6, 1997, among the Company, Brantley Venture Partners III, L.P. and the purchasers named therein, along with Form of Subordinated Note due 2002 attached thereto as Exhibit A.



   **10.13 Warrant Agreement, dated as of March 6, 1997, among the Company and each of the purchasers named therein, along with Form of Warrant to Purchase Common Stock, attached thereto as Exhibit A.



    *10.14  The Company's 1997 Omnibus Incentive Plan



   **10.15 Asset Purchase Agreement, dated January 31, 1996, among the Company, Waterlink Acquisition Corporation, Mass Transfer Systems, Inc., Mark
            E. Neville and Frederick J. Siino.



   **10.16 Asset Purchase Agreement, dated April 26, 1996, among the Company, A-M Acquisitions Corp., Aero-Mod Incorporated, Resi-Tech, Inc. and Lawrence A. Schmid.



   **10.17 Asset Purchase Agreement, dated April 26, 1996, among the Company, B-W Acquisition Corp., Blue Water Services, Inc. and Lawrence A. Schmid.



   **10.18 Agreement and Plan of Merger, dated September 27, 1996, by and among the Company, Wet Acquisition Corp. and Water Equipment Technologies, Inc. and the shareholders of Water Equipment Technologies, Inc.



   **10.19 Share Purchase Agreement, dated March 4, 1997, among Waterlink (Sweden) AB, Waterlink (Germany) GmbH, Awpe Svenska AB and Anglian Water Holding GmbH.



   **10.20 Purchase and Sale Agreement, dated March 14, 1995, among Santech, Inc. (as assignee from the Company pursuant to an Assignment of Purchase and Sale Agreement dated March 28, 1995) and Sanborn, Inc.



   **10.21 Asset Purchase Agreement, dated August 28, 1995, among Great Lakes Environmental, Inc., a Delaware corporation (as assignee from the Company pursuant to an Assignment dated August 31, 1995), Great Lakes Environmental, Inc., an Illinois corporation, Lawrence Field and David Field.


    *10.22 Stock Purchase Agreement, dated as of April 15, 1997, between Waterlink, Inc. (the "Company") and Bioclear, Inc.

    *10.23 Stock Purchase Agreement, dated as of April 14, 1997, between the Company and Lanco Environmental Products, Inc.

    *10.24  The Company's Employee Stock Purchase Plan.


    *10.25  The Company's 1997 Non-Employee Director Stock Option Plan.



      *11.1  Computation of per share earnings.


      *21.1  List of Subsidiaries of the Company.


      *23.1  Consent of Ernst & Young LLP.



      *23.2  Consent of Ernst & Young.



      *23.3  Consent of Ernst & Young AB.



      *23.4  Consent of Dennis D. Tysl & Company, Ltd.



      *23.5  Consent of Sink, Gillmore & Gordon LLP.



      *23.6  Consent of Plante & Moran, LLP.



      *23.7 Consent of Benesch, Friedlander, Coplan & Aronoff LLP (contained in its Opinion filed as Exhibit 5.1 hereto).



     **24.1  Powers of Attorney.



     **27.1 Financial Data Schedule as of and for the year ended September 30, 1996.



      *27.2 Financial Data Schedule as of and for the six months ended March 31, 1997.

---------------


 * Filed herewith.


** Previously filed.


(B) FINANCIAL STATEMENT SCHEDULES

     All schedules specified under Regulation S-X for the Company are omitted because they are either not applicable or required under the instructions, or because the information required is already set forth in the consolidated financial statements or related notes thereto.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CANTON, STATE OF OHIO, MAY 23, 1997.


                                          WATERLINK, INC.

                                          /s/ CHET S. ROSS

                                          --------------------------------------
                                          By: Chet S. Ross
                                          Its: Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                NAME                                    TITLE                        DATE
-------------------------------------  ---------------------------------------- ---------------

                  *                    Chairman of the Board                    May 23, 1997
-------------------------------------
        Theodore F. Savastano

          /s/ CHET S. ROSS             President, Chief Executive               May 23, 1997
-------------------------------------  Officer and Director
            Chet S. Ross               (Principal Executive Officer)

       /s/ MICHAEL J. VANTUSKO         Chief Financial Officer                  May 23, 1997
-------------------------------------  (Principal Financial and
         Michael J. Vantusko           Accounting Officer)

                  *                    Director                                 May 23, 1997
-------------------------------------
          Robert P. Pinkas

                  *                    Director                                 May 23, 1997
-------------------------------------
           John R. Miller

                  *                    Director                                 May 23, 1997
-------------------------------------
          Rollin S. Reiter

                  *                    Director                                 May 23, 1997
-------------------------------------
           Paul M. Sutton

        *By /s/ CHET S. ROSS
-------------------------------------
            Chet S. Ross

      By /s/ MICHAEL J. VANTUSKO
-------------------------------------
         Michael J. Vantusko

Attorneys-in-fact pursuant to the
powers of attorney previously
provided as part of this Registration
Statement.

                                 EXHIBIT INDEX


                                                                                             PAGINATION
                                                                                                 BY
                                                                                             SEQUENTIAL
EXHIBIT                                        EXHIBIT                                       NUMBERING
NUMBER                                       DESCRIPTION                                       SYSTEM
-------   ---------------------------------------------------------------------------------  ----------
  **1.1   Form of Underwriting Agreement.
  **3.1   Form of Fifth Amended and Restated Certificate of Incorporation of the Company.
  **3.2   Form of Amended and Restated By-Laws of the Company.
   *4.1   Form of Rights Agreement, dated as of May 23, 1997, between the Company and
          American Stock Transfer & Trust Company.
  **4.2   Amended and Restated Registration Rights Agreement, dated as of March 6, 1997, by and among the Company, Brantley Venture Partners III, L.P., Theodore F.
          Savastano, River Cities Capital Fund Limited Partnership, IPP95, L.P.,
          Environmental Opportunities Fund, L.P., Environmental Opportunities Fund
          (Cayman), L.P., Brantley Capital Corporation and National City Capital
          Corporation.
  **4.3   Registration Rights Agreement, dated as of January 31, 1996, between the Company and Mass Transfer Systems, Inc.
  **4.4   Registration Rights Agreement, dated as of April 26, 1996, between the Company and Lawrence A. Schmid.
  **4.5   Registration Rights Agreement dated as of September 30, 1996, between the
          Company, Lawrence Stenger, Theresa Stenger, Ronald Jaworski, Christine Jaworski,
          John Stenger, Dawn P. Stenger, Scott Stenger, Kristie D. Stenger, Jorg
          Menningman, Michael Mudrick, Robert Young and Gary Prae.
   *5.1   Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
  *10.1   Employment Agreement, dated May 23, 1997, between the Company and Chet S. Ross.
  *10.2   Employment Agreement, dated May 23, 1997, between the Company and Theodore F.
          Savastano.
  *10.3   Employment Agreement, dated May 23, 1997, between the Company and Michael J.
          Vantusko.
  *10.4   Employment Agreement, dated May 23, 1997, between the Company and L. Dean
          Hertert, Jr.
  *10.5   Employment Agreement, dated July 1, 1987, between Nordic Water Products AB and
          Dr. Hans F. Larsson.
 **10.6   Credit Agreement, dated as of February 19, 1997 among the Company, Bank of
          America Illinois, as agent, and the other financial institutions party thereto.
 **10.7   Brantley Guaranty, dated as of February 19, 1997, by Brantley Venture Partners,
          III, L.P. in favor of Bank of America Illinois, as agent, on behalf of the other financial institutions party to the Credit Agreement, dated as of February 19,
          1997.
 **10.8   Credit Agreement, dated as of March 4, 1997, among Gigantissimo 2061 AB (to be known as Waterlink (Sweden) AB), the Company, as guarantor, and Bank of America
          National Trust & Savings Association, London Branch.
 **10.9   Credit Agreement, dated as of March 4, 1997, among Provista
          Einhundertsechsundfunfzigste Verwaltungsgesellschaft mbH (to be known as
          Waterlink (Germany) GmbH), Waterlink, Inc., as guarantor, and Bank of America
          National Trust & Savings Association, Frankfurt Branch.
**10.10   Common Stock Warrant Agreement, dated as of February 19, 1997, between the
          Company and Bank of America Illinois.
**10.11   The Company's 1995 Stock Option Plan.
**10.12   Subordinated Note Purchase Agreement and Credit Facility, dated as of March 6,
          1997, among the Company, Brantley Venture Partners III, L.P. and the purchasers named therein, along with Form of Subordinated Note due 2002 attached thereto as
          Exhibit A.
**10.13   Warrant Agreement, dated as of March 6, 1997, among the Company and each of the purchasers named therein, along with Form of Warrant to Purchase Common Stock, attached thereto as Exhibit A.

                                                                                             PAGINATION
                                                                                                 BY
                                                                                             SEQUENTIAL
EXHIBIT                                        EXHIBIT                                       NUMBERING
NUMBER                                       DESCRIPTION                                       SYSTEM
-------   ---------------------------------------------------------------------------------  ----------
 *10.14   The Company's 1997 Omnibus Incentive Plan
**10.15   Asset Purchase Agreement, dated January 31, 1996, among the Company, Waterlink
          Acquisition Corporation, Mass Transfer Systems, Inc., Mark E. Neville and
          Frederick J. Siino.
**10.16   Asset Purchase Agreement, dated April 26, 1996, among the Company, A-M
          Acquisitions Corp., Aero-Mod Incorporated, Resi-Tech, Inc. and Lawrence A.
          Schmid.
**10.17   Asset Purchase Agreement, dated April 26, 1996, among the Company, B-W
          Acquisition Corp., Blue Water Services, Inc. and Lawrence A. Schmid.
**10.18   Agreement and Plan of Merger, dated September 27, 1996, by and among the Company,
          Wet Acquisition Corp. and Water Equipment Technologies, Inc. and the shareholders of Water Equipment Technologies, Inc.
**10.19   Share Purchase Agreement, dated March 4, 1997, among Waterlink (Sweden) AB,
          Waterlink (Germany) GmbH, Awpe Svenska AB and Anglian Water Holding GmbH.
**10.20   Purchase and Sale Agreement, dated March 14, 1995, among Santech, Inc. (as assignee from the Company pursuant to an Assignment of Purchase and Sale
          Agreement dated March 28, 1995) and Sanborn, Inc.
**10.21   Asset Purchase Agreement, dated August 28, 1995, among Great Lakes Environmental,
          Inc., a Delaware corporation (as assignee from the Company pursuant to an
          Assignment dated August 31, 1995), Great Lakes Environmental, Inc., an Illinois
          corporation, Lawrence Field and David Field.
 *10.22   Stock Purchase Agreement, dated as of April 15, 1997, between Waterlink, Inc.
          (the "Company") and Bioclear, Inc.
 *10.23   Stock Purchase Agreement, dated as of April 14, 1997, between the Company and
          Lanco Environmental Products, Inc.
 *10.24   The Company's Employee Stock Purchase Plan.
 *10.25   The Company's 1997 Non-Employee Director Stock Option Plan.
  *11.1   Computation of per share earnings.
  *21.1   List of Subsidiaries of the Company.
  *23.1   Consent of Ernst & Young LLP.
  *23.2   Consent of Ernst & Young.
  *23.3   Consent of Ernst & Young AB.
  *23.4   Consent of Dennis D. Tysl & Company, Ltd.
  *23.5   Consent of Sink, Gillmore & Gordon LLP.
  *23.6   Consent of Plante & Moran, LLP.
  *23.7   Consent of Benesch, Friedlander, Coplan & Aronoff LLP (contained in its Opinion filed as Exhibit 5.1 hereto).
 **24.1   Powers of Attorney for the Company (included on signature page).
 **27.1   Financial Data Schedule as of and for the year ended September 30, 1996.
  *27.2   Financial Data Schedule as of and for the six months ended March 31, 1997.


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* Filed herewith.



** Previously filed.